As filed with the Securities and Exchange Commission on January 24, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

Heliogen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	85-4204953
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

Heliogen, Inc.
130 West Union Street
Pasadena, California 91103
Tel: 626-720-4530

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

______________________

Debbie Chen
General Counsel
Heliogen, Inc.
130 West Union Street
Pasadena, California 91103
Tel: 626-720-4530

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

______________________

Copies to:

Dave Peinsipp
Dave Young
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, California 94111
Tel: (415) 693-2000

______________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Stock, $0.0001 par value per share	8,566,666	(2)	$3.70	(3)	$31,696,665	$2,939
Secondary Offering
Common Stock, $0.0001 par value per share	124,749,204	(4)	$3.70		$461,572,055	$42,788
Warrants to purchase Common Stock	233,333	(5)	—		—	—	(6)
Total					$493,268,720	$45,727

____________

(1)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)      Consists of the primary issuance of up to 8,566,666 shares of Common Stock, consisting of up to (i) 233,333 shares of Common Stock issuable upon the exercise of warrants originally issued in a private placement (the “Private Placement Warrants”) in connection with the initial public offering of Athena Technology Acquisition Corp. (“Athena”) by the holders thereof and (ii) 8,333,333 shares of Common Stock issuable upon the exercise of the public warrants originally issued in the initial public offering of Athena (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) by the holders thereof.

(3)      Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.70, which is the average of the high and low prices of the Common Stock on January 21, 2022 on The New York Stock Exchange.

(4)      Consists of up to 124,749,204 issued and outstanding shares of Common Stock registered for resale by the selling securityholders named in this registration statement, comprising up to (i) 16,500,000 shares of common stock issued pursuant to subscription agreements entered into on July 6, 2021 (the “PIPE Shares”), (ii) 8,566,667 Founder Shares (as defined below), (iii) 510,000 shares initially issued to Athena Technology Sponsor LLC (“Sponsor”), (iv) 700,000 shares of common stock issued in a private placement to the Sponsor in connection with the initial public offering of Athena, (v) 233,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and (vi) 98,239,204 shares of common stock pursuant to that certain Registration Rights and Lock-Up Agreement, dated December 30, 2021, between us and the selling securityholders granting such holders registration rights with respect to such securities.

(5)      Represents the resale by the selling securityholders named in this registration statement of the whole Private Placement Warrants, which were issued on March 19, 2021 and will become exercisable on January 29, 2022.

(6)      In accordance with Rule 457(i), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED JANUARY 24, 2022 PRELIMINARY PROSPECTUS

Up to 124,749,204 Shares of Common Stock
Up to 8,566,666 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 233,333 Warrants to Purchase Common Stock

______________________

This prospectus relates to the issuance by us of an aggregate of up to 8,566,666 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of up to (i) 233,333 shares of Common Stock issuable upon the exercise of 700,000 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Athena Technology Acquisition Corp. (“Athena”) by the holders thereof and (ii) 8,333,333 shares of Common Stock issuable upon the exercise of 8,333,333 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Athena by the holders thereof. We will receive the proceeds from the exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 124,749,204 shares of Common Stock (including up to 16,500,000 shares of common stock issued pursuant to subscription agreements entered into on July 6, 2021 (the “PIPE Shares”) and up to 233,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants) and (ii) up to 233,333 whole Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders, for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The New York Stock Exchange (“NYSE”) under the symbols “HLGN” and “HLGNW,” respectively. On January 21, 2022, the closing price of our Common Stock was $3.60 and the closing price for our Public Warrants was $0.62.

______________________

See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2022.

________________________

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information, or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On December 30, 2021, as contemplated by the business combination agreement dated July 6, 2021 (the “Merger Agreement”), by and among Athena, HelioMax Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Athena (“Merger Sub”), and Heliogen, Inc., a Delaware corporation (“Legacy Heliogen”), consummated the merger transactions contemplated by the Merger Agreement, whereby (i) Merger Sub merged with and into Legacy Heliogen, the separate corporate existence of Merger Sub ceased and Legacy Heliogen became the surviving corporation and a wholly owned subsidiary of Athena (“Heliogen,” and such transaction the “Merger” or the “Business Combination”) and (ii) Athena changed its name to Heliogen, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Heliogen,” “we,” “us,” “our” and similar terms refer to Heliogen, Inc. (f/k/a Athena Technology Acquisition Corp.) and its consolidated subsidiaries (including Legacy Heliogen). References to “Athena” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus regarding our future financial performance, as well as our strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, our ability to grow and manage growth profitably;

•        costs related to the business combination;

•        our financial and business performance, including risk of uncertainty in our financial projections and business metrics and any underlying assumptions thereunder;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•        changes in domestic and foreign business, market, financial, political, legal conditions and applicable laws and regulations;

•        our ability to grow market share in our existing markets or any new markets we may enter;

•        our ability to achieve and maintain profitability in the future;

•        our ability to access sources of capital to finance operations, growth and future capital requirements;

•        our ability to maintain and enhance our products and brand, and to attract and retain customers;

•        our ability to find new partners for product offerings;

•        the success of strategic relationships with third parties;

•        our ability to scale in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        the effects of the COVID-19 pandemic, such as supply chain disruptions, on our business;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), as amended;

•        our ability to find and retain critical employee talent;

•        the possibility that we may be adversely impacted by other economic, business, and/or competitive factors;

•        future exchange and interest rates;

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        other risks and uncertainties, including those under the section titled “Risk Factors” in this prospectus, and other filings that have been made or will be made with the SEC by the Company.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

Heliogen, Inc., a Pasadena, CA-based company founded in 2013, is a leader in next generation concentrated solar power (“CSP”). We are developing a modular, A.I.-enabled, concentrated solar power plant that will use an array of mirrors to reflect sunlight and capture, concentrate and convert it into cost-effective energy on demand. This characteristic distinguishes our solution from clean energy provided by typical photovoltaic (“PV”) and wind installations which are only able to produce energy intermittently. Our unique system will have the ability to cost-effectively generate temperatures that can exceed 1,000 degrees centigrade. The system will be configurable for several applications, including the carbon-free generation of clean power (electricity), industrial-grade heat (to power industrial processes), and green hydrogen, based on a customer’s needs.

Although the process of concentrating sunlight is not new, Heliogen has developed innovations which we believe fundamentally improve its potential. We believe we are the first technology provider with the ability to deliver cost-effective renewable energy capable of replacing fossil fuels used in industrial processes that generally operate 24/7. In addition, we believe our disruptive, patented design and A.I. technology will address a fundamental problem confronted by many renewable sources of energy: intermittency. An intermittent power supply does not match the grid’s continuous power demand. Without storage, wind and PV-based renewable energy generation may rapidly fluctuate between over-supply and under-supply based on resource availability. As the grid penetration of intermittent resources increases, these fluctuations may become increasingly extreme. We believe our technology will contribute to solving this problem. Our solar plants will have the ability to store very high temperature energy in solid media. This energy will then be releasable evenly, including during times without sunlight, to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, electric power or green hydrogen fuel.

The three use categories will be configured as follows, forming the backbone of three business lines:

HelioHeat — The production of heat for use in industrial processes will be enabled by the baseline system.

HelioPower — With the baseline system as the foundation, the addition of a turbine generator system will then enable power generation.

HelioFuel — Building on the power system described above, hydrogen fuel production will be enabled by further adding an electrolyzer system to the baseline system.

For the power and hydrogen systems, Heliogen is developing a supercritical CO2 system to enhance production efficiency. Using supercritical CO2 is predicted by the U.S. Department of Energy to have “significantly lower capital costs than equivalent steam-cycle components, due to their compact footprint stemming from the higher energy density of the supercritical fluid.”

For more information, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Background

We were previously known as Athena Technology Acquisition Corp. On December 30, 2021, as contemplated by the Merger Agreement by and among Athena, Merger Sub and Legacy Heliogen, we consummated the merger transactions contemplated by the Merger Agreement, whereby Merger Sub merged with and into Legacy Heliogen, the separate corporate existence of Merger Sub ceased, and Legacy Heliogen became the surviving corporation and a wholly owned subsidiary of Heliogen. As a result of the Merger, among other things, all outstanding shares of common stock of Legacy Heliogen (“Legacy Heliogen Common Stock”) as of immediately prior to the consummation of the Business Combination (“Closing”), together with shares of Legacy Heliogen Common Stock reserved in respect of Legacy Heliogen Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing or resulting from the conversion of shares of Legacy Heliogen’s preferred stock and that were converted into awards based on shares of Common Stock, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of approximately 154.8 million shares of Common Stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Common Stock. With respect to the Legacy Heliogen Awards, all (i) options to purchase shares of Legacy Heliogen Common Stock, (ii) restricted stock units based on shares of Legacy Heliogen Common Stock and (iii) restricted shares of Legacy Heliogen Common Stock outstanding as of immediately prior to the Merger were converted into (a) options to purchase shares of Common Stock, (b) RSUs and (c) restricted shares of Common Stock, respectively.

At the Closing, (1) each of the then issued and outstanding shares of Athena Class A common stock converted automatically, on a one-for-one basis, into one share of Common Stock; (2) each then issued and outstanding Athena warrant converted automatically into a Warrant; and (3) each of the then issued and outstanding Athena units were cancelled, and each holder received one share of Common Stock and one-third of one Warrant.

On December 30, 2021 (the “Closing Date”), and in connection with the Closing, Athena changed its name to Heliogen, Inc. Legacy Heliogen was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in U.S. GAAP Accounting Standards Codification 805. While Athena was the legal acquirer in the Business Combination, because Legacy Heliogen was deemed the accounting acquirer, the historical financial statements of Legacy Heliogen became the historical financial statements of the combined company, upon the Closing.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•        If demand for our concentrated solar energy solutions does not develop as we expect, our revenues may suffer, and our business may be harmed.

•        Our modular, AI-enabled, concentrated solar power plants may not generate expected output levels.

•        We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.

•        If we fail to win new contracts and purchase orders, our business operations and financial results may be adversely affected.

•        If we are not able to successfully manage our growth strategy, our business operations and financial results may be adversely affected.

•        Legislative or regulatory actions relating to renewable energy may impact demand for our services.

•        An increase in the prices of certain materials and commodities used in our business could adversely affect our business.

•        We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

•        The development of our modular, AI-enabled, concentrated solar power plants will require significant capital, which our customers may finance through third parties, and such financing may not be available to our customers on favorable terms, if at all.

•        We may require significant additional capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

•        Project development or construction activities may not be successful, and we may make significant investments without first obtaining project financing, which could increase our costs and impair our ability to recover our investments.

•        We have a history of operating losses, and expect to incur significant additional expenses and operating losses.

•        Our revenue, expenses, and operating results may fluctuate significantly.

•        Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

•        Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        Our business will depend on experienced and skilled personnel and substantial specialty subcontractor resources, and if we lose key personnel or if we are unable to attract and integrate additional skilled personnel, it will be more difficult for us to manage our business and complete projects.

•        We expect to operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenues, growth rates and market share.

•        Our business benefits in part from federal, state, provincial and local government support for renewable energy, and a decline in such support could harm our business.

•        International expansion is one of our growth strategies, and our potential expansion into international markets may expose our business and operations to additional risks that we do not or will not face in the United States, which could have an adverse effect on our operating results.

•        An inability to protect our intellectual property could negatively affect our ability to compete, our business, and our results of operations.

•        We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•        Opportunities associated with government contracts could lead to increased governmental regulation applicable to us.

•        Certain of our facilities are or may be located in regions that may be affected by extreme weather conditions and natural disasters.

•        Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

Corporate Information

Athena was a blank check or “special purpose acquisition” company, incorporated as a Delaware corporation on December 8, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Athena completed its initial public offering in March 2021. HelioMax Merger Sub, a Delaware corporation, was a wholly-owned subsidiary of Athena, formed by Athena on May 27, 2021 to consummate the Business Combination. On December 30, 2021, HelioMax Merger Sub merged with and into Legacy Heliogen, whereupon the separate corporate existence of Merger Sub ceased with Legacy Heliogen continuing as the surviving corporation and a subsidiary of Athena. On the Closing Date, and in connection with the Closing, Athena changed its name to Heliogen, Inc. The mailing address of our principal executive office is 130 West Union St., Pasadena, California 91103. Our telephone number is (626) 720-4530.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the JOBS Act. We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of Athena’s initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures as long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Heliogen, Inc. (f/k/a Athena Technology Acquisition Corp.).
Issuance of Common Stock
Shares of Common Stock Offered by us

8,566,666 shares of Common Stock, consisting of (i) 233,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants by the holders thereof and (ii) 8,333,333 shares of Common Stock issuable upon the exercise of 8,333,333 Public Warrants by the holders thereof.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	183,367,037 shares (as of December 30, 2021).
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	191,933,703 shares (based on total shares outstanding as of December 30, 2021).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $98.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section entitled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees of an aggregate of 124,749,204 shares of Common Stock, comprising up to (i) 16,500,000 PIPE Shares, (ii) 8,566,667 Founder Shares (as defined below), (iii) 510,000 shares issued to Athena Technology Sponsor LLC (the “Sponsor”), (iv) 700,000 shares of common stock issued in a private placement to the Sponsor in connection with the initial public offering of Athena, (v) 233,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants) and (vi) 98,239,204 shares of common stock pursuant to that certain Registration Rights and Lock-Up Agreement, dated December 30, 2021, between us and the selling securityholders granting such holders registration rights with respect to such securities.

Warrants Offered by the Selling Securityholders	233,333 whole Private Placement Warrants.
Redemption	The Warrants are redeemable in certain circumstances. See the section entitled “Description of our Securities — Warrants” for further discussion.
Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Lock-Up Restrictions

Stockholders holding approximately 102.4 million shares of our Common Stock are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions — Lock-Up Agreements” for additional information.

Market for Common Stock and Warrants	Our Common Stock and Public Warrants are currently traded on NYSE under the symbols “HLGN” and “HLGNW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Summary of Risks:

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Common Stock. These risks include, among others, the following:

•        If demand for our concentrated solar energy solutions does not develop as we expect, our revenues may suffer, and our business may be harmed.

•        Our modular, AI-enabled, concentrated solar power plants may not generate expected output levels.

•        We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.

•        If we fail to win new contracts and purchase orders, our business operations and financial results may be adversely affected.

•        If we are not able to successfully manage our growth strategy, our business operations and financial results may be adversely affected.

•        Legislative or regulatory actions relating to renewable energy may impact demand for our services.

•        An increase in the prices of certain materials and commodities used in our business could adversely affect our business.

•        We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

•        The development of our modular, AI-enabled, concentrated solar power plants will require significant capital, which our customers may finance through third parties, and such financing may not be available to our customers on favorable terms, if at all.

•        We may require significant additional capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

•        Project development or construction activities may not be successful, and we may make significant investments without first obtaining project financing, which could increase our costs and impair our ability to recover our investments.

•        We have a history of operating losses, and expect to incur significant additional expenses and operating losses.

•        Our revenue, expenses, and operating results may fluctuate significantly.

•        Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

•        Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        Our business will depend on experienced and skilled personnel and substantial specialty subcontractor resources, and if we lose key personnel or if we are unable to attract and integrate additional skilled personnel, it will be more difficult for us to manage our business and complete projects.

•        We expect to operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenues, growth rates and market share.

•        Our business benefits in part from federal, state, provincial and local government support for renewable energy, and a decline in such support could harm our business.

•        International expansion is one of our growth strategies, and our potential expansion into international markets may expose our business and operations to additional risks that we do not or will not face in the United States, which could have an adverse effect on our operating results.

•        An inability to protect our intellectual property could negatively affect our ability to compete, our business and our results of operations.

•        We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•        Opportunities associated with government contracts could lead to increased governmental regulation applicable to us.

•        Certain of our facilities are or may be located in regions that may be affected by extreme weather conditions and natural disasters.

•        Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

Risks Relating to our Business

If demand for our concentrated solar energy solutions does not develop as we expect, our revenues may suffer, and our business may be harmed.

We believe, and our growth plans assume, that the market for solar energy solutions will continue to grow, that we will increase our penetration of this market and that our revenues from selling into this market will continue to increase over time. If our expectations as to the size of this market or our ability to sell our products and services in this market are not correct, our revenues will suffer, and our business will be harmed.

Our modular, AI-enabled, concentrated solar power plants may not generate expected output levels.

The modular, AI-enabled, concentrated solar power plants that we plan to construct will be subject to various operating risks that may cause them to generate less than expected amounts of output. These risks include a failure or degradation of our equipment, the equipment of our customers or that of our vendors; an inability to find suitable replacement equipment or parts; or a less than expected supply of solar insolation. Any extended interruption in a plant’s operation, or the failure of a plant for any reason to generate the expected amount of output, could have a material adverse effect on our business and operating results due to the damage to our reputation and the resulting dissatisfaction of the owner-operator.

We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.

Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries of many of our customers and potential customers. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and technology enhancements on a timely and cost-effective basis.

We have not commercialized any of our products. Our principal focus has been on research and development activities to improve our technology and make our product offerings more attractive to potential customers. These activities are subject to various risks and uncertainties we are not able to control, including changes in customer demand or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by us in the future to develop new technologies or to timely react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of our market share to our competitors. In addition, products or technologies developed by others may render our products or technologies obsolete or non-competitive. Further, if our products are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect our financial condition, cash flows and results of operations.

If we fail to win new contracts and purchase orders, our business operations and financial results may be adversely affected.

Our business depends on our ability to win contracts and purchase orders with customers. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors. These factors may include market conditions, financing arrangements, and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required government approvals, we may not be able to pursue particular projects, which could adversely affect our profitability. If we fail to complete a project in a timely manner, miss a required performance standard, or otherwise fail to adequately perform on a project, we may incur a loss on that project, which may reduce or eliminate our overall profitability.

Our engagements will involve complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our clients and our ability to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. If a project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The performance of projects can be affected by a number of factors including unavoidable delays from suppliers and subcontractors, government inaction, public opposition, inability to obtain financing, weather conditions, unavailability of vendor materials, changes in the project scope of services requested by our clients, industrial accidents, environmental hazards and labor disruptions. To the extent these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on a project, which may reduce or eliminate our overall profitability. Further, any defects or errors, or failures to meet our clients’ expectations, could result in claims for damages against us.

If we are not able to successfully manage our growth strategy, our business operations and financial results may be adversely affected.

Our expected future growth presents numerous managerial, administrative and operational challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate, and retain both our management and professional employees. The inability of our management to effectively manage our growth or the inability of our employees to achieve anticipated performance could have a material adverse effect on our business.

Legislative or regulatory actions relating to renewable energy may impact demand for our services.

We are subject to laws, regulations and rules enacted by national, regional and local governments. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Current and potential legislative or regulatory actions may also impact demand for our services. However, it is unclear whether these initiatives will create sufficient incentives for projects or result in increased demand for our services. Because most of our revenue is expected to be derived from the energy and industrials market sectors, regulatory and environmental requirements affecting those industries could adversely affect our business, financial condition, results of operations and cash flows. Customers in the industries we serve, including oil & gas companies and power providers, face stringent regulatory and environmental requirements, as well as permitting processes, as they implement plans for their projects, which may result in delays, reductions and cancellations of some of their projects. These regulatory factors may result in decreased demand for our services, potentially impacting our operations and our ability to grow.

In addition, the locations of renewable energy projects, including the expected locations of our concentrated solar power plants, are often remote and may not be viable unless new or expanded transmission infrastructure to transport the energy to demand centers is economically feasible. Furthermore, funding for renewable energy initiatives may not be available. These factors could result in fewer renewable energy projects and a delay in the construction of these projects and the related infrastructure, which could negatively impact our business.

An increase in the prices of certain materials and commodities used in our business could adversely affect our business.

For certain contracts, we are exposed to market risk of increases in certain commodity prices of materials, such as steel, glass, concrete and adhesives, which are used as components of supplies or materials utilized in our operations. In particular, raw material costs have been extremely volatile during the pandemic, in some cases increasing by 30 to 100%. In addition, our customers’ capital budgets may be impacted by the prices of certain materials, and reduced customer spending could lead to fewer project awards and more competition. These prices could be materially impacted by general market conditions and other factors, including U.S. trade relationships with other countries or the imposition of tariffs. While we believe we can increase our prices to adjust for some price increases in commodities, there can be no assurance that price increases of commodities, if they were to occur, would be recoverable. Additionally, we expect many of our contracts to be fixed price, which would not allow us to adjust our prices and, as a result, increases in material costs could reduce our profitability with respect to such projects.

We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

Development, installation, construction, and commissioning of our concentrated solar power plants, and maintenance support of our concentrated solar power plants, entails many risks, including:

•        failure to receive critical components and equipment that meet our design specifications and can be delivered on schedule,

•        failure to obtain all necessary rights to land access and use,

•        failure to receive quality and timely performance of third-party services,

•        increases in the cost of labor, equipment and commodities needed to construct or maintain projects,

•        permitting and other regulatory issues, license revocation and changes in legal requirements,

•        shortages of equipment or skilled labor,

•        unforeseen engineering problems,

•        failure of a customer to accept or pay for the HelioHeat, HelioPower and HelioFuel solutions that we supply,

•        weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism,

•        accidents involving personal injury or the loss of life,

•        health or similar issues, such as a pandemic or epidemic, such as the novel coronavirus (COVID-19),

•        labor disputes and work stoppages,

•        mishandling of hazardous substances and waste, and

•        other events outside of our control.

Any of these factors could give rise to construction delays and construction and other costs in excess of our expectations. This could prevent us from completing construction of our projects, cause defaults under any then-existing financing agreements or under contracts that require completion of project construction by a certain time, cause projects to be unprofitable for us, or otherwise impair our business, financial condition and operating results.

The development of our modular, AI-enabled, concentrated solar power plants will require significant capital, which our customers may finance through third parties, and such financing may not be available to our customers on favorable terms, if at all.

We expect that our projects for customers will typically be financed by third parties. For the modular, AI-enabled, concentrated solar power plants that we develop, we expect our customers to rely on a combination of their balance sheets and project-finance debt to fund construction costs. If our customers are unable to raise funds on acceptable terms when needed, we may be unable to secure customer contracts, the size of contracts we do obtain may be smaller or we could be required to delay the development and construction of projects, reduce the scope of those projects or otherwise restrict our operations. Any inability by our customers to raise the funds necessary to finance our projects could materially harm our business, financial condition and operating results.

We may require significant additional capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

The growth of our business will depend on substantial amounts of additional capital for marketing and development of our HelioHeat, HelioPower and HelioFuel solutions, and posting financial assurances in order to enter into contracts with customers. Our capital requirements will depend on many factors, including the rate of our enhancements to our existing HelioHeat, HelioPower and HelioFuel solutions, and our expansion of sales and marketing and product development activities. In addition, we may consider strategic acquisitions of complementary businesses or technologies to grow our business, which could require significant capital and could increase our capital expenditures related to the future operation of acquired businesses or technologies. We may not be able to obtain loans or additional capital on acceptable terms or at all.

Project development or construction activities may not be successful, and we may make significant investments without first obtaining project financing, which could increase our costs and impair our ability to recover our investments.

The development and construction of modular, AI-enabled, concentrated solar power plants involves numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. In addition, we may choose to bear the costs of such efforts prior to obtaining project financing, prior to getting final regulatory approval and/or prior to our final sale to a customer, if any.

Successful completion of a particular project may be adversely affected by numerous factors, including: failures or delays in obtaining desired or necessary land rights, including ownership, leases and/or easements; failures or delays in obtaining necessary permits, licenses or other governmental support or approvals, or in overcoming objections from members of the public or adjoining land owners; uncertainties relating to land costs for projects; unforeseen engineering problems; access to available transmission for energy generated by our modular, AI-enabled, concentrated solar power plants; construction delays and contractor performance shortfalls; work stoppages or labor disruptions and compliance with labor regulations; cost over-runs; availability of products and components from suppliers; adverse weather conditions; environmental, archaeological and geological conditions; and availability of construction and permanent financing.

If we are unable to complete the development of one or more of our modular, AI-enabled, concentrated solar power plants or fail to meet one or more agreed target construction milestone dates, we may incur losses or be liable for damages or penalties that we are not be able to offset, which would have an adverse impact on our net income in the period in which the loss is recognized. We expect that some projects will require working capital to develop and/or build projects. If we are unable to complete a project, the associated working capital would also be an exposure that may need to be written off, which would have an adverse impact on our net income in the period in which the loss is recognized.

We have a history of operating losses, and expect to incur significant additional expenses and operating losses.

We are an early-stage company and have a history of operating losses and negative operating cash flows. We incurred a net loss of $88.7 million and $4.4 million for the nine months ended September 30, 2021 and 2020, respectively. We incurred a net loss of $7.4 million and $7.3 million for the years ended December 31, 2020 and 2019, respectively. We expect that we will continue to incur operating and net losses for the medium term. The amount of future losses and when, if ever, we will achieve profitability are uncertain. In addition, even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the growth of the market for renewable energy solutions, which may not occur at the levels we currently anticipate or at all.

Our revenue, expenses, and operating results may fluctuate significantly.

Our revenue, expenses, and operating results may fluctuate significantly because of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•        delays, increased costs, or other unanticipated changes in contract performance that may affect profitability, particularly with lumpsum contracts or contracts that have funding limits,

•        spending patterns of our private and public sector clients,

•        weather conditions

•        budget constraints experienced by our federal, state, and local government clients,

•        our ability to integrate any companies that we acquire,

•        the number and significance of client contracts commenced and completed during a quarter,

•        the continuing creditworthiness and solvency of clients,

•        reductions in the prices of products or services offered by our competitors, and

•        legislative and regulatory enforcement policy changes that may affect demand for our products or services.

As a consequence, operating results for a particular future period are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition that could adversely affect our stock price.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide services and complete projects in a timely manner, which in part depends on the ability of third parties to provide us with timely and reliable products and services. In providing our services and completing our projects, we rely on products that meet our design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors.

We will also rely on subcontractors to perform substantially all of the construction and installation work related to our projects; and we may need to engage subcontractors with whom we have no experience for our projects.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranty and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and components, which could have a material adverse effect on our business, financial condition and operating results. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our solutions and require considerable expense to establish alternate sources for such products and services. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts included in this prospectus relating to the size and expected growth of the target market and market demand may also prove to be inaccurate. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this prospectus, our business could fail to grow at similar rates.

Our business will depend on experienced and skilled personnel and substantial specialty subcontractor resources, and if we lose key personnel or if we are unable to attract and integrate additional skilled personnel, it will be more difficult for us to manage our business and complete projects.

The success of our business and construction projects will depend in large part on the skill of our personnel and on trade labor resources, including those with certain specialty subcontractor skills. Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high. In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets.

Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project. Either of these circumstances may have an adverse effect on our business, financial condition and operating results, harm our reputation among and relationships with our customers and cause us to curtail our pursuit of new projects.

Our future success is particularly dependent on the vision, skills, experience and effort of our senior management team, including our executive officers and our founder, director and chief executive officer, Bill Gross. If we were to lose the services of any of our executive officers or key employees, our ability to effectively manage our operations and implement our strategy could be harmed and our business may suffer.

We expect to operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenues, growth rates and market share.

The markets and industries in which we expect to compete in are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors have longer operating histories and greater resources than us and could focus their substantial financial resources to develop a competitive advantage. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Additionally, we expect competition to intensify in the future as existing competitors and new market entrants introduce new products into our markets. Any of these competitive factors could make it more difficult for us to attract and retain customers, increase our sales and marketing expenses, reduce profit margins, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.

In addition, we may also face competition based on technological developments that compete with our products and services. Our competitors may develop technology that would make ours noncompetitive or obsolete. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Some of our existing competitors, have, and some of our potential competitors could have, substantial competitive advantages such as:

•        greater name recognition, longer operating histories and larger customer bases;

•        larger sales and marketing budgets and resources;

•        broader and deeper product lines;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor and research and development costs;

•        substantially greater financial and other resources; and

•        larger scale manufacturing operations.

Some of our expected larger competitors may have substantially broader product offerings and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential customers from purchasing our concentrated solar power plants, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior technologies that compete with ours. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

Our business benefits in part from federal, state, provincial and local government support for renewable energy, and a decline in such support could harm our business.

We benefit in part from legislation and government policies that support renewable energy, and energy storage projects that enhance the economic feasibility of our solar energy projects. This support includes legislation and regulations that encourage or in some cases require other customers to procure power from renewable or low-emission sources or otherwise to procure our services; and provide us or our customers with tax and other incentives that reduce our costs or increase our revenues. Without this support our ability obtain project commitments could be adversely affected.

International expansion is one of our growth strategies, and our potential expansion into international markets may expose our business and operations to additional risks that we do not or will not face in the United States, which could have an adverse effect on our operating results.

As part of our business strategy, we intend to continue to consider the expansion of our addressable market by pursuing opportunities to provide our HelioHeat, HelioPower and HelioFuel solutions in international markets, and we expect to generate a portion of our revenues from operations outside of the United States in the future. Operations in international markets may require us to respond to new and unanticipated regulatory, marketing, sales and other challenges. These efforts may be time-consuming and costly, and there can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets, including:

•        building and managing a highly experienced foreign workforce and overseeing and ensuring the performance of foreign subcontractors,

•        difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences,

•        increased travel, infrastructure and legal and compliance costs associated with multiple international locations,

•        additional withholding taxes or other taxes on our foreign income, and tariffs or other restrictions on foreign trade or investment,

•        imposition of, or unexpected adverse changes in, foreign laws or regulatory requirements, many of which differ from those in the United States,

•        increased exposure to foreign currency exchange rate risk,

•        longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable,

•        difficulties in repatriating overseas earnings,

•        compliance with numerous legislative, regulatory or market requirements of foreign countries,

•        compliance with U.S. laws, such as the U.S. Foreign Corrupt Practices Act, or FCPA, and local laws prohibiting bribery and corrupt payments to government officials,

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses,

•        potentially adverse tax consequences,

•        compliance with laws of foreign countries, international organizations, such as the European Commission, treaties, and other international laws,

•        the inability to continue to benefit from local subsidies due to change in control,

•        unfavorable labor regulations, and

•        general economic conditions in the countries in which we operate.

Our future international operations will also be subject to general geopolitical risks, such as political, social and economic instability, war, incidents of terrorism, changes in diplomatic and trade relations, or responses to such events. One or more of these factors could adversely affect any of our international operations and result in lower revenue and/or greater operating expenses than we expect, and could significantly affect our results of operations and financial condition.

Our overall success in international markets will depend, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where we do business. Our failure to manage these risks successfully could harm our international operations, reduce our international sales and increase our costs, thus adversely affecting our business, financial condition and operating results.

An inability to protect our intellectual property could negatively affect our ability to compete, our business and our results of operations.

Our ability to compete effectively depends in part upon the maintenance and protection of the intellectual property related to our HelioHeat, HelioPower and HelioFuel solutions. We hold a portfolio of 6 granted and 13 pending patents and numerous trademarks. However, our portfolio of patents is expected to evolve as new patents are issued and older patents expire and the expiration of patents could have a negative effect on our ability to prevent competitors from duplicating certain or all of our products.

We might not succeed in obtaining patents from any of our pending applications. Even if we are awarded patents, they may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength or may not be issued in all countries where our products can be sold. Patent protection is unavailable for certain aspects of the technology and operational processes that are important to our business. Any patent held by us or to be issued to us, or any of our pending patent applications, could be challenged, invalidated, unenforceable or circumvented. In addition, our competitors may be able to design around our patents. To date, we have relied principally on patent, copyright, trademark and trade secret laws, as well as confidentiality and proprietary information agreements and licensing arrangements, to establish and protect our intellectual property. However, we have not obtained confidentiality and proprietary information agreements from our targeted customers and vendors, and although we have entered into confidentiality and proprietary information agreements with all of our employees, we cannot be certain that these agreements will be honored. Some customers are subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential. Policing unauthorized use of our intellectual property is difficult and expensive, as is enforcing our rights against unauthorized use.

The steps that we have taken or may take may not prevent misappropriation of the intellectual property on which we rely. In addition, effective protection may be unavailable or limited in jurisdictions outside the United States, as the intellectual property laws of foreign countries sometimes offer less protection or have onerous filing requirements. From time to time, third parties may infringe our intellectual property rights. Litigation may be necessary to enforce or protect our rights or to determine the validity and scope of the rights of others. Any litigation could be unsuccessful, cause us to incur substantial costs, divert resources away from our daily operations and result in the impairment of our intellectual property. Failure to adequately enforce our rights could cause us to lose rights in our intellectual property and may negatively affect our business.

In addition to patent protection, we rely significantly upon trade secret laws to protect our proprietary technologies. We regularly enter into confidentiality agreements with our key employees, customers, potential customers and other third parties and limit access to and distribution of our trade secrets and other proprietary information. However, these measures may not be adequate to prevent misappropriation of our technologies or to assure that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. In addition, the laws of other countries in which we operate may not protect our proprietary rights to the same extent as the laws of the United States. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting, subject to our status as an emerging growth company under the JOBS Act. To comply with the requirements of being a public company, we will be required to provide management’s assessment on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those that were required of us as a privately-held company and management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the post-combination company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the post-combination company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the preparation and audit of our financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, material weaknesses were identified in our internal control over financial reporting. These material weaknesses remained with respect to the preparation and review of our condensed consolidated financial statements as of September 30, 2021 and for the nine-month periods ended September 30, 2021 and 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Our material weaknesses related to us not designing or maintaining an effective control environment specific to the areas of financial reporting and its close process, including effective review of technical accounting matters, and proper segregation of duties, including separate review and approval of journal entries and access within our accounting system. These material weaknesses resulted in material misstatements that were corrected prior to the completion and issuance of our audited and reviewed financial statements, as applicable.

In order to address these identified material weaknesses, we have increased resources within our finance organization, including the expansion of our accounting, control and compliance functions (including but not limited to hiring of a Chief Accounting Officer and Director of SEC Reporting) to develop and implement continued improvements and enhancements to address the overall deficiencies that led to the material weaknesses. We have completed the initial implementation of a Tier 1 enterprise resource planning (“ERP”) solution addressing the segregation of duty deficiencies, including journal entry review and approval and role-based access management. We are in the process of continuing to implement further ERP capabilities that will further strengthen our internal control environment. Further, we have engaged multiple third-party advisory firms to assist in our process development and improvement efforts, including, but not limited to, to provide supplementary staffing solutions, outsourced accounting and tax services, technical advisory services, consulting services to assist in the development of a robust internal control environment, and implementation services of our ERP and critical IT applications using best practice design. As such, in order to improve and maintain the effectiveness of internal controls over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and management oversight.

Our management believes these actions will enable us to address the material weaknesses that were identified in a timely manner and maintain a properly designed and effective environment over internal controls over financial reporting. However, our failure to timely and appropriate remediate these material weaknesses could result in future misstatements of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

In addition, our independent registered public accounting firm is not required to formally attest to the effectiveness of the Company’s internal control over financial reporting until after the Company is no longer an emerging growth company as defined in the JOBS Act. Although a management assessment of internal control over financial reporting is required to be included in the Annual Report on Form 10-K for the year ending December 31, 2021, we have concluded it is not possible to conduct a management assessment of internal control over financial reporting for such period because the business combination did not close until the end of the fourth quarter of 2021. In these circumstances, SEC rules permit us to exclude a management’s report on internal control over financial reporting from our Annual Report on Form 10-K for such period. As a result, we do not anticipate including a management assessment or obtaining an independent audit of our internal control over financial reporting until our Annual Report on Form 10-K for the year ending December 31, 2022, subject to us no longer qualifying as an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of our shares.

Opportunities associated with government contracts could lead to increased governmental regulation applicable to us.

Most government contracts are awarded through a regulated competitive bidding process, including the $39 million award we received from the U.S. Department of Energy to deploy our renewable energy technology in California. We may incur significant costs associated with bidding for government contracts before we realize any revenues from these contracts. Government agencies may review a contractor’s performance, cost structure and compliance with applicable laws, regulations and standards. If government agencies determine through these reviews that costs were improperly allocated to specific contracts, they will not reimburse the contractor for those costs or may require the contractor to refund previously reimbursed costs. If government agencies determine that we engaged in improper activity, we may be subject to civil and criminal penalties. Government contracts are also subject to renegotiation of profit and termination by the government prior to the expiration of the term.

Certain of our facilities are or may be located in regions that may be affected by extreme weather conditions and natural disasters.

Our business is headquartered in Southern California and we expect to have multiple facilities in California. Historically, California has been susceptible to natural disasters, such as earthquakes, drought, floods and wildfires. Although we intend to maintain loss insurance where necessary, an earthquake, wildfire or other natural disaster in the geographic regions in which we operate could result in significant damage to our facilities, destruction or disruption of our critical business or information technology systems, recovery costs and interruption to certain of our operations. In addition, a catastrophic event could interrupt our operations or those of our customers and suppliers, which could result in delays or cancellation of customer orders, the loss of customers, and impediments to the manufacture or shipment of products or execution of projects, which could result in loss of business or an increase in expense, both of which may have a material adverse effect on our business. Delays and other weather impacts could adversely affect our ability to meet project deadlines and may increase a project’s cost and decrease its profitability. In the specific case of wildfires, an accusation or ultimate determination that our operations were the cause of a wildfire may also have a material adverse effect on our business. Moreover, we expect to have multiple facilities in other domestic and international markets, which may be subject to similar risks as California.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on our systems. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Notwithstanding the security measures we have implemented, such as managed security services, that are designed to detect and protect against cyber-attacks, and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable us to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

If we do not file and maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not file and maintain a current and effective registration statement relating to our Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that it will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment may be reduced or the warrants may expire worthless.

There is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any other change. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a warrant.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, ninety (90) days after the warrants become exercisable, we may redeem all (but not less than all) of the outstanding warrants at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption if the following conditions are satisfied: (i) the last reported sale prices of our Common Stock equals or exceeds $10.00 (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations or the like) on the trading day prior to the date of the notice; (ii) the private placement warrants are also concurrently exchanged at the same price as the outstanding public warrants; and (iii) there is an effective registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. In either case, redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants and warrants underlying the units issuable upon conversion of working capital loan will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of common stock received is capped at 0.361 shares of our common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 8,566,666 shares of our common stock will become exercisable on the later of the date that is (i) 30 days after the completion of the Business Combination and (ii) 12 months from the closing of Athena’s IPO (or March 16, 2022) in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants will be $11.50 per share, or approximately $98.5 million in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. The Sponsor has the right to elect to receive cash or warrants (valued at $10.00 per warrant) to satisfy such loans up to a maximum of one million warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Our stockholders may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, some of our directors and executive officers may reside outside of the U.S. As a result, stockholders of the post-combination company may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

If we fail to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if our products or services are not adopted as expected, we will not be able to compete effectively.

We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop or acquire and market products and services that are recognized and accepted as reliable, enabling and cost-effective and that achieve broad market acceptance. Some of our potential customers may already use products or services similar to what we currently offer or what we may offer in the future and may be reluctant to replace those products or services. Market acceptance of our products, services and technology will depend on many factors, including, but not limited to, market demand costs, timely completion and introduction of these products, prompt resolution of any defects or bugs in these products, our ability to support these products, market acceptance of these products, delays and quality issues in releasing new products and services and our ability to convince potential customers that our products, services and technology are an attractive alternative to existing products, services and technology. Prior to adopting our products, services and technology, some potential customers may need to devote time and effort to testing and validating our systems. Any failure of our systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than ours. The occurrence of one or more of the foregoing factors may result in lower quarterly revenue than expected, and we may in the future experience product or service introductions that fall short of its projected rates of market adoption.

Our ability to successfully introduce and market new products is unproven. Because we have a limited operating history and the market for our products, including newly acquired or developed products, is rapidly evolving, it is difficult to predict our operating results, particularly with respect to any new products that we may introduce. Our future success will depend in large part upon its ability to identify demand trends in the market in which we operate and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner. Also, we may not be able to respond effectively to new product or service announcements by competitors by quickly introducing competitive products and services.

In order to differentiate our products and services from competitors’ products, we will need to increase focus and capital investment in research and development, including software development. If any products currently sold by, and services offered by, us do not continue, or if our new products or services fail to achieve widespread market acceptance, or if we are unsuccessful in capitalizing on opportunities in the market in which we operate, our future growth may be slowed and our business, results of operations and financial condition could be materially adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us, change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in the Second Amended and Restated Certificate of Incorporation as well as provisions of Delaware law, could impair a takeover attempt.

The Second Amended and Restated Certificate of Incorporation will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors (the “Board”) with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our Board;

•        the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•        the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our board or our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of our Second Amended and Restated Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an emerging growth company as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following March 16, 2026, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700,000,000 as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our second amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our second amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

Our second amended and restated certificate of incorporation will also provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such action in other jurisdictions, all of which could harm our business, operating results and financial condition.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

Risks Related to Ownership of Shares

There can be no assurance that we will be able to comply with the continued listing standards of NYSE.

If we fail to satisfy the continued listing requirements of NYSE, such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist our securities. If the NYSE delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Because we have no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We currently intend to retain future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

In recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of our securities is likely to be similarly volatile, and investors in our securities may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•        variations in operating performance and the performance of its competitors or alternative energy companies in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or its industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with SEC;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        additions and departures of key personnel;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•        the passage of legislation or other regulatory developments affecting us or our industry;

•        speculation in the press or investment community;

•        changes in accounting principles;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters and other calamities; and

•        changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require it to make substantial payments to satisfy judgments or to settle litigation.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, makes some activities more difficult, time-consuming or costly and increase demand on its systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

•        maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•        maintain policies relating to disclosure controls and procedures;

•        prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•        institute a more comprehensive compliance function, including with respect to corporate governance; and

•        involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our Board and management. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If its efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by customer demand for our HelioHeat, HelioPower and HelioFuel solutions. The fact that we have a limited operating history means we have limited historical data on the demand for our solutions. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our stockholders.

If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

A significant portion of our total outstanding shares of common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of common stock to drop significantly, even if our business is doing well.

Shares of our common stock that are currently restricted from immediate resale may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. We are unable to predict the effect that sales may have on the prevailing market price of common stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of common stock or adversely affect the market price of common stock.

USE OF PROCEEDS

All of the shares of our Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $98.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on NYSE under the symbol “HLGNW.”

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on NYSE under the symbols “HLGN” and “HLGNW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and our Public Warrants were listed on NYSE under the symbols “ATHN” and “ATHNW,” respectively. As of December 30, 2021, there were approximately 3,100 holders of record of our Common Stock and 546 holders of record of our Warrants. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 30, 2021, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Business Combination, our stockholders approved our 2021 Equity Incentive Plan (the “2021 Plan”) on December 28, 2021, which became effective immediately upon the Closing. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our Common Stock issued or issuable under the 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of our Common Stock underlying the 2021 Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF LEGACY HELIOGEN

The following tables set forth selected historical consolidated financial information of Legacy Heliogen for the periods presented. The consolidated statement of operations information for the years ended December 31, 2020 and 2019 and the other financial information as of December 31, 2020 and 2019 have been derived from Legacy Heliogen’s audited consolidated financial statements included in this prospectus. The condensed consolidated statements of operations information for the nine months ended September 30, 2021 and the other financial information as of September 30, 2021 have been derived from Legacy Heliogen’s unaudited condensed consolidated financial statements and related notes included in this prospectus. The unaudited condensed consolidated financial statements of Legacy Heliogen have been prepared on the same basis as the audited consolidated financial statements of Legacy Heliogen. In the opinion of Legacy Heliogen’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy Heliogen’s historical consolidated financial statements and the related notes related thereto, included in this prospectus.

($ in thousands, except per share and share data)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Statements of Operations Data:
Revenue	$3,563	$200	$—
Cost of sales	2,736	417	—
Gross profit (loss)	$827	$(217)	$—
Operating expenses:
Selling, general, and administrative	$15,099	$3,719	$2,690
Research and development	8,891	3,583	4,702
Total operating expenses	23,990	7,302	7,392
Operating loss	(23,163)	(7,519)	(7,392)

Interest expense	(1)	(3)	—
SAFE instruments remeasurement	(62,993)	—	—
Warrant remeasurement	(2,604)	(7)	(21)
Other income, net	96	92	83
Net loss before taxes	(88,665)	(7,437)	(7,330)
Provision for income taxes	—	—	—
Net loss	$(88,665)	$(7,437)	$(7,330)
Other comprehensive loss, net of taxes
Unrealized losses on available-for-sale securities	(7)	—	—
Cumulative translation adjustment	(57)	—	—
Total comprehensive loss	$(88,729)	$(7,437)	$(7,330)
Losses per share, basic and diluted	$(16.76)	$(1.88)	$(1.97)
Weighted average common shares used in computing loss per share attributed to common stockholders, basic and diluted	5,290,676	3,962,932	3,727,064

($ in thousands)	As of September 30, 2021	As of December 31, 2020	As of December 31, 2019
Balance Sheet Data:
Working capital(1)	$69,907	$17,419	$14,451
Cash and cash equivalents	$40,126	$18,334	$14,945
Total assets	$106,661	$19,762	$15,648
Total liabilities	$174,886	$1,692	$692
Total redeemable convertible preferred stock	$45,932	$45,932	$35,691
Stockholders’ deficit	$(114,157)	$(27,862)	$(20,735)

(1)    We define working capital as total current assets minus total current liabilities.

($ in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Statement of Cash Flows Data:
Net cash used in operating activities	$(18,147)	$(7,002)	$(6,263)
Net cash used in investing activities	$(40,459)	$(294)	$(442)
Net cash provided by financing activities	$81,898	$10,685	$14,755
Change in cash and cash equivalents	$23,292	$3,389	$8,050
Cash, Cash Equivalents and Restricted Cash:
Beginning of period	$18,334	$14,945	$6,895
End of period	$41,626	$18,334	$14,945

SELECTED HISTORICAL FINANCIAL INFORMATION OF ATHENA

The selected historical condensed statements of operations data of Athena for the period from December 8, 2020 (date of inception) to December 31, 2020 and the condensed balance sheet data as of December 31, 2020 are derived from Athena’s audited annual condensed financial statements included elsewhere in this prospectus. In Athena’s management’s opinion, the audited financial statements include all adjustments necessary to state fairly Athena’s financial position as of December 31, 2020 and the results of operations for the period from December 8, 2020 (date of inception) to December 31, 2020.

The selected historical condensed statements of operations data of Athena for the nine months ended September 30, 2021 and the condensed balance sheet data as of September 30, 2021 are derived from Athena’s unaudited interim condensed financial statements included elsewhere in this prospectus. In Athena’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Athena’s financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2021.

Athena’s historical results are not necessarily indicative of the results that may be expected in the future and Athena’s results for the period from December 8, 2020 (date of inception) to December 31, 2020 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

($ in thousands, except per share amounts)	Nine Months ended September 30, 2021	Period from December 8, 2020 (inception) through December 31, 2020
Statements of Operations Data:
Revenue	$—	$—
Net loss	$(5,512)	$(1)
Weighted average shares outstanding, Class A common stock	18,357,143	—
Basic and diluted net loss per share, Class A common stock	$(0.20)	$—
Weighted average shares outstanding, Class B common stock	8,566,667	8,566,667
Basic and diluted net loss per share, Class B common stock	$(0.20)	$—
($ in thousands)	As of September 30, 2021	As of December 31, 2020
Balance Sheet Data:
Working capital deficit(1)	$(2,106)	$(18)
Total assets	$250,585	$42
Total liabilities	$22,967	$18
Redeemable common stock	$250,000	$—
Stockholders’ equity (deficit)	$(22,383)	$24

(1)    We define working capital as total current assets minus total current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements, referred to as the unaudited pro forma financial statements, have been prepared in accordance with Article 11 of Regulation S-X and reflect the combination of the historical consolidated financial statements of Athena and Legacy Heliogen adjusted to give effect to the transactions consummated in connection with the Business Combination, collectively referred to as the pro forma transactions. Defined terms included below and not otherwise defined herein have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Form 8-K”), dated January 6, 2022, to which these pro forma financial statements were an Exhibit, or in the final proxy statement/prospectus, dated December 3, 2021(the “Proxy Statement/Prospectus”). This information should be read together with Athena’s and Legacy Heliogen’s unaudited and audited financial statements and related notes, the sections titled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Heliogen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

These pro forma financial statements give effect to the Business Combination which was consummated on December 30, 2021 and reflects pro forma transactions, using actual amounts and share transactions from the closing of the Business Combination, as follows:

•        Conversion of Legacy Heliogen’s preferred stock issued and outstanding immediately prior to the Effective Time of the Merger into Legacy Heliogen Common Stock at the then-effective conversion rate as calculated pursuant to Heliogen’s organizational documents;

•        Conversion of Heliogen Warrants issued and outstanding immediately prior to the Effective Time of the Merger into Legacy Heliogen Common Stock at the conversion rate outlined in the applicable Heliogen warrant agreement;

•        Conversion of the SAFE Instruments into Legacy Heliogen Common Stock, pursuant to applicable SAFE agreement provisions, immediately prior to the Merger outlined in the Business Combination Agreement;

•        The PIPE Investment representing the purchase of 16,500,000 of Athena Common Stock for total proceeds of $165.0 million by private investors as part of the Business Combination; and

•        The issuance of 510,000 shares to the Sponsor pursuant to the Sponsor Support Agreement. No amounts have been recognized in the unaudited pro forma financial statements for the modification of the Sponsor’s Class B shares for the waiver of anti-dilution protection since no incremental value is being provided to the Sponsor.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the pro forma transactions as if they had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 gives effect to the pro forma transactions as if they had occurred on the earliest date within the periods presented, or January 1, 2020.

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma transactions that are: (1) directly attributable to the Business Combination; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of the post-combination company following the Business Combination.

The unaudited pro forma financial statements give effect to the Business Combination based on the actual redemptions by Athena’s public stockholders. Heliogen is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma statements.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the pro forma transactions occurred on the dates indicated. Further, the unaudited pro forma financial statements also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to these unaudited pro forma financial statements included herein;

•        the historical unaudited condensed financial statements of Athena as of and for the nine months ended September 30, 2021 included in this prospectus;

•        the historical audited financial statements of Athena as of and for the period from December 8, 2020 (inception) to December 31, 2020 included in this prospectus;

•        the historical unaudited condensed financial statements of Heliogen as of and for the nine months ended September 30, 2021 included in this prospectus;

•        the historical audited financial statements of Heliogen as of and for the year ended, December 31, 2020 included in this prospectus; and

•        other information relating to Athena and Heliogen contained in or incorporated by reference into this document and included in this prospectus.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2021

($ in thousands)	Athena (Historical)	Heliogen (Historical)	Pro Forma Adjustments	Note	New Heliogen Pro Forma
Current Assets
Cash and cash equivalents	$177	$40,126	$250,014	(a)	$199,837
			165,000	(b)
			(227,304)	(e)
			(28,176)	(i)
Investments, available-for-sale	—	36,869	—		36,869
Interest receivable	—	158	—		158
Receivables	—	94	—		94
Prepaid expenses and other current assets	283	1,127	—		1,410
Total current assets	460	78,374	159,534		238,368
Operating lease right of use assets, net	—	16,709	—		16,709
Property and equipment, net	—	1,825	—		1,825
Goodwill	—	4,270	—		4,270
Restricted cash	—	1,500	—		1,500
Other long-term assets	110	3,983	(1,856)	(i)	2,237
Cash and securities held in Trust Account	250,014	—	(250,014)	(a)	—
Total non-current assets	250,124	28,287	(251,870)		26,541
Total assets	$250,584	$106,661	$(92,336)		$264,909
Current Liabilities
Trade payables and accrued expenses	$2,502	$6,767	$(2,422)	(i)	$6,478
			(369)	(i)
Contract liabilities	—	1,660	—		1,660
Debt, current portion	—	40	—		40
Due to related party	65	—	—		65
Total current liabilities	2,567	8,467	(2,791)		8,243
Deferred underwriting fee	8,750		(8,750)	(i)	—
Debt, net of current portion	—	—	—		—
Other long-term liabilities	—	2,597	—		2,597
Warrant liability	11,650	2,650	(2,650)	(h)	11,650
Lease liability, net of current portion	—	14,767	—		14,767
Convertible promissory notes	—	—	—		—
SAFE instruments	—	146,405	(146,405)	(c)	—
Total non-current liabilities	20,400	166,419	(157,805)		29,014
Total liabilities	22,967	174,886	(160,596)		37,257
Total redeemable convertible preferred stock	—	45,932	(45,932)	(g)	—
Common stock subject to possible redemption	250,000	—	(250,000)	(d)	—
Common stock	1	6	2	(b)	24
		—	1	(c)
		—	(2)	(e)
		—	3	(d)
		—	13	(g)
Additional paid-in capital	—	3,738	164,998	(b)	345,529
			146,404	(c)
			249,996	(d)
			(227,301)	(e)
			(22,384)	(f)
			45,919	(g)
			(13,324)	(i)
			(5,167)	(f)
			2,650	(h)
Accumulated other comprehensive loss		(64)	—		(64)
Retained earnings (accumulated deficit)	(22,384)	(117,837)	22,384	(f)	(117,837)
			(5,167)	(i)
			5,167	(f)
Total stockholders’ equity/(deficit)	(22,383)	(114,157)	364,192		227,652
Total liabilities, preferred stock and stockholders’ equity	$250,584	$106,661	$(92,336)		$264,909

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

($ and shares, except net loss per share, in thousands)	Athena (Historical)	Heliogen (Historical)	Pro Forma Adjustments	Note	New Heliogen Pro Forma
Revenue	$—	$3,563	$—		$3,563
Cost of sales	—	2,736	—		2,736
Gross profit	—	827	—		827
Operating costs and expenses
Selling, general and administrative expenses	3,567	15,099	—		18,666
Research and development	—	8,891	—		8,891
Total operating costs and expenses	3,567	23,990	—		27,557
Loss from operations	(3,567)	(23,163)	—		(26,730)
Other income (expense):
Interest Income (Expense)	14	(1)	—		13
SAFE instruments remeasurement	—	(62,993)	62,993	(j)	—
Offering costs allocated to warrants	(567)	—	—		(567)
Change in fair value of warrant liability	(1,392)	(2,604)	2,604	(k)	(1,392)
Other	—	96	—		96
Loss before income taxes	(5,512)	(88,665)	65,597		(28,580)
Provision for income taxes	—	—	—		—
Net loss	(5,512)	(88,665)	65,597		(28,580)
Other comprehensive losses, net of taxes
Losses on available-for-sale securities	—	(7)	—		(7)
Cumulative translation adjustment	—	(57)	—		(57)
Comprehensive income (loss)	$(5,512)	$(88,729)	$65,597		$(28,644)
Loss per Share:
Weighted average shares outstanding, basic and diluted	18,357	5,291			183,367
Basic and diluted net loss per share	$(0.20)	$(16.76)			$(0.16)
Weighted average shares outstanding, basic and diluted, Class B Common Stock	8,567
Basic and diluted net loss per share	$(0.20)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

($ and shares, except net loss per share, in thousands)	Athena (Historical)	Heliogen (Historical)	Pro Forma Adjustments	Note	New Heliogen Pro Forma
Revenue	$—	$200	$—		$200
Cost of sales	—	417	—		417
Gross profit	—	(217)	—		(217)
Operating costs and expenses
Selling, general and administrative expenses	1	3,719	5,167	(l)	8,887
Research and development	—	3,583	—		3,583
Total operating costs and expenses	1	7,302	5,167		12,470
Loss from operations	(1)	(7,519)	(5,167)		(12,687)
Other income (expense):
Offering costs allocated to warrants	—	—	—		—
Interest expense	—	(3)	—		(3)
Change in fair value of warrant liability	—	(7)	7	(k)	—
Other	—	92	—		92
Loss before income taxes	(1)	(7,437)	(5,160)		(12,598)
Net loss	$(1)	$(7,437)	$(5,160)		$(12,598)
Loss per Share:
Weighted average shares outstanding, basic and diluted	8,567	3,963			183,367
Basic and diluted net loss per share	$—	$(1.88)			$(0.07)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

On July 6, 2021, Athena, HelioMax Merger Sub, and Legacy Heliogen, entered into the Business Combination Agreement, pursuant to which Legacy Heliogen would be merged with and into HelioMax Merger Sub, with Legacy Heliogen surviving the Merger. After giving effect to the Merger, Athena would own, directly or indirectly, all of the issued and outstanding equity interests of Legacy Heliogen and its subsidiaries, included Legacy Heliogen Common Stock issued following the conversion of Legacy Heliogen’s warrants, preferred stock and SAFE Instruments, and Legacy Heliogen will become a wholly-owned subsidiary of Athena. On December 30, 2021, the Business Combination and related transactions thereto were consummated and the combined company changed its name to Heliogen Inc. and began trading on the New York Stock Exchange under the symbol “HLGN” at the open of trading on December 31, 2021. Additional details of the close of the transaction can be found in the Company’s Form 8-K filed with the SEC on December 30, 2021 or the Form 8-K filed with the SEC on January 6, 2021 to which these unaudited pro forma financial statements are attached as an exhibit. These unaudited pro forma financial statements reflect adjustments to the historical financial information based on currently available information, including actual amounts relating to the consummation of the Business Combination, such as Athena shares issued at Closing and shares redeemed by Athena’s public stockholders.

Per the terms and conditions of the Business Combination Agreement, the consideration to be received by Legacy Heliogen equity holders was $1.85 billion, or 185.0 million common shares, subject to certain adjustments outlined in the Business Combination Agreement whereby the actual number of shares or total merger consideration could have been above or below these amounts. At closing of the Business Combination, inclusive of the adjustments outlined in Business Combination Agreement, Legacy Heliogen equity holders received total consideration of $2.01 billion, or approximately 200.6 million shares of common stock, valued at $10.00 per share, including approximately 154.8 million common shares issued to Legacy Heliogen stockholders reflecting Legacy Heliogen common stock outstanding immediately prior to the Merger following conversion of Legacy Heliogen preferred stock, SAFE instruments and warrants, and approximately 45.7 million common shares issuable for Legacy Heliogen’s outstanding stock options, restricted stock units and restricted shares. Also, immediately prior to and upon the effectiveness of the consummation of the Business Combination, certain investors subscribed for and purchased 16,500,000 shares of Athena Common Stock for aggregate proceeds of $165.0 million as part of the PIPE Investment.

The following summarizes the number and ownership of Heliogen Common Stock outstanding following the consummation of the Business Combination:

(shares in thousands)	Shares	%
Heliogen Stockholders(1)	154,819	84.4
Athena Public Stockholders	2,271	1.2
Sponsor Shares(2)(3)	9,267	5.1
Sponsor Shares(4)	510	0.3
PIPE Investors	16,500	9.0
Total(2)	183,367	100.0

____________

(1)      Excludes 40.8 million common shares issuable upon exercise of Heliogen’s outstanding stock options, 4.4 million common shares issuable upon vesting and settlement of Heliogen’s restricted stock units and 0.5 million restricted shares subject to vesting.

(2)      Does not take into account, at the time of the Closing of the Business Combination, the dilutive impact of the share of Heliogen Common Stock issuable in connection with the public warrants or private placement warrants totaling approximately 8.6 million shares, which will not be exercisable until the later of the date that is (i) 30 days after the completion of the Business Combination, and (ii) twelve (12) months from the date of the closing of the IPO (or March 16, 2022).

(3)      Class A shares attributable to Athena’s Founders Shares and Private Placement Units.

(4)      Class A shares issued as consideration for anti-dilution rights waived by the Sponsor.

Note 2 — Basis of Presentation

The unaudited pro forma financial statements have been prepared as of and for the nine months ended September 30, 2021 and year ended December 31, 2020 using actual amounts and share transactions from the closing of the Business Combination on December 30, 2021.

The unaudited pro forma financial statements have been prepared assuming the Business Combination will be accounted for as a reverse recapitalization because Heliogen has been determined to be the accounting acquirer in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preliminary determination is primarily based on the evaluation of the following facts and circumstances:

•        Legacy Heliogen was assessed and determined to not be a variable interest entity of Athena following the Merger, thus the voting interest model was applied;

•        The pre-combination equity holders of Legacy Heliogen will hold the majority of shares of common stock and voting rights in Heliogen;

•        Legacy Heliogen has the ability, pursuant to the Business Combination Agreement, to appoint six (6) of the seven (7) members of the Heliogen Board of Directors;

•        Senior management of Legacy Heliogen will comprise the senior management of Heliogen; and

•        Operations of Legacy Heliogen will comprise the ongoing operations of Heliogen.

Under the reverse recapitalization model, the Business Combination will be treated as Legacy Heliogen issuing equity for the net assets of Athena, with no goodwill or intangible assets recorded.

The unaudited pro forma financial statements do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance recorded against any new deferred tax asset given that Legacy Heliogen incurred significant losses during the historical periods presented.

Note 3 — Pro Forma Adjustments

Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 reflect the following adjustments using actual amounts and share transactions from the closing of the Business Combination on December 30, 2021:

a.      To reclassify marketable securities held in Athena’s Trust Account at the balance sheet date that becomes available to the post-combined company following the Business Combination.

b.      To reflect the proceeds and issuance of common stock as a result of the PIPE Investment.

c.      To reflect the common stock issued in connection with the conversion of the SAFE Instruments prior to the Business Combination and elimination of the related liability based on terms set forth in the SAFE agreements. Following is the calculation of the common shares issued upon conversion of the SAFE Instruments.

($ and shares in thousands)
Cash Proceeds from SAFE Instruments, Gross(1)	$83,442

Valuation Cap(2)	$750,000
Liquidity Capitalization:
Common stock, issued and outstanding	6,515
Stock options, restricted stock units, and restricted shares(3)	22,724
Heliogen’s Warrants(4)	289
Convertible preferred stock(5)	60,120
Total Liquidity Capitalization(6)	89,648
Liquidity Price(7)	8.37
Shares Issued on Conversion of SAFE Instruments(8)	9,974

__________

(1)      Gross proceeds received from SAFE investors during the nine months ended September 30, 2021.

(2)      Represents the Valuation Cap of the Company per the terms of the SAFE agreements used to determine the Liquidity Price.

(3)      Includes all Heliogen’s issued and outstanding stock options, restricted stock units, and restricted shares, which represent the unvested portion of stock options exercised early, at closing of the Business Combination.

(4)      Represents Heliogen’s issued and outstanding cashless exercised Preferred and Common warrants at closing of the Business Combination.

(5)      Represents the issued and outstanding convertible Preferred Shares at closing of the Business Combination.

(6)      Per the terms of the SAFE agreements, the Liquidity Capitalization is calculated as of immediately prior to the Merger on an as converted basis including all shares of Common Stock, issued and outstanding stock options, warrants and other convertible securities, excluding SAFE Instruments and other convertible promissory notes.

(7)      Equals Valuation Cap divided by Total Liquidity Capitalization.

(8)      Equals Cash Proceeds from SAFE Instruments, Gross divided by Liquidity Price. Amount shown above is rounded so amount may not calculate as presented.

d.      To reclassify the Athena common stock subject to possible redemption to permanent equity.

e.      To reflect cash paid to Athena stockholders who exercised their redemption rights. The 700,000 Private Placement Warrants were not redeemed, as the private placement agreement precluded a redeemable option.

f.       To eliminate Athena’s historical accumulated deficit to additional paid-in capital, including amounts outlined in adjustment (i) below, as Heliogen is considered the accounting acquirer.

g.      To reflect the conversion and elimination of 60,120,423 shares (on an as-converted basis) of Heliogen’s preferred stock immediately prior to the Merger.

	Outstanding Shares of Heliogen Preferred Stock	Pro Forma Effective Conversion Ratio(1)	Shares of Heliogen Common Stock upon Conversion(1)
Series Seed	4,000,000	1.000	4,000,000
Series Seed – 1	4,662,290	1.044	4,868,402
Series Seed – 2	8,311,455	1.096	9,111,851
Series Seed – 3	2,693,316	1.154	3,107,608
Series Seed – 4	941,868	1.154	1,086,955
Series A-1	18,610,884	1.000	18,610,884
Series A-2	19,334,723	1.000	19,334,723
	58,554,536		60,120,423

__________

(1)      Pro forma effective conversion ratio is rounded for presentation purposes so converted share amounts may not recalculate as presented.

h.      To reflect the conversion of Heliogen’s warrants prior to the Business Combination and elimination of the related liability with corresponding amounts reflected as additional paid-in capital. Upon conversion, a nominal amount ($29) will be allocated to common stock with the remainder going to additional paid-in capital and no amounts presented in cash and cash equivalents due to a cashless conversion in accordance with the warrants agreements.

i.       To adjust for $29.7 million in direct and incremental transaction costs incurred in connection with the Business Combination that reduces cash proceeds to Heliogen. Of the $29.7 million in transaction costs, a total of $16.4 million was incurred by Athena and $13.3 million was incurred by Heliogen. Of the $16.4 million incurred by Athena, $11.2 million has been incurred as of September 30, 2021 and is comprised of $8.8 million of deferred underwriter fees and $2.4 million in accrued expenses. The remaining $5.2 million was incurred as of the completion of the Business Combination and has been reflected as an adjustment to accumulated deficit on the September 30, 2021 combined pro forma balance sheet and as an adjustment to selling, general and administrative expense in the combined statement of operations for the year ended December 31, 2020 as described in adjustment (l) below. Of the $13.3 million incurred by Heliogen, approximately $1.9 million has been incurred as of September 30, 2021, with approximately $0.3 million unpaid as reflected in accrued expenses. The $13.3 million of transaction costs attributable to Heliogen, including approximately $1.9 million of deferred transaction costs as of September 30, 2021 and the remaining $11.4 million incurred by Heliogen, are reflected as an adjustment to additional paid-in capital in the combined pro forma balance sheet as of September 30, 2021. No transaction costs have been recognized by Heliogen in its historical statements of operations. Heliogen began incurring transaction costs during the second quarter of 2021 and has deferred those costs as other non-current assets as the Merger is deemed to be a reverse recapitalization transaction that is the equivalent of the issuance of equity securities by Heliogen for the net monetary assets of the Company. As such, Heliogen’s deferred transaction costs will be charged to additional paid in capital as equity issuance costs. No transaction costs were expensed by Athena in its statements of operations prior to the second quarter of 2021. Upon consummation of the Business Combination, the $13.3 million in transaction costs incurred by Heliogen are charged to additional paid-in capital as equity issuance costs and the $5.2 million in additional accrued transaction costs was expensed and charged to accumulated deficit.

Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations for the years ended September 30, 2021 and 2020 reflect the following adjustments:

j.       To eliminate the remeasurement loss recorded during the period for Heliogen SAFE instruments that convert as of the consummation of the Business Combination, as the SAFE instruments are presumed to be converted as of the beginning of the respective period.

k.      To eliminate the remeasurement loss recorded during the period for Heliogen warrants that convert as of the consummation of the Business Combination as the Heliogen warrants are presumed to have been converted as of the beginning of the respective period.

l.       Represents $5.2 million in additional transaction costs incurred by Athena for which no accrual had been recorded as of and for the year ended December 31, 2020.

Note 4 — Loss per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at the beginning of the periods presented.

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

Anti-dilutive common share equivalents (shares in thousands):	September 30, 2021
Athena Public Warrants	8,333
Athena Private Warrants	233
Restricted Stock Units Issued in Exchange for Heliogen Restricted Stock Outstanding(1)	481
Unvested Restricted Stock Units reserved for Heliogen Common Shares(1)	4,440
Stock Options Issued in Exchange for Heliogen Plan Common Stock Options Outstanding(1)	40,828
Total anti-dilutive common share equivalents	54,315

____________

(1)      Calculated on a pro forma as-converted basis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the section entitled “Selected Historical Financial Information” and Heliogen’s audited financial statements and unaudited condensed consolidated financial statements, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section of this prospectus titled the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 (in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Statements”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or elsewhere in this prospectus. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “Heliogen” refer to Heliogen, Inc.

Overview

We are a leader in next generation concentrated solar power. We aim to empower a sustainable civilization with low-cost solar energy that makes clean power more affordable than fossil fuels. We are developing a modular, A.I.-enabled, concentrated solar power plant that will use an array of mirrors to reflect sunlight and capture, concentrate and convert it into cost-effective energy on demand. This characteristic distinguishes our solution from clean energy provided by typical photovoltaic and wind installations which produce intermittently. Our unique system will have the ability to cost-effectively generate temperatures that can exceed 1,000 degrees centigrade. The system will be configurable for several applications, including the carbon-free generation of clean power (electricity), industrial-grade heat (to power industrial processes), and green hydrogen, based on a customer’s needs.

Although the process of concentrating sunlight is not new, we have developed innovations which we believe fundamentally improve its potential. We believe we are the first technology provider with the ability to deliver cost-effective renewable energy capable of replacing fossil fuels used in industrial processes that generally operate 24/7. In addition, we believe our disruptive, patented design and A.I. technology will address a fundamental problem confronted by many renewable sources of energy: intermittency. An intermittent power supply does not match the grid’s continuous power demand. Without storage, wind and PV-based renewable energy generation may rapidly fluctuate between over-supply and under-supply based on resource availability. As the grid penetration of intermittent resources increases, these fluctuations may become increasingly extreme. We believe our technology will contribute to solving this problem. Our solar plants will have the ability to store very high temperature energy in solid media. This energy will then be releasable evenly, including during times without sun, to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, electric power or green hydrogen fuel.

The three use categories will be configured as follows, forming the backbone of three business lines:

1.      HelioHeat — The production of heat for use in industrial processes will be enabled by the baseline system.

2.      HelioPower — With the baseline system as the foundation, the addition of a turbine generator system will then enable power generation.

3.      HelioFuel — Building on the Power system described above, hydrogen fuel production will be enabled by further adding an electrolyzer system to the baseline system.

For the power and hydrogen systems, we are developing a supercritical CO system to enhance production efficiency. Using supercritical CO is predicted by the U.S. Department of Energy to have “significantly lower capital costs than equivalent steam-cycle components, due to their compact footprint stemming from the higher energy density of the supercritical fluid.”

Since our inception, we have engaged in research and development activities to improve our technology, raising capital, recruiting skilled professional personnel, and incurring general and administrative expenses to support initial start-up operations. We have incurred net operating losses and negative cash flows from operations each year since inception. We have financed our operations primarily through private investor funding, the issuance of convertible preferred stock and the issuance of SAFE Instruments. We have no outstanding debt.

Heliogen recently exited pre-revenue stage and commenced work under an engineering and design services contract under which we recognized $3.6 million of revenue during the nine months ended September 30, 2021. For the nine months ended September 30, 2021, we incurred net losses of $88.7 million. For the years ended December 31, 2020 and 2019, we incurred net losses of $7.4 million and $7.3 million, respectively. As of September 30, 2021, we had an accumulated deficit of $117.8 million. As of December 31, 2020 and 2019, we had accumulated deficits of $29.2 million and $21.7 million, respectively.

Following the Business Combination outlined below, we expect that our engineering, production and supply chain, sales and marketing, research and development, regulatory and other expenses will continue to increase as we expand our efforts to increase production and manufacturing capacity, sales of our solutions, and establish and build relationships with current and prospective customers. In addition, we expect our general and administrative expenses to increase due to the additional costs associated with scaling our business operations as well as being a public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses. See “Liquidity and Capital Resources” for additional discussions.

HelioHeat Acquisition

In September 2021, Heliogen acquired HelioHeat GmbH (“HelioHeat”), a private limited liability company in Germany. HelioHeat is engaged in the development, planning and construction of renewable energy systems and components, including a novel solar receiver. Heliogen acquired HelioHeat in order to own and use HelioHeat’s particle receiver technology in future commercial-scale facilities for our customers. Cash consideration of approximately $1.0 million was paid to HelioHeat’s shareholders, $0.5 million was deposited in an escrow account that becomes payable to HelioHeat’s shareholders to the extent the funds are not used by Heliogen to offset certain future costs on HelioHeat’s active customer projects, and $0.2 million was used to repay certain of HelioHeat’s outstanding indebtedness. Additionally, $3.0 million is payable to HelioHeat’s shareholders in future periods, of which $0.5 million is payable upon service conditions being met over a three-year period for retained employees and $2.5 million subject to earn-out provisions is payable if Heliogen uses and sells HelioHeat’s solar receiver technology in a commercial product, fully operational and tested, within five years of closing.

Recent Developments

Consummation of the Business Combination with Athena and Public Company Costs

On December 30, 2021, we completed the Closing of the Business Combination with Athena, which was announced on July 6, 2021. The completion of the Business Combination resulted in net proceeds of $161.5 million in cash (including proceeds from Athena trust account and PIPE investment less transaction costs and redemptions).

While the legal acquirer in the Business Combination Agreement was Athena, for financial accounting and reporting purposes under U.S. GAAP, Heliogen was the accounting acquirer and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined company represent the continuation of the financial statements of Heliogen in many respects. Under this method of accounting, Athena is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Heliogen is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Heliogen (i.e., a capital transaction involving the issuance of stock by Athena for the stock of Heliogen).

As a result of the Business Combination, Heliogen, Inc. will be the accounting predecessor and the combined entity will be the successor SEC registrant, and Heliogen, Inc.’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The most significant change in the successor’s future reported financial position and results is an increase in cash by $161.5 million, net of transaction costs payable at closing and redemptions. Total non-recurring transaction costs were approximately $29.7 million. For further details, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the completion of the Business Combination, we became the successor to an SEC-registered and NYSE-listed company with ticker “HLGN”, which has required us and will continue to require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Impact of COVID-19

As the COVID-19 pandemic continues to evolve, including the continued spread of the Omicron variant in the U.S. and other countries and the potential emergence of other SARS-CoV-2 variants that may prove especially contagious or virulent, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies. During the year ended December 31, 2021, despite the continued COVID-19 pandemic, we continued to operate our business at full capacity, including all of our manufacturing and research and development operations, with the adoption of enhanced health and safety practices including an indoor mask policy and vaccination policy for our employees who work onsite. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and negatively impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Market Opportunity

Global energy demand is expected to increase by 35% in the next two decades, due to an increase in population and the economic growth of developing countries. Our solutions target the end markets with a need for heat, electric power, and hydrogen. Such markets include the industries of oil and gas, power, cement, steel, and mining.

Capital expenditure investments for solar and on- and off-shore wind capacity between 2020 and 2030 are projected to be approximately $8.5 trillion globally in order to achieve the carbon emissions reductions that would support the 1.5 degree global warming target established by the Paris Agreement. At the same time, the global total addressable market for energy storage is predicted to reach approximately $56.0 billion by 2027 in comparison to $8.0 billion in 2020, representing a compound annual growth rate (“CAGR”) of approximately 33%. Growing at a CAGR of approximately 43% between 2020 and 2027, the cumulative requirement for global storage capacity is expected to become a 534 gigawatt-hour (“GWh”) opportunity in 2027.

As we plan to also provide solutions for hydrogen production and industrial heat, Heliogen’s total addressable market is even larger. Our potential sales pipeline is diverse, ranging from utilities and independent power producers, oil and gas companies, mining and metals companies, and manufacturers of steel and cement. The worldwide energy industry generates annual revenues of approximately $8.6 trillion.

Renewables Growth — Government Targets and Corporate Initiatives

Governments, corporations and investors are making concerted efforts and setting aggressive targets to reduce greenhouse gas (GHG) emissions and phase out fossil fuel use. Such initiatives include setting timelines for zero-emission targets, establishing caps on CO emissions, and instituting certain other environmental sustainability initiatives.

In the U.S., the Biden administration has declared the following key environmental targets: (i) a carbon pollution-free power sector by 2035, (ii) a net-zero (i.e. carbon reduction is equal to or greater than carbon emissions) economy by 2050 and (iii) to achieve in 2030 a 50-52% reduction from 2005 levels in economy-wide net greenhouse gas pollution. In the private sector, companies have also committed to environmental sustainability initiatives. Individually and collectively, these initiatives support the increased demand for renewable fuels, transportation, energy storage, renewable power, and energy efficiency.

The key driver for renewable energy generation and storage will be increased reliance on renewable energy resources. As renewable penetration increases, the intermittency of these resources can put strain on the power grid if the operator is unable to fully match supply with demand. This strain can lead to an inability to supply power when it is needed and increase costs to consumers.

Competition

We believe we are the first concentrated solar company to develop technologies that have demonstrated capability to concentrate sunlight to produce heat at temperatures reaching 1,000 degrees centigrade, made possible by our first-of-a-kind ability to achieve 1/36 degree mirror accuracy. We have patented the most valuable parts of our technology at each stage of development. We continue to develop and maintain our knowledge base (both patented and not), which we believe provides us with a substantial strategic head start and competitive advantage against competition in the concentrated solar power and energy storage spaces.

We have experienced, and expect to continue to experience, strong competition from a number of alternative providers of energy technology, particularly as the economy increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. New technologies may enter the market that may have additional or superior advantages to our future offerings. Although such technologies may not all be in commercial production today, they may in the future offer solutions that become competitive with our expected offerings.

Customer Demand

In the near to medium term, we expect two primary sources of revenue. The first source is our delivery of complete Heliogen energy systems to long term owner-operators. The second is from the sale of Heliogen’s heliostats and control systems onto projects built by owner-operators. In the long term, as discussed above, we expect to leverage more of a licensing model, in which we license our patent-protected technology and heliostats to owner-operators and EPC (engineering, procurement and construction) companies. This model will result in lower revenue per module but a stronger profit margin and greater scalability.

Heliogen believes its growth in the coming years is supported by the strong secular tailwinds of electrification and reduction of GHG emissions across all sectors of the worldwide economy. The U.S. federal, state and foreign governments, along with many of the world’s largest corporations, have set ambitious goals to reduce greenhouse gas emissions. Initiatives to meet these goals as well as increasing buyer preference for end products with reduced embedded emissions should fuel accelerated adoption of Heliogen’s products worldwide. We believe Heliogen’s capital-light business model will optimize efficiency and maximize our ability to deploy our resources in a meaningful and tactical manner.

Results of Operations

Comparison of the Nine months ended September 30, 2021 to the Nine Months Ended September 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,
In thousands, except percentages	2021	2020	$ Change	% Change
Revenue	$3,563	$200	$3,363	1,682%
Cost of sales	2,736	417	2,319	556%
Gross profit (loss)	827	(217)	1,044	481%
Operating expenses:
Selling, general, and administrative	15,099	2,107	12,992	617%
Research and development	8,891	2,140	6,751	315%
Total operating expenses	23,990	4,247	19,743	465%
Operating loss	(23,163)	(4,464)	(18,699)	419%
Other income (expense):
Interest expense	(1)	(2)	1	(50)%
SAFE instruments remeasurement	(62,993)	—	(62,993)	100%
Warrant remeasurement	(2,604)	(1)	(2,603)	260,300%
Other income	96	80	16	20%
Loss before income taxes	(88,665)	(4,387)	(84,278)	1,921%
Provision for income taxes	—	—	—	—%
Net loss	(88,665)	(4,387)	(84,278)	1,921%
Other comprehensive loss, net of taxes
Losses on available-for-sale securities	(7)	—	(7)	100%
Cumulative translation adjustment	(57)	—	(57)	100%
Total comprehensive loss	$(88,729)	$(4,387)	$(84,342)	1,923%

Revenue and Gross Profit (Loss)

During the nine months ended September 30, 2021, the Company recognized revenue of $3.6 million and $0.8 million gross profit associated with engineering and design services provided to a non-governmental customer, compared to revenue of $0.2 million and a gross loss of $0.2 million for the same period in 2020. The revenue contract in 2021 is different in scope and nature of work than the contract in 2020. The 2020 contract incurred a gross loss for the year ended December 31, 2020 due to cost overruns near the completion of the work, which is not expected to recur with the 2021 contract.

Research and Development Expense

R&D expense increased $6.8 million, from $2.1 million for the nine months ended September 30, 2020 to $8.9 million for the comparable 2021 period. The increase was primarily due to staffing of personnel and related consulting support services associated with the Company’s efforts to ramp up its commercial-scale offering.

Selling, General, and Administrative Expense

SG&A increased approximately $13.0 million, from $2.1 million for the nine months ended September 30, 2020 to $15.1 million for the comparable 2021 period. The increase was primarily driven by the Company’s growth to support commercial operations, resulting in higher headcount and related employee expenses of approximately $5.7 million, professional and consulting services to support accounting and public company readiness endeavors of $4.4 million, office related expenses of $1.9 million, marketing expenses of $0.5 million, and miscellaneous expenses (i.e. severance, accounting service fees, bank charges, etc.) of $0.5 million.

SAFE Instruments Remeasurement

In the first half of 2021, we entered into financing transactions with third-party investors in connection with a private round of funding to provide investors an opportunity to convert into common or preferred stock, upon defined triggering events. The SAFE Instruments are measured at fair value at each reporting period and the Company recognized a loss of $63.0 million on the remeasurement during the nine months ended September 30, 2021. Refer to Note 13 in the Heliogen, Inc. — Condensed Consolidated Financial Statements for the nine months ended (Unaudited) September 30, 2021 for significant inputs to the valuation as of September 30, 2021.

Warrant Remeasurement

The Company incurred a $2.6 million loss during the nine months ended September 30, 2021 related to the change in valuation on our preferred warrant liability, compared to a loss of $1.0 thousand during the comparable period for 2020. Refer to Note 13 in the Heliogen, Inc. — Condensed Consolidated Financial Statements for the nine months ended (Unaudited) September 30, 2021 for significant inputs to the valuation as of September 30, 2021.

Comparison of the Year Ended December 31, 2020 to December 31, 2019

In thousands, except percentages	Years ended December 31,		$ Change	% Change
	2020	2019
Revenue	$200	$—	$200	100%
Cost of sales	417	—	417	100%
Gross loss	(217)	—	(217)	100%
Operating expenses:
Selling, general, and administrative	3,719	2,690	1,029	38%
Research and development	3,583	4,702	(1,119)	(24)%
Total operating expenses	7,302	7,392	(90)	(1)%
Operating loss	(7,519)	(7,392)	(127)	2%

Other income (expense):
Interest expense	(3)	—	(3)	(100)%
Warrant remeasurement	(7)	(21)	14	(67)%
Other income	92	83	9	11%
Loss before income taxes	(7,437)	(7,330)	(107)	1%
Provision for income taxes	—	—	—	—%
Net loss	$(7,437)	$(7,330)	$(107)	1%

Revenue and Gross Loss

During the year ended December 31, 2020, as commercial operations commenced, the Company recognized revenue of $0.2 million and incurred a gross loss of $0.2 million associated with engineering and design services provided to a non-governmental customer, compared to the pre-revenue stage for the same period for 2019.

Selling, General, and Administrative Expense

SG&A increased $1.0 million, from $2.7 million for the year ended December 31, 2019 to $3.7 million for the comparable 2020 period. The 38% increase was primarily driven by a $0.5 million increase in business development, marketing and advertising costs associated with the Company’s efforts to promote growth, as well as a $0.1 million increase in related personnel costs.

Research and Development Expense

R&D expense decreased $1.1 million, from $4.7 million for the year ended December 31, 2019 to $3.6 million for the comparable 2020 period. The 24% decrease was due primarily to the greater R&D efforts towards the Company’s first demonstration facility completed in November 2019, resulting in overall higher R&D costs in 2019 compared to 2020.

Liquidity and Capital Resources

Heliogen’s principal source of liquidity has historically been proceeds from private investors through, the SAFE Instruments, preferred stock, and common stock. Heliogen began recognizing revenue in 2020 and is in the process of negotiating further revenue contracts with customers. Our principal uses of cash are for selling, general and administrative expenses and R&D expenditures in support of Heliogen’s development of its technology and growth efforts. To date, Heliogen has not had any bank debt and has no material outstanding debt on the balance sheet. Total liquidity for Heliogen, including cash and cash equivalents and available-for-sale investments, totaled $77 million and $18 million as of September 30, 2021 and December 31, 2020, respectively.

Following the Business Combination, on a pro forma basis, Heliogen’s total liquidity, including cash and cash equivalents and available-for-sale investments, will be $236.7 million, based on actual redemptions of Athena’s Common Stock. We believe the pro forma liquidity should provide Heliogen the ability to continue its current R&D efforts and development of its first commercial facilities. However, we could potentially use these available financial resources sooner than expected due to delays in project execution or higher than anticipated costs and, thus we may need to incur additional indebtedness or issue additional equity to meet our operating needs. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in developing our new technologies, this could reduce our ability to compete successfully and harm our business, growth and results of operations. The Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Summary of Cash Flows

The following table provides a summary of cash flow data:

A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:

	Years Ended December 31,		Nine Months Ended September 30,
In thousands	2020	2019	2021	2020
Net cash used in operating activities	$(7,002)	$(6,263)	$(18,147)	$(4,231)
Net cash used in investing activities	(294)	(442)	(40,459)	(214)
Net cash provided by financing activities	10,685	14,755	81,898	10,675
Cash and cash equivalents, beginning of period	14,945	6,895	18,334	14,945
Cash, cash equivalents and restricted cash, end of period	$18,334	$14,945	$41,626	$21,175

Net Cash from Operating Activities

Net cash used in operating activities increased to $7.0 million for the year ended December 31, 2020 compared to $6.3 million net cash used for the year ended December 31, 2019, primarily driven by Heliogen’s ramp-up of operations that accelerated near the end of 2020. Specifically, the change was driven by a $0.4 million increase in prepaid and other current assets resulting from deposits with third-parties and revised insurance policies and a $0.3 million increase in trade payables resulting from increased costs being incurred at the end of 2020. See preceding discussions just under Liquidity and Capital Resources for additional information regarding the Company’s principal uses for cash in operating activities.

Net cash used in operating activities was $18.1 million for the nine months ended September 30, 2021 compared to $4.2 million cash used for the nine months ended September 30, 2020, resulting in a $13.9 million increase in use of operating cash, driven primarily by higher operating costs of $16.4 million, net of changes in accruals, in 2021 compared to 2020 due to Heliogen’s ramp-up of operations and increases in headcount, $1.5 million in cash paid as deposits to third parties for feasibility studies associated with ongoing project development activities and the new Pasadena, California lease, and $1.5 million in restricted cash in connection with our Long Beach, California office lease. These increases were offset by cash receipts of $5.1 million associated with our 2021 engineering and design contract.

Net Cash from Investing Activities

Cash used in investing activities was $0.3 million and $0.4 million for years ended December 31, 2020 and 2019, respectively, and represent purchases and installation of R&D equipment as well as leasehold improvements to our facilities.

For the nine months ended September 30, 2021, cash used in investing activities was $40.5 million and consisted of cash paid for available-for-sale investments of $41.6 million, investment in HelioHeat, net of acquired cash $1.7 million offset by maturities of available-for-sale investments of $4.3 million. Cash used in investing activities for the nine months ended September 30, 2020 was $0.2 million and primarily represents leasehold improvements to our facilities.

Net Cash from Financing Activities

Cash provided by financing activities totaled $10.7 million for the year ended December 31, 2020 and was primarily due to $10.2 million cash received from the issuance of preferred stock and $0.4 million cash received from the Paycheck Protection Program (“PPP”) loan.

Cash provided by financing activities totaled $14.8 million for the year ended December 31, 2019 and was primarily due to $14.7 million cash received from the issuance of preferred stock.

Cash provided by financing activities totaled $81.9 million for the nine months ended September 30, 2021, driven by $83.4 million of cash received from the issuance of the SAFE Instruments and $0.4 million cash received from the exercise of stock options slightly offset by $0.4 million for repayment of the PPP loan received in 2020.

Cash provided by financing activities totaled $10.7 million for the nine months ended September 30, 2020, primarily related to $10.2 million of cash received from the issuance of preferred stock.

Off-Balance Sheet Arrangements

As of September 30, 2021, we are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.

Revenue Recognition

We recognize revenue over time as work is performed using the incurred costs method, which we believe is the method that most accurately reflects our progress toward satisfaction of the performance obligation. Under this method, revenue arising from fixed-price contracts is recognized as work is performed based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations.

Incurred costs include all direct material, labor, and subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies, and tools. Cost-based input methods of revenue recognition require us to make estimates of net contract revenues and costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete the projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated.

Share-Based Compensation

We estimate the fair value of our stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of our common stock, expected term, expected volatility, risk-free interest rate and expected dividends, which are described in greater detail below.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding.

Expected Volatility — Since the Company was not a public company and did not have any trading history for its common stock, the expected volatility was based on the historical volatilities of the common stock of comparable publicly traded companies.

Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, we used an expected dividend yield of zero.

Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the expenses related to our equity-based compensation could be materially different.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020, and 2019 and for the nine months ended September 30, 2021.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments. As of September 30, 2021, we had cash and cash equivalents of $40.1 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates.

Foreign Currency Risk

We are not exposed to material levels of risk from fluctuations in exchange rate between other currencies and the U.S. dollar, as our current contracts are denominated primarily in the U.S. Dollar.

Inflation Risk

We monitor inflation and the effects of changing prices. Inflation increases the cost of goods and services used. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset these higher costs through price increases or mitigate the impact through alternative solutions. Our inability to do so could harm our business, financial condition and results of operations.

BUSINESS

Overview

We are developing a modular, A.I.-enabled, concentrated solar power plant that will use an array of mirrors to reflect sunlight and capture, concentrate and convert it into cost-effective energy on demand. This characteristic distinguishes our solution from clean energy provided by typical PV and wind installations which are only able to produce energy intermittently. Our unique system will have the ability to cost-effectively generate temperatures that can exceed 1,000 degrees centigrade. The system will be configurable for several applications, including the carbon-free generation of clean power (electricity), industrial-grade heat (to power industrial processes), and green hydrogen, based on a customer’s needs.

Although the process of concentrating sunlight is not new, we have developed innovations which we believe fundamentally improve its potential. We believe we are the first technology provider with the ability to deliver cost-effective renewable energy capable of replacing fossil fuels used in industrial processes that generally operate 24/7. In addition, we believe our disruptive, patented design and A.I. technology will address a fundamental problem confronted by many renewable sources of energy: intermittency. An intermittent power supply does not match the grid’s continuous power demand. Without storage, wind and PV-based renewable energy generation may rapidly fluctuate between over-supply and under-supply based on resource availability. As the grid penetration of intermittent resources increases, these fluctuations may become increasingly extreme. We believe our technology will contribute to solving this problem. Our solar plants will have the ability to store very high temperature energy in solid media. This energy will then be releasable evenly, including during times without sunlight, to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, electric power or green hydrogen fuel.

The three use categories will be configured as follows, forming the backbone of three business lines:

HelioHeat — The production of heat for use in industrial processes will be enabled by the baseline system.

HelioPower — With the baseline system as the foundation, the addition of a turbine generator system will then enable power generation.

HelioFuel — Building on the power system described above, hydrogen fuel production will be enabled by further adding an electrolyzer system to the baseline system.

For the power and hydrogen systems, we are developing a supercritical CO2 system to enhance production efficiency. Using supercritical CO2 is predicted by the U.S. Department of Energy to have “significantly lower capital costs than equivalent steam-cycle components, due to their compact footprint stemming from the higher energy density of the supercritical fluid.”

Market Opportunity

Geographically we are focused initially on the U.S., but after our initial few projects we will position to respond to other global demand in locations with strong solar resource such as Mexico, South America, Australia, Africa and parts of Europe. Global energy demand is expected to increase by 35% in the next two decades, due to an increase in population and the economic growth of developing countries.

Our solutions target the end markets with a need for heat, electric power, and hydrogen. Such markets include the oil & gas, power, cement, steel, and mining industries.

Total Addressable Market

Capital expenditure investments for solar and on- and off-shore wind capacity between 2020 and 2030 are projected to be approximately $8.5 trillion globally in order to achieve the carbon emissions reductions that would support the 1.5 degree global warming target established by the Paris Agreement. At the same time, the global total addressable market for energy storage is predicted to reach approximately $56.0 billion by 2027 in comparison to $8.0 billion in 2020, representing a CAGR of approximately 33%. Growing at a CAGR of approximately 43% between 2020 and 2027, the cumulative requirement for global storage capacity is expected to become a 534 GWh opportunity in 2027.

As we plan to also provide solutions for hydrogen production and industrial heat, Heliogen’s total addressable market is even larger. Our potential sales pipeline is diverse, ranging from utilities and independent power producers, oil and gas companies, mining and metals companies, and manufacturers of steel and cement. The worldwide energy industry generates annual revenues of approximately $8.6 trillion. We believe we are well-positioned to successfully capitalize on such opportunities in the market.

Renewables Growth

Governments, corporations and investors are making concerted efforts and setting aggressive targets to reduce greenhouse gas (GHG) emissions and phase out fossil fuel use. Such initiatives include setting timelines for zero-emission targets, establishing caps on CO2 emissions, and instituting certain other environmental sustainability initiatives. For example, in the U.S., the Biden administration has declared the following key environmental targets: (i) a carbon pollution-free power sector by 2035, (ii) a net-zero (i.e. carbon reduction is equal to or greater than carbon emissions) economy by 2050 and (iii) to achieve in 2030 a 50-52% reduction from 2005 levels in economy-wide net greenhouse gas pollution. In the private sector, companies have also committed to environmental sustainability initiatives. General Motors recently announced they will have a 100% electric fleet by 2035, which translates into approximately 25% more electricity on the grid to power electric vehicles — and leading financial and corporate institutions have requested that all boards of directors prepare and disclose a plan to be compatible with a net-zero economy and to commit to launching investment products aligned to a net-zero pathway. Individually and collectively, these initiatives support the increased demand for renewable fuels, transportation, energy storage, renewable power, and energy efficiency.

The key driver for renewable energy generation and storage will be increased reliance on renewable energy resources. As renewable penetration increases, the intermittency of these resources can put strain on the grid if the operator is unable to fully match supply with demand. This strain can lead to an inability to supply power when it is needed and increased costs to consumers.

Energy storage can help reduce this strain. However, beyond a threshold level of renewable penetration, current solutions to energy storage, such as photovoltaic solar storage, are insufficient to ensure grid reliability. Research from the National Renewable Energy Laboratory, a national laboratory of the U.S. Department of Energy, implies that this threshold may be around 30% renewable penetration based on its Eastern Renewable Generation Integration Study; which found that the Eastern Interconnection, one of the largest power systems in the world, can accommodate upwards of 30% of wind and solar photovoltaic power. California is already at this level and we expect other specific geographies both in the United States and abroad will be there soon. Bloomberg New Energy Finance projects that the United States as a whole will exceed this target by 2029. In order to maintain system stability and achieve mandated decarbonization goals, longer duration energy storage options must be deployed. We believe Heliogen’s technology will be among a small list of available technologies that will be able to respond to this energy storage need in order to maintain grid reliability.

Products & Services

Our technological innovations and closed loop tracking system will enable the delivery of our HelioHeat, HelioPower and HelioFuel solutions to customers through almost all hours of the day. Our proprietary HelioHeat plants will produce carbon-free heat at temperatures reaching 1,000 degrees centigrade to support industrial processes. HelioPower plants will deliver the solar thermal energy to a heat engine to produce electrical power near 24/7. HelioFuel plants will couple a HelioPower plant with an electrolyzer to produce green hydrogen fuel. All three solutions will be enabled by Heliogen’s proprietary heliostat design and artificial intelligence technology. Our modular and scalable plan design provides us with an agile platform that allows us to adapt quickly to market demands.

For each of the three above solutions, we are offering multiple support models to customers looking to deploy Heliogen’s technology:

•        Contracting with owner-operators to build turnkey facilities that deploy Heliogen’s technology (Heliogen will contract with EPC partners for constructing the facility);

•        Selling heliostats (and associated software control systems) to owner-operators and/or EPC contractors;

•        Providing asset maintenance support services during operation, for completed facilities that use Heliogen’s technology; and

•        Providing project development support services to help customers advance readiness to break ground in advance of final investment decision.

In the future we will also be prepared to offer our IP through a licensing-type model to third parties interested in manufacturing and installing the hardware.

Competition

We have experienced, and expect to continue to experience, strong competition from a number of alternative providers of energy technology, particularly as the economy increasingly shifts towards low-emission, zero-emission or carbon neutral solutions.

The traditional energy technology provider market is highly competitive. The declining cost of renewable energy is also contributing to the shift in customer demand as customer seek carbon-free solutions to replace their fossil fuel-based consumption, causing the industry to evolve and expand. The main competitive factors include, but are not limited to:

•        Upfront and ongoing cost;

•        Safety and reliability;

•        Duration;

•        Performance and uptime;

•        Operational flexibility;

•        Asset life length and cyclability;

•        Ease of integration;

•        Operability in extreme weather conditions;

•        Environmental sustainability;

•        Historical track record; and

•        Field-proven technology

With the rising demand for clean electric power solutions with lower greenhouse gas emissions, there has been a transition to renewable energy sources and increasing penetration of distributed energy infrastructure. This industry transformation has created an opportunity for an increased role for long-duration energy storage solutions like what Heliogen will provide. As a pioneer of solar energy technology solutions that are well-suited for long duration applications, we believe we have a significant edge over our competition in this rapidly evolving environment. Our competitors include traditional fossil-fueled alternatives; providers of solutions combining solar PV with battery storage; and other forms of renewable energy. Our competitors may have greater financial, marketing, personnel and other resources than we do. Although we are small and at an earlier stage of commercial maturity compared to many of our competitors, we believe we are well-positioned to compete successfully in the market — based on our innovative closed loop tracking system, our HelioHeat, HelioPower and HelioFuel solutions, our strategic partnerships, and our premier leadership team with a proven track record of success across the energy industry and other industries.

New technologies may enter the market that may have additional or superior advantages to our future offerings. A variety of newer and emerging companies have announced plans to develop energy storage products using a variety of technologies, including compressed air, thermal energy, and solid-state batteries among others. Although many of these companies are not in commercial production today, they may in the future offer solutions that become competitive with our expected offerings. We intend to continuously improve our product offerings and maintain robust research and development efforts in order to stay ahead of existing and emerging competitors.

Our Competitive Strengths and Differentiation

Significant Head Start with Proprietary Technology and Ongoing Research & Development

We believe we have a first-mover advantage over other industry competitors as we have been committed since our founding in 2013 to the development of solar energy solutions that enable decarbonization of our economy. This is evidenced by our rich portfolio of intellectual property. We believe we are the first concentrated solar company to develop technologies that have demonstrated capability to concentrate sunlight to produce heat at temperatures reaching 1,000 degrees centigrade, made possible by our first-of-a-kind ability to achieve 1/36 degree mirror accuracy. We have patented the most valuable parts of our technology at each stage of development. Beyond the patents, our journey as a company and the deep bench of experience across our leadership team has provided and continues to provide invaluable learnings and technical know-how that we believe will be difficult to rival. We continue to develop and maintain our knowledge base (both patented and not), which we believe provides us with a substantial strategic head start and competitive advantage against competition in the concentrated solar power and energy storage spaces. We also continue to target incremental and transformational improvements across all aspects of our technology in order to reduce costs and improve performance.

Closed Loop Tracking System

Fundamental to Heliogen’s offering is our proprietary heliostat design and artificial intelligence technology. We use proprietary advanced computer vision software technology — a form of artificial intelligence — to identify and precisely align an array of mirrors to reflect sunlight to a target on the top of a tower, creating high-temperature, carbon-free thermal energy. Our tracking system makes automatic micro-adjustments of the mirrors over the course of the day to account for the movement of the sun in the sky. These automatic adjustments, using a unique closed-loop feedback system, maximize solar concentration and energy capture. This system also enables the elimination of the expensive slew drive gearbox used in similar applications, as well as a host of other benefits.

Near Always-Available Renewable Energy

At current renewables penetration across the U.S. energy market, two to four-hour energy storage provides most of the storage. Without efficient and scalable energy storage that can exceed such two to four-hour energy storage timeframes, renewable energy generation cannot produce power at peak times, where energy demand is at its highest. The peak demand curve is essentially the opposite of the solar peak curve, which leads to curtailment during the middle of the day. Heliogen expects to be able to generate, store, and provide renewable energy to match the existing demand curve. In addition, because of its superior storage solution, we believe Heliogen will be able to provide near constant energy throughout the day to produce hydrogen with an electrolyzer through low-cost energy storage. Heliogen’s technology is designed to store the energy generated from concentrating the sun’s rays into solid media — such as rocks, sand or ceramic material — in the form of heat. This type of storage is expected to be a lower cost form of storage compared to what other solar energy companies use, and it will be made possible by the high temperatures enabled by Heliogen’s technology. Heliogen will store that energy, and then when it is needed, use a heat exchanger to bring that energy either to an engine, an industrial facility, or to an electrolyzer to make green hydrogen.

Modular and Scalable Plant Design

Heliogen’s modular and scalable plant design accommodates growth to compete with large scale renewable projects. One of Heliogen’s modular 5 MW module can be replicated to meet larger customer demands. Depending on location, we expect to design each 5 MW module to high-capacity factor renewable power, with a 2026 target of achieving less than 5 cents per kW-hour power cost, which would have the ability to ultimately generate over 850,000 kilograms of hydrogen year. Each module will be designed to occupy approximately a 1/6 square mile footprint (650m x 650m), which is smaller (on a per MWh basis) than existing large scale renewable energy projects. The plant’s small footprint allows it to be sited alongside energy-hungry industrial facilities rather than in remote deserts.

This modular system is also designed to utilize mirrors (heliostats) smaller than traditional CSP mirrors, enabling our heliostats to be manufactured at scale in a repeatable process. By building modularly and shifting more assembly work from the construction field into the controlled conditions of a manufacturing facility, we expect to be able to scale more quickly and efficiently, while reducing overall costs compared to alternative approaches.

Competitive Forecast Economics

Historically, CSP companies have struggled to compete with photovoltaic solar due to high costs. However, while the cost of photovoltaic solar has decreased dramatically in the last decade, its Achilles heel — intermittency — remains unresolved economically.

Heliogen believes its projected economics are competitive with other prevalent sources of clean energy that include storage. On a forward-looking basis, our 2026 targets estimate a cost of less than 5 cents per MWh and less than $2.00 per kilogram of hydrogen, which is competitive with alternative sources. This analysis assumes subsidized economics with 60% debt at an 8% interest rate and 40% equity at a 12% cost over a 30-year projection period.

These projections are based on expected cost reductions associated with manufacturing production efficiencies, module-enabled economies of scale, and mechanical improvements such as elimination of an expensive slew-drive gearbox that is enabled by the closed-loop tracking system.

International Expansion

After our initial projects, we forecast international expansion, focusing on capital efficiency enabled by our proprietary applications and agile heliostat manufacturing approach. We are in various stages of negotiation and discussion with numerous companies in Australia, South America and elsewhere. We also intend to leverage our strategic and commercial relationships with international footprints to cross-sell to foreign markets.

Highly Experienced Management Team Complements Visionary Founder

We have built a world-class team composed of industry leaders with decades of experience from some of the most well-known and highly regarded companies in the energy, solar, technology, manufacturing, and construction industries. We have a committed, entrepreneurial team with industry leading technical, operational, development and commercial experience. Such honed experience combined with our founder’s solar energy expertise has positioned us to disrupt the current energy industry paradigms.

As a result of the foregoing, we believe that we are positioned to become a market leader in renewable energy technology.

Growth Strategy

In the near to medium term, we expect two primary sources of revenue. The first source is our delivery of complete energy systems to long term owner-operators. The second is from the sale of our heliostats and control systems onto projects built by owner-operators. In the long term, as discussed above, we expect to leverage more of a licensing model, in which we license our patent-protected technology and heliostats to owner-operators and EPC companies. This model will result in lower revenue per module but a stronger profit margin and greater scalability.

We believe our growth in the coming years is supported by the strong secular tailwinds of electrification and reduction of GHG emissions across all sectors of the worldwide economy. The U.S. federal, state and foreign governments, along with many of the world’s largest corporations, have set ambitious goals to reduce greenhouse gas emissions. Initiatives to meet these goals as well as increasing buyer preference for end products with reduced embedded emissions should fuel accelerated adoption of our products worldwide. We believe our capital-light business model will optimize efficiency and maximize our ability to deploy our resources in a meaningful and tactical manner.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We rely upon a combination of foreign, federal, state, and common law protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of our business by ensuring that our technology remains confidential. We also pursue patent protection when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings. We hold a strong portfolio of patents and numerous trademarks covering key aspects of our plant and process, including our closed-loop tracking system, tracking based on radiance maps, intensity and polarization tracking, and receiver for capturing solar energy. As of September 30, 2021, we had a portfolio of six patents already granted and 13 patents pending as well as numerous trademarks. However, our portfolio of patents is expected to evolve as new patents are issued and older patents expire. Our current granted patents have expiration dates ranging from September 2027 through October 2039. We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.

Facilities

Our headquarters are located in Pasadena, California, where we design, engineer, and develop our HelioHeat, HelioPower, and HelioFuel solutions. We also have research and development activities being performed at facilities in Alhambra, California and Long Beach, California. We have built a test facility in Lancaster, CA, which we completed in November of 2019.

Human Capital

We pride take pride in our innovative technology and consider our employees to be the foundation for our growth and continued success. More than 80% of our employees have extensive experience or backgrounds in engineering, energy, or manufacturing. More than half of our employees are involved in product development and manufacturing. As of September 30, 2021, we employed approximately 93 full-time employees, based primarily in Southern California.

U.S. Government Regulation

We operate in the heavily regulated energy sector, which is subject to a variety of federal, state and local regulations and agencies that impact our operations. As a participant in the renewable energy sector specifically, there are additional regulations, tax incentives and support mechanisms in place to promote growth.

On the U.S. federal level, tax credits are currently in place that incentivize the deployment of renewable energy. Projects generating renewable energy are eligible for investment tax credits that, with proper structuring, lower the capital requirements for renewables projects to be developed and open a new source of funding for these projects.

The possibility of additional federal incentives and investment from the Biden administration and Congress has garnered enthusiasm among renewable energy developers. The administration has announced goals of decarbonizing the electricity sector entirely by 2035, a goal that would necessitate billions in additional investment. Some of this money is likely to be invested in solar technologies, potentially a benefit for a company like Heliogen.

State-level incentives have also driven growth in the deployment of energy storage. For example, many U.S. states have adopted (and subsequently expanded) renewable portfolio standards which mandate that a certain portion of electricity delivered to customers come from eligible renewable energy resources. Some states additionally mandate that a certain portion of that eligible renewable energy must be distributed generation. In addition, many states have adopted community solar programs and energy storage mandates. States with high Renewable Portfolio Standards have seen greater deployment of renewables than states with similar renewable resources that lack such requirements.

In addition to energy sector regulations, we are subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses issued to us. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties, and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Finally, we are subject to federal, state, and local requirements on health, safety and employment. We are subject to the requirements of the Occupational Safety and Health Act, local wage regulations and rigorous health and safety regulations in the State of California.

Other Public Policy Considerations

Different public policy mechanisms have been used by governments to accelerate the adoption and use of solar power and energy storage. Examples of customer-focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits, and net energy metering. Some of these government mandates and economic incentives are scheduled to be reduced or to expire, or could be eliminated altogether, while others are scheduled to be extended or expanded. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power or energy storage system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system or stored by their energy storage system. Feed-in tariffs pay customers for solar power system generation based on energy produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Net energy metering allows customers to deliver to the electric grid any excess electricity produced by their on-site solar power systems, and to be credited for that excess electricity at or near the full retail price of electricity. New market development mechanisms to encourage the use of renewable energy sources continue to emerge.

Environmental Regulations

We use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in our research and development, and construction activities. We are subject to a variety of U.S. federal and state laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. We believe that we have all environmental permits necessary to conduct our business and expect to obtain all necessary environmental permits for future activities. We believe that we have properly handled our hazardous materials and wastes and have appropriately remediated any contamination at any of our premises. We are currently not subject to any litigation pertaining to environment regulations and cost of compliance with applicable regulations is expected to be commensurate with our historical spend and other companies in the industry.

In addition to the Company’s existing environmental compliance initiatives, we will also be engaging additional resources to focus on a broader Environmental, Social and Governance (ESG) program across our business. As part of our commitment to energy sustainability, we are targeting to complete an ESG assessment by the end of the year. This assessment will help the Company priorities its ESG strategies such as waste minimization, minimization of impact on natural resources, and recycling.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of the expected directors and executive officers of Heliogen as of December 30, 2021:

Name	Age	Position
Executive Officers
Bill Gross	63	Chief Executive Officer; Director
Christie Obiaya	38	Chief Financial Officer
Steve Schell	42	Chief Technology Officer and Chief Engineer
Tom Doyle	59	Chief Commercial Officer
Non-Employee Directors
Phyllis W. Newhouse(2)	58	Director
Stacey Abrams(3)	47	Director
Paddy Padmanathan(2)	63	Director
Julie M. Kane(1)(3)	63	Director
Robert Kavner(1)(3)	78	Director
David Crane(1)(2)	62	Director

____________

(1)      Member of the Heliogen audit committee.

(2)      Member of the Heliogen compensation and human capital committee.

(3)      Member of the Heliogen nominating and corporate governance committee.

Executive Officers

Bill Gross.    Mr. Gross serves as Heliogen’s Chief Executive Officer and chairman of the Board. Mr. Gross has served as Chief Executive Officer of Heliogen, Inc. since January 2016 and was also Chief Executive Officer from May 2013 to January 2015. Mr. Gross has also been a Director of Heliogen since April 2013 and was appointed chairman of the board of directors in January 2015. Mr. Gross has served as Chief Executive Officer and the chairman of the board of directors of Idealab Studio, LLC since January 1, 2018. Mr. Gross also served as Chief Executive Officer of Idealab, a technology incubator he founded, from February 1996 to December 31, 2017. Mr. Gross has more than 40 years of experience in conceiving and starting new technology companies, including GoTo.com/Overture.com, Energy Vault, Inc., Carbon Capture, Inc., and CarsDirect.com/Internet Brands, Inc. In addition to continuing to serve as Idealab’s board chairman since 1996, Mr. Gross serves on the boards of directors of numerous companies and is also a member of the Board of Trustees of Caltech and the Art Center College of Design. He holds a B.S. from the California Institute of Technology.

Mr. Gross is qualified to serve on the Board based on his substantial business, leadership and management experience.

Christie Obiaya.    Christie Obiaya has been Chief Financial Officer (CFO) at Heliogen, Inc. since March 2021. Prior to joining Heliogen, Ms. Obiaya held roles as CFO and head of strategy for Bechtel Energy. Ms. Obiaya graduated from MIT with a B.S. in Chemical Engineering and an MBA from MIT Sloan School of Management.

Steven Schell.    Steve Schell has been Chief Technology Officer and Chief Engineer at Heliogen, Inc. since February 2020. Previously, Mr. Schell was Heliogen’s Vice President of Engineering from February 2018 to February 2020. Prior to joining Heliogen, Mr. Schell was the Chief Executive Officer and Co-Founder of New Matter from January 2014 to February 2018. Mr. Schell graduated from Caltech with a B.S. in Mechanical Engineering and has spent 20 years in new technology and product development ranging from robotics to 3D printing to solar energy.

Tom Doyle.    Tom Doyle has been Chief Commercial Officer at Heliogen, Inc. since October 2021. Previously, Mr. Doyle was Heliogen’s Co-Head of Project Development from January 2021 to October 2021. Prior to joining Heliogen, Mr. Doyle served as an Executive Advisor to Morgan Stanley Energy Partners (“MSEP”) from January 2020 to January 2021 and as Chief Executive Officer of Reterro, Inc. from June 2016 to December 2019. Mr. Doyle also held roles as CEO of NRG Renew from October 2009 through January 2016 and EVP of Commercial Execution at Brightsource Energy. Mr. Doyle also serves on the board of directors of one of MSEP’s portfolio companies. Mr. Doyle holds an MBA and a B.S. in Mechanical Engineering from the University of Arizona.

Non-Employee Directors

Phyllis Newhouse.    Phyllis Newhouse is an entrepreneur, retired military senior non-commissioned officer, mentor, founder and Chief Executive Officer of XtremeSolutions, Inc., an Atlanta-based cybersecurity firm (“XSI”), and a founder of ShoulderUp, a nonprofit organization dedicated to connecting and supporting women on their entrepreneurial journeys.

While serving in the United States Army, Ms. Newhouse focused on national security and worked on several projects, which outlined the Cyber Espionage Task Force. After her service in the army, Ms. Newhouse decided to shift her focus to entrepreneurship and founded XSI in 2002. Today, XSI offers a wide range of IT expertise and provides industry leading, state-of-the-art information technology and cybersecurity services and solutions. Ms. Newhouse currently serves on the board of directors of multiple cybersecurity product companies and technology organizations, such as Technology Association of Georgia and Business Executives for National Security. She also serves on the executive board and is a member of the Women President Organization. Ms. Newhouse also serves on the board of directors of Girls Inc., a nonprofit organization that encourages all girls to be “Strong, Smart, and Bold.” In April 2021, Ms. Newhouse joined the board of directors of Sabre GLBL Inc. Ms. Newhouse is known as a pioneer in cybersecurity. She has received numerous awards as an industry thought leader. In 2017, Ms. Newhouse became the first woman to win an Ernst & Young Entrepreneur of The Year award in the technology category. Additionally, XSI received inclusion in the Inc. 5000 list in 2013, 2014, and 2017 and has been recognized as one of Women’s Presidents’ Organization’s 50 Fastest Growing Women-Owned Companies in the U.S. consecutively for the past eight years. Ms. Newhouse received her A.A. in Liberal Arts Science from Saint Leo College and her Honorary Doctor of Philosophy from CICA International University.

Stacey Abrams.    Ms. Abrams serves as the chief executive officer of Sage Works Production, Inc. In addition, Ms. Abrams has served as the founder and executive director of Southern Economic Advancement Project since 2019. From 2007 to 2017, Ms. Abrams served as a State Representative of the Georgia General Assembly and as the minority leader from 2011 to 2017. She has been the chief executive officer of Sage Works, LLC since September 2002. She previously served as the chief executive officer of the Third Sector Development from August 1998 until March 2019, as Senior Vice President of NOWaccount Network Corporation from 2010 to 2016. Ms. Abrams received a B.A. in Interdisciplinary Studies from Spelman College, a Master of Public Affairs from the University of Texas Lyndon B. Johnson School of Public Affairs, and a J.D. from Yale University.

Paddy Padmanathan.    Paddy Padmanathan is a seasoned engineering and energy expert with over 40 years of experience. He is the President and Chief Executive Officer of ACWA Power, having spearheaded its expansion from a startup in 2006 to a leading private developer, owner and operator of power generation and desalinated water production plants today. Prior to joining ACWA Power, Mr. Padmanathan was Vice President and Corporate Officer at Black and Veatch, where he was responsible for developing privately financed power, water and wastewater projects in over a dozen countries. Before that, Mr. Padmanathan was the Chief Executive of Black & Veatch Africa Limited and an Executive Director of Burrow Binnie International Ltd. Mr. Padmanathan began his career as an Engineer at John Burrow and Partners Overseas. Mr. Padmanathan holds a degree in Engineering from the University of Manchester, United Kingdom, and in addition to his executive responsibilities at ACWA Power, also serves on the board of directors of several companies involved in power and water development across the globe, including BESIX, XLink Ltd and Desolenator BV.

Julie M. Kane. Julie M. Kane has served as a director of SIGA Technologies, Inc. (“SIGA”) since May 2019. She currently chairs SIGA’s Compensation Committee and formerly chaired SIGA’s Nominations and Corporate Governance Committee. She is currently an independent consultant in the aviation industry. Ms. Kane is the former Senior Vice President, Chief Ethics and Compliance Officer, and Deputy General Counsel of PG&E Corporation (2015-2020). Prior to joining PG&E Corporation in 2015, Ms. Kane worked at Avon Products, Incorporated as Vice President and General Counsel of Avon North America and Corporate Legal Functions. Prior to joining Avon in 2013,

Ms. Kane held a number of senior roles with Novartis Corporation and its affiliates over a 25-year period. Ms. Kane is a member of the board of directors of the Ethics Resource Center in Washington, D.C., and formerly served on the Board of Governors of the Commonwealth Club of California. Ms. Kane holds an undergraduate degree in political science from Williams College and a law degree from the University of San Francisco School of Law. Ms. Kane is a member of the California state bar. Ms. Kane’s decades of experience spanning several industries, including pharmaceuticals, chemicals and agribusiness, beauty, direct-selling and dual-fuel utilities, along with her experience in environmental, social and governance matters, provides our Board with valuable insight into many aspects of our business.

Robert Kavner.    Since 1995, Robert Kavner has been an independent venture capital investor focusing on investments in technology companies. From January 1996 through December 1998, Mr. Kavner served as president and chief executive officer of On Command Corporation, a provider of on-demand video systems for the hospitality industry. From 1984 to 1995, Mr. Kavner held several senior management positions at AT&T, including senior vice president, chief financial officer and chief executive officer of Multimedia Products and Services Group and chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T’s executive committee. Prior to joining AT&T, Mr. Kavner was a partner of PricewaterhouseCoopers. Mr. Kavner currently serves on the boards of directors of a number of privately-held companies, including several early stage companies. He has previously served on the board of directors of a number of public companies, including serving as chairman of Earthlink Networks, CitySearch, Overture, and Pandora Media, and as a member of the boards of Sun Microsystems, Philips Telecommunications, Fleet Bank of Boston, Tandem Computers, and Duracell International. Mr. Kavner received a B.B.A. from Adelphi University and attended the Advanced Management Program at the Amos Tuck School at Dartmouth College.

David Crane.    Mr. Crane has been the Chief Executive Officer at Climate Real Impact Solutions, a family of climate/sustainability-focused special purpose acquisition corporations, since August 2020. Previously, Mr. Crane was Chief Executive Officer of NRG from 2003 to 2015, leading the company from chapter 11 to the Fortune 200. Mr. Crane pioneered the yieldco asset class with the IPO of NRG Yield in July 2013. Mr. Crane also led NRG to the forefront of next-generation clean energy development through large scale initiatives in utility scale renewables (now Clearway), residential solar, post-combustion carbon capture (Petra Nova) and DC fast charging (EVGO). Prior to NRG, Mr. Crane was first COO and then Chief Executive Officer of International Power Plc, a UK-domiciled FTSE-100 company from 2000 to 2003. During Mr. Crane’s tenure, NRG won numerous industry, community and environmental awards, including multiple “transaction of the year” awards. Mr. Crane was named Energy Industry “CEO of the Year” by EnergyBiz in 2010, top Chief Executive Officer in the electric utility sector by Institutional Investor in 2011 and “Entrepreneur of the Year” by Ernst & Young in 2010. Mr. Crane was also awarded the Corporate Environmental Leadership award by GlobalGreen in 2014 and the Equinox Solar Champion Award and The C.K. Prahalad Award for Global Sustainability Business Leadership, both in 2015. Mr. Crane also serves on the boards of directors of the Saudi Electricity Company, the national electricity company of Saudi Arabia, Tata Steel and JERA, a power generation joint venture between Tokyo Electric and Chubu Electric. He also serves on the not-for-profit Boards of Elemental Excelerator, The Climate Group NA, as well as being a B Team Leader, where he chairs the B Team’s Net Zero Initiative. Through his public advocacy and his writings, including his seminal 2014 Letter to Shareholders, Mr. Crane has set forth the case for the leading role to be played by the private sector and transformational capitalism more generally in combating climate change, which he calls the “moral imperative of our time”. Mr. Crane graduated with a A.B. from Princeton University and a J.D. from Harvard Law School.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs will be organized under the direction of the Board. The Board consists of seven members. Bill Gross serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of the Second Amended and Restated Certificate of Incorporation, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently)

and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Board is divided into the following classes:

•        Class I consist of Phyllis W. Newhouse and Paddy Padmanathan, whose terms will expire at Heliogen’s first annual meeting of stockholders to be held in 2022;

•        Class II consist of Stacey Abrams and David Crane, whose terms will expire at Heliogen’s second annual meeting of stockholders to be held in 2023; and

•        Class III consists of Bill Gross, Robert Kavner and Julie M. Kane, whose terms will expire at Heliogen’s third annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Director Independence

The Board determined that each of the directors on the Board other than Bill Gross will qualify as independent directors, as defined under the listing rules of The New York Stock Exchange (the “NYSE listing rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and NYSE relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board will be informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation and human capital committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Board established an audit committee, a compensation and human capital committee and a nominating and corporate governance committee. The Board adopted a charter for each of these committees, which complies with the applicable requirements of current NYSE rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of Robert Kavner, David Crane and Julie M. Kane. The Board has determined that each of the members of the audit committee will satisfy the independence requirements of NYSE and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Robert Kavner serves as the chair of the audit committee. The Board determined that Robert Kavner qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE listing rules. In making this determination, the Board considered Robert Kavner’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The functions of this committee include, among other things:

•        evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        reviewing our financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•        obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•        reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

•        reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by Heliogen regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in our annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation and Human Capital Committee

Our compensation and human capital committee consists of David Crane, Paddy Padmanathan and Phyllis W. Newhouse. David Crane serves as the chair of the compensation and human capital committee. The Board has determined that each of the members of the compensation and human capital committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of NYSE. The functions of the committee include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of Heliogen’s executive officers;

•        reviewing and approving performance goals and objectives relevant to the compensation of Heliogen’s executive officers and assessing their performance against these goals and objectives;

•        making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering Heliogen’s equity incentive plans, to the extent such authority is delegated by the Board;

•        reviewing and approving the terms of any compensation plans, including salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans and any other material arrangements for Heliogen’s executive officers;

•        reviewing with management Heliogen’s disclosures under the caption “Compensation Discussion and Analysis” in Heliogen’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        reviewing the human capital management practices related to Heliogen’s talent generally, including how Heliogen recruits, develops, and retains people;

•        preparing an annual report on executive compensation that the SEC requires in Heliogen’s annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation and human capital committee and recommending such changes as deemed necessary with the Board.

The composition and function of our compensation and human capital committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Julie M. Kane, Stacey Abrams and Robert Kavner. Julie M. Kane serves as the chair of the nominating and corporate governance committee. The Board has determined that each of the members of Heliogen’s nominating and corporate governance committee will satisfy the independence requirements of NYSE. The functions of this committee include, among other things:

•        identifying, reviewing and making recommendations of candidates to serve on the Board;

•        evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

•        evaluating nominations by stockholders of candidates for election to the Board;

•        evaluating the current size, composition and organization of the Board and its committees and making recommendations to the Board for approvals;

•        developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•        reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Board current and emerging corporate governance trends; and

•        reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. Heliogen will comply with future requirements to the extent they become applicable to Heliogen.

Compensation and Human Capital Committee Interlocks and Insider Participation

None of the intended members of our compensation and human capital committee has ever been one of our executive officers or employees. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation and human capital committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation and human capital committee.

Limitation on Liability and Indemnification of Directors and Officers

The Second Amended and Restated Certificate of Incorporation eliminates Heliogen’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Heliogen’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Second Amended and Restated Certificate of Incorporation requires Heliogen to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. Heliogen plans to maintain a directors’ and officers’ insurance policy pursuant to which Heliogen’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Second Amended and Restated Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, Heliogen has entered into separate indemnification agreements with Heliogen’s directors and officers. These agreements, among other things, require Heliogen to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Heliogen’s directors or officers or any other company or enterprise to which the person provides services at Heliogen’s request.

We believe these provisions in the Second Amended and Restated Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of Heliogen’s employees, executive officers and directors. The Code of Conduct is available on Heliogen’s website at www.Heliogen.com. Information contained on or accessible through Heliogen’s website is not a part of this prospectus, and the inclusion of Heliogen’s website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Heliogen expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Heliogen is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Heliogen intends to develop a board of directors’ compensation program that is designed to align compensation with Heliogen’s business objectives and the creation of stockholder value, while enabling Heliogen to attract, retain, incentivize and reward directors who contribute to the long-term success of Heliogen.

EXECUTIVE COMPENSATION

For the year ended December 31, 2021, Heliogen’s named executive officers were:

•        Bill Gross — Chief Executive Officer

•        Christie Obiaya — Chief Financial Officer

•        Steve Schell — Chief Technology Officer and Chief Engineer

•        Tom Doyle — Chief Commercial Officer

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2021.

	Year	Salary ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Bill Gross Chief Executive Officer	2021	$266,886	(1)	$36,752,913	$—		$37,019,799
Christie Obiaya Chief Financial Officer	2021	$222,115		$5,422,939	$100,000	(3)	$5,745,054
Steve Schell Chief Technology Officer and Chief Engineer	2021	$276,250		$1,358,964	$—		$1,635,214
Tom Doyle Chief Commercial Officer	2021	$258,077		$4,614,689	$31,272	(4)	$4,904,038

____________

(1)      Through November 29, 2021, Mr. Gross’ salary was paid by Idealab Studio, LLC (“Idealab”). Heliogen reimbursed Idealab for 100% of the cost of Mr. Gross’ services to Heliogen. On November 29, 2021, Mr. Gross entered into an employment agreement with Heliogen and Heliogen started paying his salary directly.

(2)      The amount disclosed represents the aggregate grant date fair value of stock awards, which include restricted stock units (“RSUs”) and stock options received under stock option agreements entered into between Heliogen and Heliogen’s named executive officers during 2021, computed in accordance with ASC Topic 718. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of Heliogen’s stock.

(3)      Represents payment of a one-time bonus to Ms. Obiaya.

(4)      Consists of $31,272 paid to Mr. Doyle as a one-time bonus for relocation expenses.

Narrative Disclosure to Summary Compensation Table

Base Salary

Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance. Though November 29, 2021, Idealab made Mr. Gross available to serve as Heliogen’s Chief Executive Officer. While Mr. Gross’ salary was paid by Idealab during such time, Heliogen reimbursed Idealab for 100% of the cost of Mr. Gross’ services to Heliogen.

Cash Bonus

We do not have any formal arrangements with our named executive officers providing for annual cash bonus awards. Legacy Heliogen did not award the named executive officers any cash bonuses with respect to 2021 performance.

Option Awards

Heliogen’s equity awards are designed to align its interests and those of its stockholders with those of its employees and consultants, including its executive officers. Heliogen’s Board or an authorized committee thereof is responsible for approving equity awards.

Historically, Heliogen has used stock options as an incentive for long-term compensation to its executive officers because stock options allow its executive officers to realize value from this form of equity compensation only if its stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of Legacy Heliogen common Stock on the date of grant. Heliogen’s executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with Heliogen. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to the Business Combination, Heliogen granted stock options to each of its named executive officers pursuant to its 2013 Stock Incentive Plan, the terms of which are described below under the subsection entitled “— Equity Benefit Plans — Heliogen, Inc. 2013 Stock Incentive Plan” below. Following the Closing, Heliogen may grant additional equity awards to its named executive officers pursuant to its 2021 Equity Incentive Plan.

All stock options were granted with an exercise price per share that is no less than the fair market value of Legacy Heliogen Common Stock on the date of grant of such award. Heliogen’s stock option awards generally vest over a four-year period and may be subject to acceleration of vesting under certain termination and change in control events, as described in more detail below.

Benefits and Perquisites

Heliogen provides benefits to its executive officers (other than Mr. Gross) on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-term and long-term disability insurance; flexible spending accounts; employee assistance program; a work-from-home allowance; and a tax-qualified Section 401(k) plan for which no match by Heliogen is currently provided.

Other than the director and officer insurance coverage Heliogen maintains for its directors and officers, Heliogen does not maintain any executive-specific health and welfare benefit or perquisites.

Agreements with Heliogen’s Named Executive Officers

Below is a description of the agreements with Messrs. Gross, Schell and Doyle. In addition, there is a description of the agreements with Heliogen’s only other executive officer, Christie Obiaya, who serves as the Chief Financial Officer of Heliogen.

Bill Gross

Mr. Gross entered into an executive employment agreement with Heliogen in November 2021. Pursuant to the terms of his executive employment agreement, Mr. Gross was entitled to an initial annual base salary of $275,000, which increased to $400,000 effective as of the completion of the Business Combination. The executive employment agreement also provides for a discretionary annual bonus of up to 100% of Mr. Gross’s then-current annual base salary, payable based upon the achievement of certain milestones as determined by the Heliogen’s Board and Heliogen’s overall performance. In addition, the executive employment agreement provides for an option grant covering 5,023,000 shares of Legacy Heliogen common stock. On November 10, 2021, Heliogen’s Board approved this option grant under the 2013 Stock Incentive Plan, with an exercise price of $18.11 per share. The options subject to this grant will vest in 48 equal monthly installments measured from the completion of the Business Combination. As described herein, the number of shares subject to Heliogen stock options that are outstanding at the Closing Date, and the exercise price of such options, were adjusted to reflect the Business Combination.

The executive employment agreement further provides that, unless provided otherwise, any equity award granted to Mr. Gross under the 2013 Stock Incentive Plan or the 2021 Equity Incentive Plan that is subject to time-based vesting, to the extent such award is assumed, continued, or substituted by the surviving corporation in connection with a “change in control” (as defined in the applicable plan), and Mr. Gross continues to provide services to Heliogen or the successor corporation, will accelerate and become fully vested and exercisable in the event of a “qualifying termination” (as defined in the executive employment agreement, including a termination without “cause” or resignation for “good reason” and execution of a release of claims) that occurs within 12 months following the change in control. Upon a qualifying termination that does not occur within 12 months following a change in control, under the executive employment agreement, Mr. Gross will be eligible for accelerated vesting of his time-based equity awards that would have vested, had he remained in continuous service for an additional 12 months after the termination date. If Mr. Gross is terminated as a result of his death or “disability” (as defined in the executive employment agreement), Mr. Gross (or his estate) will receive an amount equal to the target bonus that he would have earned, prorated for the portion of the bonus year elapsed as of the termination date. Under the terms of the executive employment agreement, after Mr. Gross’s termination, he will be required to reasonably cooperate with Heliogen in responding to reasonable requests in connection with any disputes brought against Heliogen, and will be paid $195 per hour for the time devoted to such matters. The executive employment agreement also provides that Mr. Gross is eligible for reimbursement of up to $50,000 in attorney’s fees incurred in connection with the negotiation of the executive employment agreement. Mr. Gross is also eligible to participate in the employee benefit plans generally available to our employees and maintained by Heliogen.

Steve Schell

Mr. Schell entered into an offer letter agreement with Heliogen on January 30, 2018. Pursuant to the terms of his offer letter agreement, Mr. Schell’s annual base salary as of and from December 28, 2020 was $275,000. Following completion of the Business Combination, Mr. Schell’s annual base salary was increased to $350,000, and his target annual bonus is 50% of his annual base salary. The offer letter agreement also provides for an initial equity grant of an option covering 500,000 shares of Heliogen Common Stock. Mr. Schell is not eligible for severance protection under the terms of his offer letter agreement. Mr. Schell also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Heliogen.

On November 10, 2021, Heliogen’s Board granted Mr. Schell restricted stock units under the 2013 Stock Incentive Plan covering 75,000 shares of Legacy Heliogen common stock, as adjusted to reflect the Business Combination. The restricted stock units subject to this grant will vest on the first date upon which both the “service-based requirement” and the “liquidity event requirement” are satisfied. The service-based requirement provides that the restricted stock units will vest as to 6.25% on each quarterly vesting date following satisfaction of the liquidity event requirement, subject to Mr. Schell’s continued service to us through such quarterly vesting dates. The liquidity event requirement was satisfied upon the completion of the Business Combination. In the event Mr. Schell is terminated without “cause” or resigns for “good reason” (each, as defined in his restricted stock unit award agreement) within 12 months following a “change in control” (as defined in the 2013 Stock Incentive Plan), his restricted stock units will accelerate and vest in full.

Christie Obiaya

Ms. Obiaya entered into an offer letter agreement with Heliogen on March 7, 2021. Pursuant to the terms of her offer letter agreement, Ms. Obiaya’s current annual base salary is $275,000. Following completion of the Business Combination, Mr. Obiaya’s annual base salary increased to $400,000, and her target annual bonus is 50% of her annual base salary. Ms. Obiaya’s offer letter agreement also provides for an initial equity grant of an option covering 500,000 shares of Heliogen Common Stock, which vests with respect to 25% of the shares subject to the option on March 8, 2022 and with respect to 1/48 of the shares subject to the option each month thereafter, subject to her continued service through each vesting date. Ms. Obiaya is not eligible for severance protection under the terms of her offer letter agreement, but the agreement provides that 50% of any unvested shares subject to her initial option grant will accelerate and become immediately vested if, within six months after a change of control, Ms. Obiaya is terminated by Heliogen other than for “cause” or by Ms. Obiaya for “good reason” (each, as defined in her offer letter agreement). Ms. Obiaya also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Heliogen.

On November 10, 2021, Heliogen’s Board granted Ms. Obiaya restricted stock units under the 2013 Stock Incentive Plan covering 250,000 shares of Legacy Heliogen common stock, as adjusted to reflect the Business Combination. The restricted stock units subject to this grant will vest on the first date upon which both the “service-based requirement” and the “liquidity event requirement” are satisfied. The service-based requirement provides that the restricted stock units will vest as to 6.25% on each quarterly vesting date following satisfaction of the liquidity event requirement, subject to Ms. Obiaya’s continued service to us through such quarterly vesting dates. The liquidity event requirement was satisfied upon the completion of the Business Combination. In the event Ms. Obiaya is terminated without “cause” or resigns for “good reason” (each, as defined in her restricted stock unit award agreement) within 12 months following a “change in control” (as defined in the 2013 Stock Incentive Plan), her restricted stock units will accelerate and vest in full.

Tom Doyle

Mr. Doyle entered into an offer letter agreement with Heliogen on January 13, 2021. Pursuant to the terms of his offer letter agreement, Mr. Doyle’s current annual base salary is $275,000. Following completion of the Business Combination, Mr. Doyle’s annual base salary increased to $400,000, and his target annual bonus is 50% of his annual base salary. Mr. Doyle’s offer letter agreement also provides for an initial equity grant of an option covering 500,000 shares of Legacy Heliogen common stock, which vests with respect to 25% of the shares subject to the option on January 19, 2022 and with respect to 1/48 of the shares subject to the option each month thereafter, subject to his continued service through each vesting date. Mr. Doyle is not eligible for severance protection under the terms of his offer letter agreement, but the agreement provides that 50% of any unvested shares subject to his initial option grant will accelerate and become immediately vested if, within six months after a change of control, Mr. Doyle is terminated by Heliogen other than for “cause” or by Mr. Doyle for “good reason” (each, as defined in his offer letter agreement). Mr. Doyle also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Heliogen.

On November 10, 2021, Heliogen’s board of directors granted Mr. Doyle restricted stock units under the 2013 Stock Incentive Plan covering 250,000 shares of Common Stock, as adjusted to reflect the Business Combination. The restricted stock units subject to this grant will vest on the first date upon which both the “service-based requirement” and the “liquidity event requirement” are satisfied. The service-based requirement provides that the restricted stock units will vest as to 6.25% on each quarterly vesting date following satisfaction of the liquidity event requirement, subject to Mr. Doyle’s continued service to us through such quarterly vesting dates. The liquidity event requirement will be satisfied upon the completion of the Business Combination. In the event Mr. Doyle is terminated without “cause” or resigns for “good reason” (each, as defined in his restricted stock unit award agreement) within 12 months following a “change in control” (as defined in the 2013 Stock Incentive Plan), his restricted stock units will accelerate and vest in full.

Outstanding Equity Awards at 2021 Year End

The following table presents information regarding outstanding equity awards held by Heliogen’s named executive officers as of December 31, 2021.

			Option Awards					Stock Awards(6)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Bill Gross	11/10/21	12/30/21	—	10,112,732	(2)	9.00	11/9/31
	12/21/20	12/21/20	1,258,303	3,774,910	(2)(3)	0.18	12/20/30
	12/6/18	6/26/18	3,557,666	652,044	(2)	0.09	12/5/28
Steve Schell	7/22/20	5/14/20	597,694	912,270	(2)(3)	0.18	7/21/30
	2/6/19	3/5/18	943,727	62,916	(3)(4((5)	0.09	2/5/29
	12/6/18	6/26/18	176,162	25,166	(2)	0.09	12/5/28
	11/10/21	—	—	—		—	—	150,996	(7)(8)	$2,343,458
Christie Obiaya	3/9/21	3/8/21	—	1,006,642	(3)(4)	0.30	3/8/31
	11/10/21	—	—	—		—	—	503,321	(7)(8)	$7,811,542
Tom Doyle	1/23/21	1/19/21	—	1,006,642	(3)(4)	0.18	1/22/31
	11/10/21	—	—	—		—	—	503,321	(7)(8)	$7,811,542

____________

(1)      All of the option awards were granted under Heliogen’s 2013 Stock Incentive Plan, the material terms of which are described under “Equity Benefit Plans — Heliogen, Inc. 2013 Stock Incentive Plan” below.

(2)      This option is subject to a four-year vesting schedule, with 1/48 of the shares subject to such option vesting each month following the vesting commencement date, subject to the named executive officer’s continued service through each vesting date.

(3)      50% of any unvested shares subject to this option will accelerate and become immediately vested if, within six months after a change of control, the named executive officer is terminated by Heliogen other than for cause or the named executive officer resigns for good reason.

(4)      This option is subject to a four-year vesting schedule, with 25% of the shares subject to such option vesting on the first anniversary of the vesting commencement date and 1/48 of the shares subject to such option vesting each month thereafter, subject to the named executive officer’s continued service through each vesting date.

(5)      Option was granted on February 6, 2019 to replace and effect a reprice of a previously granted stock option (granted on April 25, 2018) for the same number of shares and with an identical vesting schedule.

(6)      Represents the market value of Heliogen’s RSUs based on the closing price of Heliogen’s Common Stock of $15.52 as of December 31, 2021.

(7)      6.25% of the shares underlying the RSUs vest in quarterly installments with the first installment vesting on March 15, 2022, subject to the named executive officer’s continuous service with Heliogen.

(8)      100% of any unvested shares subject to this option will accelerate and become immediately vested if, within twelve months after a change of control, the named executive officer is terminated by Heliogen other than for cause or the named executive officer resigns for good reason.

Equity Benefit Plans

Heliogen, Inc. 2013 Stock Incentive Plan

Heliogen believes that its ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of its employees, consultants and directors with the financial interests of its stockholders. In addition, Heliogen believes that its ability to grant options and other equity-based awards helps it to attract, retain and motivate employees, consultants, and directors, and encourages them to devote their best efforts to its business and financial success. The principal features of Heliogen’s existing equity incentive plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plan, which is attached as Exhibit 99.2 to the registration statement of which this prospectus forms a part.

Overview.    In April 2013, Heliogen’s Board adopted, and Heliogen’s stockholders subsequently approved, the 2013 Stock Incentive Plan (the “2013 Plan”). Immediately prior to the completion of the Business Combination, the 2013 Plan was terminated, and no further grants were or will be made under the 2013 Plan. Any outstanding stock awards granted under the 2013 Plan will remain subject to the terms of the 2013 Plan and the applicable award agreement.

Stock Awards.    The 2013 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, and other stock awards, or collectively, stock awards. The 2013 Plan provides that incentive stock options may be granted only to Heliogen’s employees and the employees of Heliogen’s affiliates. The 2013 Plan provides that all other awards may be granted to Heliogen’s employees, non-employee directors and consultants and the employees and consultants of Heliogen’s affiliates.

Share Reserve.    As of September 30, 2021, an aggregate of 20,632,878 shares of Heliogen Common Stock were reserved for issuance under the 2013 Plan.

Administration.    Heliogen’s Board, or a duly authorized committee thereof, has the authority to administer the 2013 Plan. The 2013 Plan authorizes the plan administrator to determine the award recipients, dates of grant, forms of award agreements, the numbers and types of stock awards granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award, any repurchase rights that may apply and any other additional terms, conditions rules or procedures. The 2013 Plan also authorizes the plan administrator to construe and interpret the terms of the 2013 Plan and any stock awards thereunder, amend the plan or any outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, and terminate or suspend the 2013 Plan in accordance with its terms.

Stock Options.    Incentive stock options and nonstatutory stock options have been granted under the 2013 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Common Stock on the date of grant. The plan administrator determined the term of stock options granted under the 2013 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Heliogen’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service, or such other period specified in the applicable award agreement. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or Heliogen’s insider trading policy. If an optionholder’s service relationship with us or any of Heliogen’s affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause, subject to the terms of the applicable award agreement. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option include (i) cash or check, or (ii) at the discretion of the plan administrator, one of the following: (1) by delivery of Common Stock (2) according to a deferred payment or similar arrangement, (3) by authorizing Heliogen to withhold shares of Common Stock from the shares otherwise issuable to the optionholder as a result of the exercise, or (4) in any other form of consideration that is acceptable to the plan administrator, including, without limitation, a promissory note.

Changes to Capital Structure.    In the event that there is a specified type of change in Heliogen’s capital structure, such as a stock dividend, distribution, stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of shares, or other transaction similar to the foregoing, appropriate adjustments will be made to the number of shares of Common Stock reserved for issuance under the 2013 Plan, the exercise price, base price or redemption price applicable to outstanding stock awards, and the number of shares of Common Stock subject to outstanding stock awards, each as determined equitably by the plan administrator.

Adjustments Upon a Change in Control.    The 2013 Plan provides that, in the event of certain corporate transactions that constitute a change in control, unless otherwise provided in an award agreement or other written agreement between us and the award holder, in the event that any surviving entity or acquiring entity declines to assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2013 Plan, the plan administrator in its sole discretion may (1) provide for the payment of a cash amount in exchange for the cancellation of a stock award equal to its fair value (as determined in the good faith determination of the plan administrator) which, in the case of options, shall equal the product of (x) the excess, if any, of the fair market value per share of Common Stock at such time over the exercise price, if any, multiplied by (y) the total number of shares then subject to such option, (2) continue the stock awards, or (3) provide for the cancellation of any outstanding and unexercised stock awards upon or following the closing of the transaction by which the change in control occurs. The plan administrator is not obligated to treat all stock awards, even those of the same type, in the same manner.

Under the 2013 Plan, a change in control occurs upon (1) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of Heliogen to any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), (2) any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Heliogen (or any entity which controls Heliogen or which is a successor to all or substantially all of the assets of the company), including by way of merger, consolidation, tender or exchange offer or otherwise, (3) either a merger or consolidation in which the stockholders of Heliogen immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than 50% of the voting power of the securities of the surviving corporation immediately following such transaction, provided however that (A) if the surviving corporation is a subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a subsidiary of any other entity and (B) any person described in the following clause shall not be included in the group of stockholders of Heliogen immediately prior to such transaction: any person who acquired securities of Heliogen prior to the occurrence of a merger or consolidation in contemplation of such merger or consolidation and who immediately following such merger or consolidation possesses direct or indirect beneficial ownership of at least 10% of the securities of the surviving corporation (or if Heliogen or the surviving corporation is a subsidiary, then of the appropriate entity as determined pursuant to clause (A) above).

Transferability.    A participant in the 2013 Plan generally may not transfer stock awards other than by will, the laws of descent and distribution or to the extent and in the manner authorized by the plan administrator by gift or pursuant to a domestic relations order to members of a participant’s immediate family; provided, that the plan administrator may permit the transfer of a stock award to or for the benefit of certain family members.

Amendment and Termination.    Heliogen’s Board has the authority to amend, suspend or terminate the 2013 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Heliogen’s stockholders.

Executive Officer and Director Compensation

We have developed an executive and director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success.

Executive Compensation

Our policies with respect to the compensation of our executive officers are administered by our Board in consultation with our Compensation and Human Capital Committee. Our compensation policies are designed to provide for compensation that is sufficient to attract, motivate and retain our executives and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by our Compensation and Human Capital Committee, our Board may utilize the services of third parties from time to time in connection with the hiring and determination of compensation awarded to executive employees. We are currently negotiating the terms of new employment agreements with our executive officers.

Director Compensation

In 2021, no director received cash retainers, equity or other compensation for service on Athena’s or Legacy Heliogen’s boards of directors.

On December 30, 2021, our Board adopted an amended and restated non-employee director compensation policy. Pursuant to this policy, each member of our Board who is not our employee receives the following compensation for his or her service as a member of our Board:

•        For directors that join our Board before December 31, 2021, an initial equity grant equal to $200,000, which vests ratably over a three-year period, with one-third vesting on each anniversary of the grant date, subject to the Board member’s continued service on our Board; and

•        An annual equity grant equal to $200,000, which fully vests the earlier of (i) one year following the date of grant or (ii) the day before the next annual meeting following the applicable grant date, subject to the Board member’s continued service on our Board.

The lead independent director will receive a cash retainer of $45,000 for his or her service in that role. The chairs of the audit committee, compensation and human capital committee and nominating and corporate governance committee will receive cash retainers of $25,000, $20,000 and $15,000, respectively, for his or her respective committee service.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Athena Related Transactions and Agreements

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain Athena IPO costs in consideration for 9,816,667 shares of Athena Class B common stock, par value $0.0001 (the “Founder Shares”). Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On May 3, 2021, the underwriters’ over-allotment option expired, not having been exercised, and accordingly, the 1,250,000 Founder Shares were forfeited.

The Sponsor agreed not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until the Closing, (ii) with respect to 25% of the Founder Shares, until the closing price of the Heliogen’s Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the Closing, (iii) with respect to 25% of the Founder Shares, until the closing price of the Heliogen’s Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the Closing, and (iv) with respect to 25% of the Founder Shares, until the closing price of the Heliogen’s Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the Closing or earlier, in any case, if, following a Business Combination, Heliogen completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of Athena’s IPO, the Sponsor purchased an aggregate of 700,000 Private Placement Units at a price of $10.00 per Private Placement Units, for an aggregate purchase price of $7,000,000, in a private placement. Each Private Placement Unit consists of one share of Common Stock (the “Private Placement Shares”) and one-third of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one whole share of Common Stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Heliogen and exercisable by such holders on the same basis as the warrants included in the public units sold in Athena’s IPO.

Related Party Note and Advances

On January 8, 2021, Athena issued an unsecured promissory note to the Sponsor for an aggregate of up to $300,000 to cover expenses related to Athena’s IPO. This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of Athena’s IPO. Athena did not draw down any amounts under the promissory note. The Sponsor and certain affiliates of the Sponsor have instead made payments for offering costs and expenses on behalf of Athena which is recorded as due to related party.

Administrative Services Agreement

Athena entered into an agreement whereby, commencing on the date of Athena’s initial public offering through the earlier of the consummation of a business combination or Athena’s liquidation, Athena paid an affiliate of Athena’s Sponsor a monthly fee of $10,000 for office space, administrative and support services.

Legacy Heliogen Transactions and Agreements

Related Party Equity Financings

From April 2013 to December 2021, Legacy Heliogen issued:

(i)     an aggregate of 3,996,000 Series Seed Preferred Shares, an aggregate of 438,595 Series Seed-1 Preferred Shares and an aggregate of 1,672,818 Series Seed-2 Preferred Shares to Idealab Holdings, LLC (“Idealab Holdings”), one of Heliogen’s 5% or greater stockholders, for an aggregate purchase price of approximately $1.4 million;

(ii)    an aggregate of 8,374,898 Series A-1 Preferred Shares and an aggregate of 3,866,946 Series A-2 Preferred Shares to Nant Capital, LLC, one of Heliogen’s 5% or greater stockholders, for an aggregate purchase price of approximately $9.5 million,

(iii)   an aggregate of 9,305,442 Series A-1 Preferred Shares and an aggregate of 2,320,167 Series A-2 Preferred Shares to NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P., one of Heliogen’s 5% or greater stockholders, for an aggregate purchase price of approximately $8.0 million;

(iv)   an aggregate of 9,899,381 Series A-2 Preferred Shares to Prime Movers Lab Fund I LP, one of Heliogen’s 5% or greater stockholders, for an aggregate purchase price of approximately $12.8 million;

(iv)   an aggregate of 289,855 Series Seed-3 Preferred Shares to Idealab Studio, LLC, one of Heliogen’s stockholders who may be deemed an affiliate of Idealab Holdings and who may be deemed to be controlled by Bill Gross, for an aggregate purchase price of approximately $200,000; and

(v)    a SAFE note to Heliogen PML SPV 1LP, whose limited partners may be affiliates of Prime Movers Lab Fund I LP, for an aggregate purchase price of approximately $27.7 million.

Related Party Lease and Other Services

Idealab, a minority owner of Heliogen’s outstanding voting stock through its wholly owned subsidiary, Idealab Holdings, LLC, provides various services to Heliogen through a services agreement which includes leasing office space, accounting, human resources, legal, information technology, marketing, public relations, and certain other executive services. We are charged a fee for the specific services provided and these fees totaled $536,500 and $553,900 for the years ended December 31, 2020 and 2019, respectively.

In May 2021, Heliogen sub-leased a portion of its office space in Pasadena to Idealab for a term of seven years. The sub-lease has an initial annual base rent of approximately $150,000 and contains a 3% per annum escalation clause. The sub-lease is subject to termination by either party upon six months prior written notice. Concurrently with the parties’ entering into the sub-lease agreement, Idealab and Heliogen also entered into certain property management and shared facilities staffing agreements, which provide that Heliogen pays Idealab approximately $3,000 per month for building management services and approximately $13,000 per month for shared facilities staff and services (with proportional reimbursement of salaries). Such agreements are subject to termination right by either party with 90 days’ prior written notice.

Related-Person Transactions Policy

Our Board adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our audit committee pursuant to this policy before such related person may engage in the transaction.

In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risk, cost and benefits to us;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction; and

•        the availability of other sources for comparable services or products.

Our audit committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and our stockholders, as our audit committee determines in the good faith exercise of its discretion.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of the Common Stock as of December 30, 2021, after giving effect to the Closing, by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•        each of our current named executive officers and directors; and

•        all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on the sum of 183,367,037 shares of Common Stock issued and outstanding as of the Closing Date and 7,170,160 shares of Common Stock representing options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days and, other than as noted below, do not take into account the issuance of any shares of Common Stock upon the exercise of the Warrants. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or warrants beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Nant Capital, LLC(2)	24,646,323	12.9%
NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P.(3)	24,417,330	12.8%
Prime Movers Lab Fund I LP(4)	19,930,277	10.5%
Idealab Holdings, LLC(5)	15,341,231	8.1%

Named Executive Officers and Directors:
Bill Gross(6)	7,253,883	3.8%
Phyllis W. Newhouse(7)	4,298,472	2.3%
Christie Obiaya	—	—
Steve Schell(8)	1,233,134	*
Tom Doyle(9)	272,631	*
Stacey Abrams(10)	15,000	*
Paddy Padmanathan	—	—
Julie M. Kane	—	—
Robert Kavner	—	—
David Crane	—	—
All current directors and executive officers as a group (10 persons)	13,073,120	6.9%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of those listed in the table above is 130 West Union Street Pasadena, California 91103.

(2)      The shares are held by Nant Capital LLC (“Nant Capital”). California Capital Equity, LLC (“CalCap”) directly owns all of the equity interests of Nant Capital, LLC and CalCap may be deemed to have beneficial ownership of the shares held by Nant Capital. Dr. Patrick Soon-Shiong directly owns all of the equity interests of CalCap and has voting and dispositive power over the shares held by CalCap. The address of the principal business office of Nant Capital, LLC is 9922 Jefferson Blvd, Culver City, CA, 90232.

(3)      Krishna Swaroop Kolluri is the general partner of NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. and may be deemed to have beneficial ownership of the shares held by NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. The address for each of the entities and individuals listed in this footnote is 2744 Sand Hill Road, Suite 150, Menlo Park CA 94025.

(4)      Dakin Sloss is the managing member of Prime Movers Lab GP I LLC, which is the general partner of Prime Movers Lab Fund 1 LP and may be deemed to have beneficial ownership of the shares held by Prime Movers Lab Fund 1 LP. The address for each of the entities and individuals listed in this footnote is PO Box 12829, Jackson, WY 83002.

(5)      Idealab Holdings, LLC is a wholly-owned subsidiary of Idealab, a California corporation. Idealab is managed by a board of directors consisting of Bill Gross, Marcia Goodstein, Renee LaBran and Bob Kavner, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 130 West Union Street, Pasadena, CA 91103.

(6)      Represents 1,589,488 shares of common stock, 4,815,969 shares issuable for vested and exercisable options, and 848,426 shares issuable upon vesting within 60 days.

(7)      The interests shown consist of (i) 3,713,656 shares of Common Stock following the automatic conversion of Athena’s Class B Common Stock on a one-for-one basis at the closing of the Business Combination and after giving effect to the waiver of the anti-dilution rights of Athena’s Class B Common Stock under Athena’s Charter pursuant to the A&R Sponsor Agreement, (ii) 246,483 shares of Common Stock issued in consideration of the Sponsor’s waiver of its anti-dilution rights under Athena’s Charter pursuant to the A&R Sponsor Agreement and (iii) 338,333 shares of Common Stock originally sold as private placement units simultaneously with the close of Athena’s initial public offering.

(8)      Represents 1,119,889 shares issuable for vested and exercisable options, and 113,245 shares issuable upon vesting within 60 days.

(9)      Represents 272,631 shares issuable upon vesting within 60 days.

(10)    Stacey Yvonne Abrams has voting and/or investment control over the securities held by Brockington Hall, LLC (“Brockington”) and may be deemed to beneficially own the securities owned by Brockington.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired the Private Placement Warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Placement Warrants (and the shares of Common Stock issuable upon the exercise of the Private Placement Warrants) and (ii) the shares of our Common Stock issued to the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will in fact offer or sell any or all of the shares of Common Stock or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock or Warrants covered by this prospectus in transactions exemption from the requirements of the Securities Act after the date of this prospectus. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices.

Certain of the selling securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions — Lock-Up Agreements” for further discussion.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 30, 2021 regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on the sum of 183,367,037 shares of Common Stock issued and outstanding as of the Closing Date and 7,170,160 shares of Common Stock representing options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Information with respect to shares of our Common Stock and the Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of our Common Stock and the Private Placement Warrants offered and no other purchases or sales of shares of our Common Stock or Private Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of our Common Stock or Private Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Except as set forth in the footnotes below, (i) the following table does not include up to 8,333,333 shares of Common Stock issuable upon the exercise of the Public Warrants and (ii) the address of each selling securityholder is 130 West Union St., Pasadena, California 91103.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
PIPE Investors
ArcelorMittal XCarb S.à.r.l.(1)	3,406,516	—	1,000,000	—	2,406,516	1.3%	—	—
Blackwell Partners LLC – Series A(2)	218,712	—	133,772	—	84,940	*	—	—
Bondsmith LLC(3)	100,000	—	100,000	—	—	—	—	—
SMALLCAP World Fund, Inc.(4)	5,800,000	—	5,800,000	—	—	—	—	—
Flying Point LLC(5)	200,000	—	200,000	—	—	—	—	—
Entities Affiliated with Morgan Stanley(6)	6,250,000	—	6,250,000	—	—	—	—	—
Entities Affiliated with Saba Capital Management(7)	375,000	—	375,000	—	—	—	—	—
Entities Affiliated with Salient Partners(8)	1,225,000	—	1,225,000	—	—	—	—	—
Nantahala Capital Partners Limited Partnership(2)	72,151	—	44,235	—	27,916	*	—	—
Nantahala Capital Partners II Limited Partnership(2)	143,001	—	92,476	—	50,525	*	—	—
Nantahala Capital Partners SI, LP(2)	504,358	—	342,072	—	162,286	*	—	—
NCP QR LP(2)	95,068	—	58,146	—	36,922	*	—	—
NCP RFM LP(2)	84,100	—	51,430	—	32,670	*	—	—
Sigma Emerging Markets, Ltd.	2,165,272	—	250,000	—	1,915,272	1.0%	—	—
Silver Creek CS SAV, L.L.C.(2)	45,184	—	27,869	—	17,315	*	—	—
Stormlight Fabrial LLC	150,000	—	150,000	—	—	—	—	—
University of Wyoming Foundation	100,000	—	100,000	—	—	—	—	—
Virya, LLC(11)	300,000	—	300,000	—	—	—	—	—

Holders of Registration Rights Pursuant to Registration Rights Agreement
Alexandra W. Wilson	22,855	—	22,855	—	—	—	—	—
Andrew Lambert	60,160	—	60,160	—	—	—	—	—
Annette L. Nazareth	33,428	—	33,428	—	—	—	—	—
Antimatter Holdings, LLC(12)	100,000	—	100,000	—	—	—	—	—
Bill Gross(13)	7,253,883	—	7,253,883	—	—	—	—	—
Blue Monarch Investments LLC(13)	15,000	—	15,000	—	—	—	—	—
Brockington Hall, LLC(14)	15,000	—	15,000	—	—	—	—	—
Carl and Aimee Larkin Sheldon	1,412,830	—	1,412,830	—	—	—	—	—
Carl Sheldon	1,161,703	—	1,161,703	—	—	—	—	—
Ciara Bunham	5,714	—	5,714	—	—	—	—	—
Cohen Sponsor LLC – Athena RS(15)	1,832,992	—	1,832,992	—	—	—	—	—
Cynosure Holdings LLC(16)	17,142	—	17,142	—	—	—	—	—
Deborah Chen	166,765	—	166,765	—	—	—	—	—
Devon Pike	5,714	—	5,714	—	—	—	—	—
Judith Rodin 2010 Grantor Retained Annuity Trust (Aetna)(17)	52,855	—	52,855	—	—	—	—	—
Grace Vandecruze	75,000	—	75,000	—	—	—	—	—
Howroyd Survivor’s Trust(18)	52,855	—	52,855	—	—	—	—	—
Idealab Holdings, LLC(20)	15,341,231	—	15,341,231	—	—	—	—	—
Idealab Studio, LLC(21)	1,086,882	—	1,086,882	—	—	—	—	—
Isabelle Freidheim(19)	1,902,270	50,556	1,902,270	50,556	—	—	—	—
Jade Kennedy	15,000	—	15,000	—	—	—	—	—
Julie Anne Cullivan	5,714	—	5,714	—	—	—	—	—
Karen Brooks	30,000	—	30,000	—	—	—	—	—
Kay Koplovitz	30,000	—	30,000	—	—	—	—	—
Kristen Dickey	17,142	—	17,142	—	—	—	—	—
Minneola Ingersoll	1,143	—	1,143	—	—	—	—	—
Nant Capital, LLC(23)	24,646,323	—	24,646,323	—	—	—	—	—
NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P.(24)	24,417,330	—	24,417,330	—	—	—	—	—
Phoenix 2021 Holdings, LLC(25)	60,000	—	60,000	—	—	—	—	—
Phyllis Newhouse(26)	4,298,472	112,778	4,298,472	112,778	—	—	—	—

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Prime Movers Lab Fund I LP(27)	19,930,277	—	19,930,277	—	—	—	—	—
Project JB LLC(22)	30,714	—	30,714	—	—	—	—	—
Rashaun Williams	293,603	—	293,603	—	—	—	—	—
SGLG Living Trust date 12/11/12(23)	11,428	—	11,428	—	—	—	—	—
STB 2017 Holdings LLC(24)	511	—	511	—	—	—	—	—
Steven Dietz	284,879	—	284,879	—	—	—	—	—
The Dietz Family Trust – 2011	1,982,010	—	1,982,010	—	—	—	—	—
The Kay Koplovitz 2018 Revocable Trust(25)	22,855	—	22,855	—	—	—	—	—
Tom McGovern	201,328	—	201,328	—	—	—	—	—
Valerie Mosley	22,855	—	22,855	—	—	—	—	—
Vellar Special Opportunities Fund LLC – Series 11(26)	1,100,008	70,000	1,100,008	70,000	—	—	—	—

____________

*        Represents less than 1%.

(1)      Consists of (i) 2,406,516 shares of common stock and (ii) 1,000,000 PIPE Shares.

(2)      Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of each of Blackwell Partners LLC — Series A, Nantahala Capital Partners SI, LP, Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, NCP QR LP, NCP RFM LP and Silver Creek CS SAV, L.L.C. (collectively, the “Nantahala Securityholders”) as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the applicable Nantahala Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Nantahala Securityholders. The business address of such holder is c/o Nantahala Capital Management, LLC, 130 Main Street, 2nd Floor, New Canaan, Connecticut 06844.

(3)      Consists of 100,000 shares of common stock held of record by Bondsmith LLC (“Bondsmith”). Silverstein Family, LLC (“Silverstein”) has the power to vote and dispose of the shares held by Bondsmith. As manager of Silverstein, Jacob M. Silverstein may be deemed to be the beneficial owner of the securities held by Bondsmith. The address of Bondsmith is 2321 NW Thurman St., Portland, OR 97210.

(4)      Capital Research and Management Company (“CRMC”) is the investment adviser for SMALLCAP World Fund, Inc. (“SCWF”). For purposes of the reporting requirements of the Exchange Act, CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares of common stock held by SCWF; however, each of CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson, Michael Beckwith, and Shlok Melwani, as portfolio managers, have voting and investment powers over the shares held by SCWF. The address for SCWF is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. SCWF acquired the securities being registered hereby in the ordinary course of its business.

(5)      John M. Bader has voting and/or investment control over the securities held by Flying Port LLC and thus may be deemed to beneficially own the shares.

(6)      Morgan Stanley Investment Management Inc. is the adviser of each of Inception Trust, Johnson & Johnson Pension and Savings Plans Master Trust (JJ9L), Johnson & Johnson Pension and Savings Plans Master Trust (JJ9LDB), Morgan Stanley Insight Fund, Morgan Stanley Institutional Fund, Inc.–Counterpoint Global Portfolio, Morgan Stanley Institutional Fund, Inc.–Global Advantage Portfolio, Morgan Stanley Institutional Fund, Inc.–Inception Portfolio, Morgan Stanley Investment Funds — Counterpoint Global Fund, Morgan Stanley Investment Funds — Global Advantage Fund, Morgan Stanley Investment Funds — US Insight Fund and Morgan Stanley Funds (UK)–Global Insight Fund (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(7)      Shares hereby offered consist of 375,000 PIPE Shares, of which (i) 126,243 are held by Saba Capital Master Fund, Ltd., (ii) 217,097 are held Saba II AIV LP, (iii) 26,231 are held by Saba Capital Master Fund III, L.P., and (iv) 5,429 are held by Saba Capital SPAC Opportunities, Ltd. (the “Saba Funds”). Boaz Weinstein is the managing member of the general partner of the Saba Funds investment manager and accordingly may be deemed to have voting and dispositive power with respect to shares held by the Saba Funds. Mr. Boaz disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of the Saba Funds is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(8)      Consists of (i) 76,900 shares held by Salient Midstream & MLP Fund (“Salient Midstream”); (ii) 726,600 shares held by Salient MLP & Energy Infrastructure Fund (“Salient Infrastructure”); (iii) 163,400 shares held by Salient MLP Total Return Fund, LP (“Salient Total Return”); (iv) 57,600 shares held by Salient MLP Total Return TE Fund, LP (“Salient TE” and, together with Salient Midstream, Salient Infrastructure, Salient Total Return and Salient TE, the “Salient Funds”) and (v) 200,500 shares held by State of Utah, School and Institutional Trust Funds (“Utah Fund”). The Salient Funds are managed by Salient Capital Advisors, LLC which holds voting and dispositive power with respect to the shares held by the Salient funds. Based on information provided to us by the Salient Funds, the Salient Funds may be deemed to be affiliates of a broker-dealer. Based on such information, the Salient Funds acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Salient Funds did not have any agreements or understandings with any person to distribute such shares. The Utah Fund is an independent state agency within the executive branch of the state of Utah.

(9)      Consists of (i) 250,000 PIPE shares (ii) and 1,915,272 shares of common stock held by Sigma Emerging Markets Ltd. (“Sigma”). Jaime Javier Montealegre Lacayo has ultimate investment discretion and voting power over the PIPE shares and common stock held by Sigma. Sigma’s registered address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Sigma’s address for notices is c/o Fox Horan & Camerini LLP, 885 Third Avenue, Floor 17, New York, NY 10022, Attn.: Rafael Urquia II, Esq.

(10)    Consists of 150,000 shares of common stock held of record by Stormlight Fabrial LLC (“Stormlight”). Silverstein Family, LLC (“Silverstein”) has the power to vote and dispose of the shares held by Stormlight. As manager of Silverstein, Jacob M. Silverstein may be deemed to be the beneficial owner of the securities held by Stormlight. The address of Stormlight is 2321 NW Thurman St., Portland, OR 97210.

(11)    Christopher John Anderson, as the managing member of Virya, LLC, has voting and/or investment control over the securities held by Virya, LLC.

(12)    Eric Campbell is the manager of Antimatter Holdings, LLC (“Antimatter”) and has voting and/or investment control over the securities held by Antimatter.

(13)    Mr. Gross serves as the Chief Executive Officer and as a member of the Board of Directors of the Company. The interest shown consists of 1,589,488 shares of common stock, 4,815,969 shares issuable for vested and exercisable options, and 848,426 shares issuable upon vesting within 60 days.

(14)    Cherita A. Amorae and Robert D. Winchester have voting and/or investment control over the securities held by Blue Monarch Investments LLC (“Blue Monarch”) and may be deemed to beneficially own the securities owned by Blue Monarch. The business address of Blue Monarch is c/o 755 E. Red House Branch Rd., St. Augustine, FL 32084.

(15)    Stacey Yvonne Abrams has voting and/or investment control over the securities held by Brockington Hall, LLC (“Brockington”) and may be deemed to beneficially own the securities owned by Brockington. Ms. Abrams serves as a member of the Board of Directors of the Company.

(16)    Cohen & Company, LLC (“Cohen LLC”) has voting and/or investment control over the securities held by Cohen Sponsor LLC — Athena RS. Lester Brafman, Cohen LLC’s manager, is affiliated to a broker dealer, J.V.B. Financial Group, LLC.

(17)    Sandra Campos is the manager of Cynosure Holdings LLC (“Cynosure”) and has voting and/or investment control over the securities held by Cynosure.

(18)    Alexander Niejelow is the trustee of the Judith Rodin 2010 Grantor Retained Annuity Trust (Aetna) (the “Rodin Trust”) and may be deemed to have the power to vote or dispose of the securities held by the Rodin Trust.

(19)    Janice Bryant Howroyd is the trustee of Howroyd Survivor’s Trust (the “Howroyd Trust”) and may be deemed to have the power to vote or dispose of the securities held by the Howroyd Trust.

(20)    Idealab Holdings, LLC is a wholly-owned subsidiary of Idealab, a California corporation. Idealab is managed by a board of directors consisting of Bill Gross, Marcia Goodstein, Renee LaBran and Bob Kavner, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 130 West Union Street, Pasadena, CA 91103.

(21)    Idealab Studio, LLC is managed by a board of directors consisting of Bill Gross, Allen Morgan and Howard Morgan and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 130 West Union Street, Pasadena, CA 91103.

(22)    The interests shown consist of (i) 1,640,086 shares of Common Stock following the automatic conversion of Athena’s Class B Common Stock on a one-for-one basis at the closing of the Business Combination and after giving effect to the waiver of the anti-dilution rights of Athena’s Class B Common Stock under Athena’s Charter pursuant to the A&R Sponsor

Agreement, (ii) 110,517 shares of Common Stock issued in consideration of the Sponsor’s waiver of its anti-dilution rights under Athena’s Charter pursuant to the A&R Sponsor Agreement and (iii) 151,667 shares of Common Stock originally sold as private placement units simultaneously with the close of Athena’s initial public offering.

(23)    The shares are held by Nant Capital LLC (“Nant Capital”). California Capital Equity, LLC (“CalCap”) directly owns all of the equity interests of Nant Capital, LLC and CalCap may be deemed to have beneficial ownership of the shares held by Nant Capital. Dr. Patrick Soon-Shiong directly owns all of the equity interests of CalCap and has voting and dispositive power over the shares held by CalCap. The address of the principal business office of Nant Capital, LLC is 9922 Jefferson Blvd, Culver City, CA, 90232.

(24)    Krishna Swaroop Kolluri is the general partner of NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. and may be deemed to have beneficial ownership of the shares held by NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. The address for each of the entities and individuals listed in this footnote is 2744 Sand Hill Road, Suite 150, Menlo Park CA 94025._

(25)    Grace Vandecruze has voting and/or investment control over the securities held by Phoenix 2021 Holdings, LLC (“Phoenix 2021”) and may be deemed to beneficially own the securities owned by Phoenix 2021.

(26)    Ms. Newhouse serves as a member of the Board of Directors of the Company. The interests shown consist of (i) 3,713,656 shares of Common Stock following the automatic conversion of Athena’s Class B Common Stock on a one-for-one basis at the closing of the Business Combination and after giving effect to the waiver of the anti-dilution rights of Athena’s Class B Common Stock under Athena’s Charter pursuant to the A&R Sponsor Agreement, (ii) 246,483 shares of Common Stock issued in consideration of the Sponsor’s waiver of its anti-dilution rights under Athena’s Charter pursuant to the A&R Sponsor Agreement and (iii) 338,333 shares of Common Stock originally sold as private placement units simultaneously with the close of Athena’s initial public offering.

(27)    Dakin Sloss is the managing member of Prime Movers Lab GP I LLC, which is the general partner of Prime Movers Lab Fund 1 LP and may be deemed to have beneficial ownership of the shares held by Prime Movers Lab Fund 1 LP. The address for each of the entities and individuals listed in this footnote is PO Box 12829, Jackson, WY 83002.

(28)    Chenxi Wang has voting and/or investment control over the securities held by Project JB LLC (“Project JB”) and may be deemed to beneficially own the securities owned by Project JB.

(29)    Theresia Gouw is the trustee of SGLG 2012 Living Trust dated December 11, 2012 (the “SGLG Trust”) and may be deemed to have the power to vote or dispose of the securities held by the SGLG Trust.

(30)    Brent Brown is the operating manager of STB 2017 Holdings LLC (“STB Holdings”) and may be deemed to have the power to vote or dispose of the securities held by STB Holdings.

(31)    Kay Koplovitz is the trustee of The Kay Koplovitz 2018 Revocable Trust (the “Koplovitz Trust”) and may be deemed to have the power to vote or dispose of the securities held by the Kolovitz Trust.

(32)    Cohen & Company Financial Management, LLC (“Cohen Financial LLC”) has voting and/or investment control over the securities held by Vellar Special Opportunities Fund LLC — Series 11. Andrew Davilman, Cohen Financial LLC’s investment manager, is affiliated to a broker dealer, J.V.B. Financial Group, LLC.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our Second Amended and Restated Certificate of Incorporation. As of the Closing Date, there were 183,367,037 shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder act on. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Similar Rights

Holders of our Common Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of Athena’s IPO (or March 16, 2022) and 30 days after the Closing of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a warrant unless the share of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Athena Common Stock issuable upon exercise of the warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective by the 60 business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Redemption of warrants for cash.    Once the warrants become exercisable, we may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for common stock. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the last reported sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•        if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Common Stock) as the outstanding public warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.348	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their warrants for Common Stock if and when such Common were trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption procedures and cashless exercise.    If we call the warrants for redemption as described above under “— Redemption of warrants for cash,” management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” shall mean the average last reported sale price of shares of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of Common Stock to all or substantially all holders of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of Athena’s IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our Board, and in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or bylaws or as a result of the redemption of Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed or incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by our Board, and in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Common Stock issuable upon exercise of the private placement warrants) are not be transferable, assignable or saleable until 30 days after the Closing, subject to certain exceptions, and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by someone other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the public units sold in Athena’s IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant and will be within the discretion of our board of directors at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Second Amended and Restated Certificate of Incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Second Amended and Restated Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, our second amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce these exclusive forum provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such exclusive forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman, or the Board.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding, which will equal 1,833,670 shares as of the date of this prospectus; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Founder Shares and private placement units (including component securities contained therein), as applicable, may be sold pursuant to Rule 144 without registration one year after the Closing.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

Listing of Securities

Our Common Stock and Public Warrants are currently traded on NYSE under the symbols ”HLGN” and “HLGN.W”, respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss from the expiration of an unexercised Warrant will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section entitled “Description of our Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Warrants and has owned, directly or constructively, more than 5% of our Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 8,566,666 shares of common stock, consisting of (i) up to 233,333 shares of common stock that are issuable upon the exercise of the Private Placement Warrants and (ii) up to 8,333,333 shares of common stock that are issuable upon the exercise of Public Warrants.

We are also registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, from time to time of up to (i) an aggregate of 124,749,204 shares of common stock, consisting of up to (a) 16,500,000 PIPE Shares; (b) 8,566,667 Founder Shares; (c) 98,239,204 shares of common stock pursuant to that certain Registration Rights and Lock-Up Agreement, dated December 30, 2021, between us and the selling securityholders granting such holders registration rights with respect to such securities; (d) 233,333 shares of common stock issuable upon the exercise of the Private Placement Warrants; (e) 700,000 shares of common stock issued in a private placement to the Sponsor in connection with the initial public offering of Athena; and (f) 510,000 shares of common stock issued to the Sponsor and (ii) 233,333 whole Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of NYSE;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders who are “underwriters” and the compensation of any broker-dealer who executes sales for them may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as (x) all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (y) the selling securityholder holds less than 1% of the common shares outstanding and the registrable shares may be sold without restriction under Rule 144, or (z) such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements (i) three years from the issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements of Athena as of December 31, 2020, and for the period from December 8, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Heliogen, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.Heliogen.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

ATHENA TECHNOLOGY ACQUISITION CORP.

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Athena Technology Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Athena Technology Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, stockholder’s equity and cash flows for the period from December 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 8, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficit as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor through 2021.

New York, NY
January 19, 2021

ATHENA TECHNOLOGY ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

Assets
Deferred offering costs	$41,739
Total Assets	$41,739
Liabilities and Stockholder’s Equity
Current liabilities:
Accrued offering costs and expenses	$5,000
Promissory note – related party	$12,500
Total current liabilities	17,500
Commitments and Contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 9,816,667 shares issued and outstanding(1)	982
Additional paid-in capital	24,018
Accumulated deficit	(761)
Total Stockholder’s equity	24,239
Total Liabilities and Stockholder’s Equity	$41,739

____________

(1)      This number includes up to 1,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation cost	$761
Net loss	$(761)
Basic and diluted weighted average shares outstanding(1)	8,566,667
Basic and diluted net loss per share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 1,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares(1)	Amount
Balance as of December 8, 2020 (inception)	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	9,816,667	982	24,018	—	25,000
Net loss	—	—	—	(761)	(761)
Balance as of December 31, 2020	9,816,667	$982	$24,018	$(761)	$24,239

____________

(1)      This number includes up to 1,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(761)
Formation cost paid by Sponsor	761
Net cash used in operating activities	—

Net change in cash	—
Cash, December 8, 2020 (inception)	—
Cash, end of the period	$—

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Deferred offering costs paid by Sponsor under the promissory note	$11,739
Deferred offering costs included in accrued offerings costs and expenses	$5,000

The accompanying notes are an integral part of these financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration

Athena Technology Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on December 8, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to the Business Combination with the Company.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Athena Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 25,000,000 units at $10.00 per unit (the “Public Units”) (or 28,750,000 Public Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 700,000 private placement units (the “Private Placement Units”), in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering. Each Private Placement Unit will be identical to the Public Units sold in the Proposed Public Offering, except as described below. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Public Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Proposed Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete an initial Business Combination within 24 months from the closing of the Proposed Public Offering, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Proposed Public Offering or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only 24 months from the closing of the Proposed Public Offering to complete the initial Business Combination (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares, Private Placement Shares (as defined in Note 4 ) and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive its redemption rights with respect to any Founder Shares, Private Placement Shares and public shares it holds in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive its right to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote its Founder Shares, Private Placement Shares and any public shares purchased during or after the Proposed Public Offering in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Going Concern Consideration

As of December 31, 2020, the Company had no cash and a working capital deficit of $17,500 (excluding deferred offering costs). The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stocks outstanding during the period, excluding common stocks subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 1,250,000 common stocks that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed to be immaterial for the period from December 8, 2020 (inception) through December 31, 2020.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 25,000,000 Public Units, (or 28,750,000 Public Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Public Unit. Each Public Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Proposed Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

The Sponsor has agreed to purchase an aggregate of 700,000 Private Placement Units at a price of $10.00 per unit, or $7,000,000 in a private placement that will close simultaneously with the closing of the Proposed Public Offering. Each Private Placement Unit will be identical to the Public Units sold in the Proposed Public Offering, except as described below. The Private Placement Units and their component securities will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination,

Each Private Placement Unit will consist of one share of Class A common stock (the “Private Placement Shares”) and one-third of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Public Units being sold in the Proposed Public Offering

Note 5 — Related Party Transactions

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 9,816,667 shares of Class B common stock, par value $0.0001 (the “Founder Shares”). Up to 1,250,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until consummation of the initial Business Combination, (ii) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, (iii) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and (iv) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination or

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, in connection with an initial Business Combination, the initial holders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the Lock-up.

Promissory Note — Related Party

On December 8, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of June 30, 2021 or he date on which the Company consummates the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the $1,000,000 of offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2020, the Company had borrowed $12,500 under the promissory note.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, it would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. Except as set forth above, the terms of Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on the date of the Proposed Public Offering, the Company will pay its Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments & Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Proposed Public Offering, (ii) Private Placement Units (including securities contained therein), which will be issued in a private placement simultaneously with the closing of the Proposed Public Offering and the shares of Class A common stock underlying such Private Placement Units and (iii) Private Placement Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to an additional 3,750,000 units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $5,000,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Proposed Public Offering upon the completion of the Company’s initial Business Combination.

Note 7 — Stockholders’ Equity

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and provides that shares of preferred stock may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. As of December 31, 2020, there were no preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2020, there were no Class A common stock issued or outstanding.

Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At December 31, 2020, there were 9,816,667 shares of Class B common stock issued and outstanding. Of the 9,816,667 shares of Class B common stock, an aggregate of up to 1,250,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 25% of the Company’s issued and outstanding common stocks after the Proposed Public Offering.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The Class B common stock will automatically convert into Class A common stock upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock outstanding (including the Private Placement Shares) upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any Private Placement Units and their underlying securities issued to the Sponsor or its affiliates upon conversion of the Working Capital Loans made to the Company).

Warrants — No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Proposed Public Offering and 30 days after the completion of the initial Business Combination, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stocks issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 19, 2021, the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Cash	$176,725	$—
Prepaid expenses	283,708	—
Total current assets	460,433	—
Deferred offering costs	—	41,739
Marketable securities held in Trust Account	250,013,873	—
Other non-current assets	110,473
Total Assets	$250,584,779	$41,739

Liabilities and Stockholders’ Equity (Deficit)
Accrued offering costs and expenses	$2,502,189	$5,000
Due to related party	64,516	12,500
Total current liabilities	2,566,705	17,500
Deferred underwriting fee	8,750,000	—
Warrant liability	11,650,665	—
Total liabilities	22,967,370	17,500

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 25,000,000 and no shares at redemption value, at September 30, 2021 and December 31, 2020, respectively	250,000,000	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 700,000 and 0 shares issued and outstanding (excluding 25,000,000 and no shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	70	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,566,667 and 9,816,667 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	857	982
Additional paid-in capital	—	24,018
Accumulated deficit	(22,383,518)	(761)
Total stockholders’ equity (deficit)	(22,382,591)	24,239
Total Liabilities and Stockholders’ Equity (Deficit)	$250,584,779	$41,739

The accompanying notes are an integral part of these unaudited financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

	Three months ended September 30, 2021	Nine months ended September 30, 2021
Formation and operating costs	$1,569,345	$3,566,747
Loss from Operations	(1,569,345)	(3,566,747)

Other income (expense):
Interest income on marketable securities held in Trust Account	3,217	13,873
Offering costs allocated to warrants	—	(566,948)
Change in fair value of warrant liability	(4,197,665)	(1,392,083)
Total other expense	(4,194,448)	(1,945,158)

Net loss	$(5,763,793)	$(5,511,905)

Weighted average shares outstanding, Class A common stock	25,700,000	18,357,143
Basic and diluted net loss per share, Class A common stock	$(0.17)	$(0.20)
Weighted average shares outstanding, Class B common stock	8,566,667	8,566,667
Basic and diluted net loss per share, Class B common stock	$(0.17)	$(0.20)

The accompanying notes are an integral part of these unaudited financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

	Class A Common stock		Class B Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	9,816,667	$982	$24,018	$(761)	$24,239
Sale of 25,000,000 Units, net of underwriting discount, offering expenses and fair value of public warrants	25,000,000	2,500	—	—	226,381,992	—	226,384,492
Sale of 700,000 Private Placement Units, net of fair value of private warrants	700,000	70	—	—	6,720,513	—	6,720,583
Net loss	—	—	—	—	—	(767,176)	(767,176)
Common stock subject to possible redemption	(25,000,000)	(2,500)	—	—	(233,126,523)	(16,870,977)	(250,000,000)
Balance as of March 31, 2021 (restated)	700,000	70	9,816,667	982	—	(17,638,914)	(17,637,862)
Forfeiture of Class B common stock held by initial stockholders	—	—	(1,250,000)	(125)	—	125	—
Net income	—	—	—	—	—	1,019,064	1,019,064
Balance as of June 30, 2021 (restated)	700,000	70	8,566,667	857	—	(16,619,725)	(16,618,798)
Net loss	—	—	—	—	—	(5,763,793)	(5,763,793)
Balance as of September 30, 2021	700,000	$70	8,566,667	$857	—	$(22,383,518)	$(22,382,591)

The accompanying notes are an integral part of these unaudited financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

Cash flows from operating activities:
Net loss	$(5,511,905)
Adjustments to reconcile net income to net cash used in operating activities:
Interest on marketable securities held in Trust Account	(13,873)
Offering costs allocated to warrants	566,948
Change in fair value of warrant liability	1,392,083
Changes in operating assets and liabilities:
Prepaid expenses	(283,708)
Other non-current assets	(110,473)
Accrued offering costs and expenses	2,502,189
Due to related party	8,391
Net cash used in operating activities	(1,450,348)

Cash Flows from investing activities:
Investment of cash in Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discount	245,000,000
Proceeds from sale of Private Placement Units	7,000,000
Payment of offering costs	(372,927)
Net cash provided by financing activities	251,627,073

Net change in cash	176,725
Cash, beginning of period	—
Cash, end of the period	$176,725

Supplemental disclosure of cash flow information:
Initial classification of common stock subject to possible redemption	$250,000,000
Change in common stock subject to possible redemption	$13,873
Initial classification of warrant liability	$10,258,582
Deferred underwriters’ discount payable charged to additional paid-in capital	$8,750,000

The accompanying notes are an integral part of these unaudited financial statements.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Athena Technology Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on December 8, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 (the “Effective Date”). On March 19, 2021, the Company consummated the IPO of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 4. Each Unit consists of one share of common stock, and one-third of one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per whole share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 700,000 Private Placement Units (the “Private Placement Warrants”), at a price of $10.00 per Private Placement Unit, in a private placement to Athena Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,000,000, which is discussed in Note 5.

Transaction costs of the IPO amounted to $14,203,291 consisting of $5,000,000 of underwriting discount, $8,750,000 of deferred underwriting discount, and $453,291 of other offering costs and of which $566,948 were allocated to expense associated with the warrant liability.

Following the closing of the IPO on March 19, 2021, $250,000,000 ($10.00 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the IPO and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete an initial Business Combination prior to March 19, 2023 (the “Combination Period”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial Business Combination within the combination period or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter.

If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares, Private Placement Shares (as defined in Note 3) and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares, Private Placement Shares and public shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote their Founder Shares, Private Placement Shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Merger Agreement

On July 7, 2021, the Company entered into a definitive agreement for a business combination with Heliogen, Inc. (“Heliogen”) a leading provider of AI-enabled concentrated solar power. Following the business combination, the Company expects to be renamed “Heliogen, Inc.” and will remain listed on the New York Stock Exchange under the new ticker symbol “HLGN”.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The business combination is structured as a statutory merger of the Company and Heliogen, with Heliogen surviving the merger as a wholly owned subsidiary of the Company. All of Heliogen’s stockholders are expected to rollover their equity into the combined company and to receive shares of the Company’s Class A common stock at closing as consideration.

Completion of the proposed transaction is subject to customary closing conditions, including the approval of the Company’s and Heliogen’s respective stockholders and regulatory approvals, and is expected to occur in the fourth calendar quarter of 2021.

In connection with the execution of the definitive business combination agreement, the Company entered into subscription agreements, dated on or about July 6, 2021 (the “Subscription Agreements”), with certain investors, pursuant to which such investors have agreed to purchase an aggregate of 16,500,000 shares of common stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $165,000,000, to be issued immediately prior to and conditioned upon the effectiveness of the consummation of the business combination. The obligations of each party to consummate the transactions pursuant to the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the business combination.

On August 30, 2021, the Company received a litigation demand letter (the “Class Vote Demand”) on behalf of Athena stockholder FWD LKNG GDD Irrevocable Trust. The Demand alleges that the Company violated Section 242(b)(2) of the Delaware General Corporation Law by not requiring separate class votes for holders of the Company’s Class A and Class B Common Stock in connection with the Company’s proposed transaction with Heliogen, Inc (“Heliogen”). According to the Class Vote Demand, a class vote is required under Section 242(b)(2) because consideration to the stockholders of Heliogen will be paid in newly issued Common Stock, following elimination of the Class B Common Stock. While such separate class vote is not required pursuant to Section 242(b)(2) of the DGCL, the Company has concluded that such separate class vote is advisable to prevent disruption to the proposed transaction with Heliogen, and to avoid the delay and expense of potential litigation and will amend its Form S-4 Registration Statement to reflect that change. Management believes that the ultimate outcome of the litigation demand will not have a material effect on these Financial Statements.

Liquidity and Going Concern Consideration

As of September 30, 2021, the Company had approximately $177,000 in its operating bank account, and a working capital deficit of approximately $2.1 million, which includes approximately $2.2 million of accrued professional fees not due to be paid until the consummation of the merger.

The Company’s liquidity needs up to March 19, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 6) for the founder shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000 and offering costs and expenses paid for by related parties (see Note 6). Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the officers and directors may, but are not obligated to, provide the Company with working capital loans. As of September 30, 2021, there were no amounts outstanding under any working capital loan.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, the Company can only complete a merger and continue to exist as a public company if there is sufficient Public Shares that do not redeem at the merger and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”

However, in light of recent comment letters issued by the Securities & Exchange Commission (“SEC”) to several special purpose acquisition companies, management re-evaluated the Company’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the Public Shares issued during the IPO and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99. Therefore, management concluded that all of the Public Shares should be classified as temporary equity in its entirety. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Public Shares with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.

In connection with the change in presentation for the Public Shares, the Company also restated its earnings per share calculation to allocate net income (loss) evenly to redeemable and nonredeemable common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock pro rata in the income (loss) of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the changes and has determined that the related impacts were material to any previously presented financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements impacted should be restated to report all public shares as temporary equity. As such the Company is restating those periods in this Quarterly Report.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact to the balance sheet as of March 19, 2021, the balance sheet as of March 31, 2021 and the balance sheet as of June 30, 2021 is presented below:
Balance Sheet as of March 19, 2021 (as revised in footnote 2 of form 10Q filed on May 24, 2021)	As Reported	Adjustment	As Restated
Common Stock subject to possible redemption	$227,542,138	$22,457,862	$250,000,000

Class A common stock, $0.0001 par value	295	(225)	70
Class B common stock, $0.0001 par value	982	—	982
Additional Paid in Capital	5,586,660	(5,586,660)	—
Accumulated Deficit	(587,936)	(16,870,977)	(17,458,913)
Total Stockholders’ Equity (Deficit)	$5,000,001	$(22,457,862)	$(17,457,861)
Number of shares subject to redemption	22,754,214	2,245,786	25,000,000
Balance Sheet as of March 31, 2021 (per form 10-Q filed on May 24, 2021)
Common Stock subject to possible redemption	$227,362,131	$22,637,869	$250,000,000

Class A common stock, $0.0001 par value	296	(226)	70
Class B common stock, $0.0001 par value	982	—	982
Additional Paid in Capital	5,766,666	(5,766,666)	—
Accumulated Deficit	(767,937)	(16,870,977)	(17,638,914)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(22,637,869)	$(17,637,862)
Number of shares subject to redemption	22,736,213	2,263,787	25,000,000
Statement of Operations for the three months ended March 31, 2021 (per form 10-Q filed on May 24, 2021)
Weighted average shares outstanding, redeemable Class A common stock	22,752,829	(19,419,496)	3,333,333
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$(0.06)	$(0.06)
Weighted average shares outstanding, non-redeemable Class A and Class B common stock	8,992,369	(332,369)	8,660,000
Basic and diluted net income per share, non-redeemable Class A and Class B common stock	(0.09)	0.03	(0.06)
Balance Sheet as of June 30, 2021 (per form 10-Q filed on August 13, 2021)
Common Stock subject to possible redemption	$228,381,200	$21,618,800	$250,000,000

Class A common stock, $0.0001 par value	286	(216)	70
Class B common stock, $0.0001 par value	857	—	857
Additional Paid in Capital	4,747,731	(4,747,731)	—
Retained Earnings (Accumulated Deficit)	251,127	(16,870,853)	(16,619,726)
Total Stockholders’ Equity (Deficit)	$5,000,001	$(21,618,800)	$(16,618,799)
Number of shares subject to redemption	22,838,120	2,161,880	25,000,000

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Statement of Operations for the three months ended June 30, 2021 (per form 10-Q filed on August 13, 2021)	As Reported	Adjustment	As Restated
Weighted average shares outstanding, redeemable Class A common stock	22,987,181	2,012,819	25,000,000
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.03	$0.03
Weighted average shares outstanding, non-redeemable Class A and Class B common stock	11,529,334	(2,262,667)	9,266,667
Basic and diluted net income per share, non-redeemable Class A and Class B common stock	$0.09	$(0.06)	$0.03
Statement of Operations for the six months ended June 30, 2021 (per form 10-Q filed on August 13, 2021)
Weighted average shares outstanding, redeemable Class A common stock	22,738,853	(8,512,334)	14,226,519
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.01	$0.01
Weighted average shares outstanding, non-redeemable Class A and Class B common stock	10,267,860	(1,302,850)	8,965,010
Basic and diluted net income per share, non-redeemable Class A and Class B common stock	$0.02	$(0.01)	$0.01

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim results for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At September 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 4, Note 5 and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Condensed Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Condensed Statement of Operations in the period of change.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. Transaction costs amounted to $14,203,291, of which $566,948 were allocated to expense associated with the warrant liability.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

Common Stock Subject to Possible Redemption

All of the 25,000,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at September 30, 2021 and December 31, 2020, since all the shares of Class A common stock can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99, all shares of Class A common stock subject to redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The deferred tax assets were deemed to be de minimis as of September 30, 2021 and December 31, 2020.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The provision for income taxes was deemed to be de minimis for the nine months ended September 30, 2021.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, Class A Common Stock and Class B Common Stock. Earnings and losses are shared pro rata between the two classes of shares.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

The Company’s statement of operations includes a presentation of net loss per share for Class A and Class B common Stock. Net loss per share for Class A and Class B common stock, basic and diluted, is calculated by dividing the proportionate share of net loss by the weighted average number of shares outstanding for the period.

Reconciliation of Net Loss per Common Share

The Company’s net loss is adjusted for the portion of net loss that is allocable to each class of common stock. The allocable net loss is calculated by multiplying net loss by the ratio of weighted average number of shares outstanding attributable to Class A and Class B common stock to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted loss per common share is calculated as follows:
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Class A Common Stock
Numerator: Net loss allocable to Class A common stock
Net loss	$(5,763,793)	$(5,511,905)
Less: Allocation of net loss to Class B common stock	(1,440,948)	(1,753,788)
Proportionate share of net loss	$(4,322,845)	$(3,758,117)
Denominator: Weighted Average Class A Common Stock
Basic and diluted weighted average shares outstanding	25,700,000	18,357,143
Basic and diluted net loss per share	$(0.17)	$(0.20)

Class B Common Stock
Numerator: Net loss allocable to Class B common stock
Net loss	$(5,763,793)	$(5,511,905)
Less: Allocation of net loss to Class A common stock	(4,322,845)	(3,758,117)
Proportionate share of net loss	$(1,440,948)	$(1,753,788)
Weighted average shares outstanding, basic and diluted	8,566,667	8,566,667
Basic and diluted net loss per common share	$(0.17)	$(0.20)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

Public Units

On March 19, 2021, the Company sold 25,000,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”).

Public Warrants

Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the initial Business Combination, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stocks issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering (cont.)

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 700,000 Private Placement Units at a price of $10.00 per Private Placement Units, for an aggregate purchase price of $7,000,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust. Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-third of one warrant (the “Private Placement Warrants”).

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Public Units sold in the IPO.

Note 6 — Related Party Transactions

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 9,816,667 shares of Class B common stock, par value $0.0001 (the “Founder Shares”). Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On May 3, 2021, the underwriters’ over-allotment option expired, not having been exercised, and accordingly, the 1,250,000 Founder Shares were forfeited (see Note 8).

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares (i) with respect to 25% of such shares, until consummation of the initial Business Combination, (ii) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, (iii) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and (iv) with respect to 25% of the Founder Shares, until the closing price of the Company’s Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, in connection with an initial Business Combination, the initial holders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the Lock-up.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 6 — Related Party Transactions (cont.)

Due to Related Party

Commencing on the date the securities of the Company were first listed on the New York Stock Exchange, the Company will pay its Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. A total of $64,516 has been accrued as of September 30, 2021.

Promissory Note — Related Party

On January 8, 2021, Company issued an unsecured promissory note to the Sponsor for an aggregate of up to $300,000 to cover expenses related to the IPO. This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. The Company did not draw down any amounts under the promissory note. The Sponsor and certain affiliates of the Sponsor have instead made payments for offering costs and expenses on behalf of the Company which were fully reimbursed as of September 30, 2021.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest-bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, it would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. Except as set forth above, the terms of Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. At September 30, 2021, no Working Capital Loans were outstanding.

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Units (including securities contained therein), which will be issued in a private placement simultaneously with the closing of the IPO and the shares of Class A common stock underlying such Private Placement Units and (iii) Private Placement Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement that were signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On March 19, 2021, the Company paid an underwriting discount of $5,000,000. Additionally, the underwriters are entitled to deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In addition, see Note 1, Merger Agreement for the litigation demand.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Equity (Deficit)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and provides that shares of preferred stock may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. At September 30, 2021 and December 31, 2020, there were 700,000 and 0 shares issued and outstanding, excluding 25,000,000 and no shares subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At September 30, 2021 and December 31, 2020, there were 8,566,667 and 9,816,667 shares of Class B common stock issued and outstanding, respectively. Of the 9,816,667 shares of Class B common stock outstanding at December 31, 2020, an aggregate of up to 1,250,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part. On May 3, 2021, the underwriters’ over-allotment option expired not exercised, and accordingly, the 1,250,000 shares were forfeited.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The Class B common stock will automatically convert into Class A common stock upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock outstanding (including the Private Placement Shares) upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any Private Placement Units and their underlying securities issued to the Sponsor or its affiliates upon conversion of the Working Capital Loans made to the Company).

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$250,013,873	$250,013,873	$—	$—

Liabilities:
Public Warrants Liability	$11,333,332	$11,333,332	$—	$—
Private Placement Warrants Liability	317,333	—	317,333	—
	$11,650,665	$11,333,332	$317,333	$—

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Condensed Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Condensed Statement of Operations.

The Company established the initial fair value of the Public Warrants and Private Warrants on March 19, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Warrants were classified as Level 3 at the initial measurement date, due to the use of unobservable inputs. As of May 9, 2021, when they began trading separately, the Public Warrants were classified as Level 1 due to use of the observed trading price of the separated Public Warrants, and the Private Warrants were classified as Level 2 due to the use of observed price of the Public Warrants which are considered similar liabilities for fair value measurement.

ATHENA TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes Level 3 liabilities for the nine months ended September 30, 2021:
Fair Value at January 1, 2021	$—
Initial fair value of public and private warrants	10,258,582
Change in fair value of public and private warrants	(2,805,582)
Transfer of public warrants to level 1	(7,250,000)
Transfer of private warrants to level 2	(203,000)
Fair Value at September 30, 2021	$—

The key inputs into the Monte Carlo simulation as of March 19, 2021 were as follows:
Inputs	(Initial Measurement) March 19, 2021
Risk-free interest rate	1.38%
Expected term remaining (years)	6.41
Expected volatility	25.0%
Stock price	$10.00

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Heliogen, Inc.

Pasadena, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Heliogen, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and shareholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California

May 17, 2021

Heliogen, Inc.

Balance Sheets

	As of December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$18,334,079	$14,944,825
Prepaid and other assets	240,836	90,503
Total current assets	18,574,915	15,035,328

Operating lease right-of-use assets	612,051	144,972
Property, plant, and equipment, net	575,325	467,608
Total assets	$19,762,291	$15,647,908

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Trade payables	$307,579	$358,529
Accrued expenses and other payables	316,523	152,017
Debt, current portion	323,521	—
Operating lease liabilities	208,735	73,883
Total current liabilities	1,156,358	584,429

Debt	87,420	—
Long-term operating lease liabilities	403,316	71,089
Warrant liability	44,319	36,824
Total liabilities	1,691,413	692,342
Commitments and contingencies (see Note 12)
Convertible Preferred Stock – Preferred shares, $0.001 par value; 60,274,078 shares authorized and 58,554,536 shares outstanding as of December 31, 2020; 60,274,078 shares authorized and 50,588,630 shares outstanding as of December 31, 2019 (see Note 4)	45,932,453	35,690,739
Shareholders’ deficit
Special stock, $0.001 par value; 0 shares authorized and 0 shares outstanding as of December 31, 2020; 1 share authorized and 1 share outstanding as of December 31, 2019 (see Note 4)	—	—
Common shares, $0.001 par value; 88,206,793 shares authorized and 4,053,489 shares outstanding as of December 31, 2020; 81,206,793 shares authorized and 3,867,136 shares outstanding as of December 31, 2019 (see Note 4)	4,053	3,867
Additional paid-in capital	1,306,257	995,505
Accumulated deficit	(29,171,885)	(21,734,545)
Total shareholders’ deficit	(27,861,575)	(20,735,173)
Total liabilities, convertible preferred stock, and shareholders’ deficit	$19,762,291	$15,647,908

The accompanying notes are an integral part of these Financial Statements.

Heliogen, Inc.

Statements of Operations

	Year Ended December 31,
	2020	2019
Revenue	$200,000	$—
Cost of sales	417,106	—
Gross loss	(217,106)	—

Operating expenses:
Selling, general, and administrative	3,719,254	2,689,591
Research and development	3,582,934	4,702,523
Total operating expenses	7,302,188	7,392,114
Operating loss	(7,519,294)	(7,392,114)

Interest expense	(2,854)	—
Other income, net	84,808	62,218
Net loss before taxes	(7,437,340)	(7,329,896)
Provision for income taxes	—	—
Net loss	$(7,437,340)	$(7,329,896)

Losses per share
Losses per share – Basic	$(1.88)	$(1.97)
Losses per share – Diluted	$(1.88)	$(1.97)
Weighted average number of shares outstanding during the period – Basic	3,962,932	3,727,064
Weighted average number of shares outstanding during the period – Diluted	3,962,932	3,727,064

The accompanying notes are an integral part of these Financial Statements.

Heliogen, Inc.

Statements of Convertible Preferred Stock and Shareholders’ Deficit

			Shareholders’ Deficit
	Convertible Preferred Stock		Special Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	39,219,813	$21,004,038	1	$—	3,494,744	$3,495	$658,121	$(14,404,649)	$(13,743,033)

Net loss	—	—	—	—	—	—	—	(7,329,896)	(7,329,896)
Issuance of preferred shares, net of issuance costs of $13.3 thousand	11,368,817	14,686,701	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	269,918	—	269,918
Shares issued for stock options exercised	—	—	—	—	372,392	372	67,466	—	67,838
Balance as of December 31, 2019	50,588,630	$35,690,739	1	$—	3,867,136	$3,867	$995,505	$(21,734,545)	$(20,735,173)

Net loss	—	—	—	—	—	—	—	(7,437,340)	(7,437,340)
Issuance of preferred shares, net of issuance costs of $20.0 thousand	7,965,906	10,241,714	—	—	—	—	—	—	—
Special Stock conversion	—	—	(1)	—	1	—			—
Share-based compensation	—	—	—	—	—	—	278,202	—	278,202
Shares issued for stock options exercised	—	—	—	—	186,352	186	32,550	—	32,736
Balance as of December 31, 2020	58,554,536	$45,932,453	—	$—	4,053,489	$4,053	$1,306,257	$(29,171,885)	$(27,861,575)

The accompanying notes are an integral part of these Financial Statements.

Heliogen, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,437,340)	$(7,329,896)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	139,304	46,146
Share-based compensation	278,202	269,918
Non-cash operating lease cost	133,608	64,417
Loss on warrant valuation	7,495	21,448
Changes in assets and liabilities:
Accounts receivable trade, net	—	293,884
Prepaid and other assets	(150,335)	220,467
Trade payables	(50,950)	238,238
Accrued expenses and other payables	212,019	(22,787)
Operating lease liabilities	(133,608)	(64,417)
Net cash used in operating activities	(7,001,605)	(6,262,582)
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(294,532)	(442,145)
Net cash used in investing activities	(294,532)	(442,145)
FINANCING ACTIVITIES:
Proceeds from exercise of stock options	32,736	67,838
Proceeds from issuance of preferred shares, net of issuance costs of $13.3 thousand and $20.0 thousand, respectively	10,241,714	14,686,701
Proceeds from Paycheck Protection Program loan	410,941	—
Net cash provided by financing activities	10,685,391	14,754,539
INCREASE IN CASH AND CASH EQUIVALENTS	3,389,254	8,049,812
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	$14,944,825	$6,895,013
CASH AND CASH EQUIVALENTS, END OF THE YEAR	$18,334,079	$14,944,825
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$—	$—
Cash paid for incomes taxes, net	$—	$—
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Right-of-use assets obtained in exchange for new operating lease liabilities	$600,687	$73,278
Capitalization of property, plant and equipment incurred but not yet paid	$24,668	$72,179
Operating lease right-of-use asset recorded on adoption of ASC 842	$—	$136,111

The accompanying notes are an integral part of these Financial Statements.

Heliogen, Inc.
Notes to the Financial Statements

1.    Organization and Operations

Heliogen is a clean energy company focused on eliminating the need for fossil fuels. Our mission is to create the world’s first technology that can commercially replace fossil fuels in industrial processes with carbon-free, ultra-high temperature heat from the sun and to transform sunlight into fuels, including hydrogen, at scale. Unless otherwise indicated or the context requires otherwise, references in our financial statements (our “Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Heliogen.

Our activities are subject to significant risks and uncertainties, including failing to secure additional funding or contracts to operationalize our current technology before another company develops similar technology. We have experienced net losses of $7.4 million and $7.3 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $29.2 million and $18.3 million in cash and cash equivalents. The Company has no material debt commitments. Substantially all of the Company’s net losses have resulted from costs incurred in connection with its research and development activities and its general and administrative expenses to support operations. The Company’s net losses may fluctuate significantly from quarter to quarter and year to year.

The Company believes that its available cash as of December 31, 2020, together with the net proceeds received from the 2021 Simple Agreement for Future Equity (“SAFE”) Transaction, as described in the subsequent events footnote, will be sufficient to fund liquidity and capital expenditure requirements for at least the next 12 months from the date of issuance of these Financial Statements. However, the Company expects to continue to incur significant operating expenses for the foreseeable future in connection with its ongoing activities. Accordingly, the Company may continue to require substantial additional capital to fund its projected operating requirements. Such additional capital may not be available when needed or on terms favorable to the Company. There can be no assurance that the Company will be able to continue to raise additional capital through the sale of securities in the future. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial conditions and future prospects.

COVID-19 Pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. During 2020, the Company’s operations were impacted by the stay-at-home orders imposed by various government agencies. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to fully estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2021.

Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, Consolidated Appropriations Act (“CAA”), and American Rescue Plan of 2021 (“ARP”)

On March 27, 2020, President Trump signed into law the CARES Act which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

Heliogen, Inc.
Notes to the Financial Statements

1.    Organization and Operations (cont.)

It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

We continue to examine the impact that the CARES Act may have on our business. Currently, we are unable to determine the impact that the CARES Act will have on our financial condition, results of operations, or liquidity.

On December 29, 2020 the Consolidated Appropriations Act (“CAA”) was enacted in the United States. The CAA provides numerous tax provisions and notably for the Company changes the tax treatment of expenses paid for with a PPP loan from non-deductible to deductible and introduced several additional potential credits and benefits for employers to consider including, but not limited to, the ability for employers who have previously obtained a PPP Loan to potentially also qualify for Employee Retention Credits (“ERC”), initially created as part of the CARES Act. In March 2021, the ARP was enacted to, amongst other things, extend and expand ERC benefits through December 31, 2021. The Company evaluated the provisions of the ARP and it does not anticipate the provisions of either to have a material impact on its provision for income taxes.

2.    Summary of Significant Accounting Policies

Basis of Presentation.    Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our Financial Statements and the accompanying notes. On an ongoing basis, we evaluate our estimates, including those related to inputs used to recognize revenue over time, accounting for income taxes, the fair values of share-based compensation, lease liabilities, common and preferred stock and warrant liabilities, and long-lived asset impairments. Despite our intention to establish accurate estimates and reasonable assumptions, actual results could differ materially from such estimates and assumptions.

Fair Value Measurements.    We measure certain assets and liabilities at fair value, which is defined as the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. Our fair value measurements use the following hierarchy, which prioritizes valuation inputs based on the extent to which the inputs are observable in the market.

Level 1 — Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2 — Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs are observable in active markets are Level 2 valuation techniques.

Level 3 — Valuation techniques in which one or more significant inputs are unobservable. Such inputs reflect our estimate of assumptions that market participants would use to price an asset or liability.

Cash and Cash Equivalents.    We consider highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

Accounts Receivable Trade.    We record trade accounts receivable for our unconditional rights to consideration arising from our performance under contracts with customers. The carrying value of such receivables, net of the allowance for credit losses, represents their estimated net realizable value. Payment terms for sales are generally due upon demand or within 60 days of satisfying the associated performance obligations. As a practical expedient, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect,

Heliogen, Inc.
Notes to the Financial Statements

2.    Summary of Significant Accounting Policies (cont.)

at contract inception, that the period between our transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less. We typically do not include extended payment terms in our contracts with customers.

As of December 31, 2020 and 2019, we did not have a balance in accounts receivable trade.

Accounts Receivable, Unbilled.    Accounts receivable, unbilled represents a contract asset for revenue that has been recognized in advance of billing the customer, which is common for long-term contracts. Accordingly, revenue could be recognized in advance of billing the customer, resulting in an amount recorded to “Accounts receivable, unbilled and retainage” or “Other assets” depending on the expected timing of payment for such unbilled receivables. Once we have an unconditional right to consideration under a construction contract, we typically bill our customer and reclassify the “Accounts receivable, unbilled and retainage” to “Accounts receivable trade.” Billing requirements vary by contract but are generally structured around the completion of certain development, construction, or other specified milestones.

As of December 31, 2020 and 2019, we did not have a balance in accounts receivable, unbilled.

Allowance for Credit Losses.    The allowance for credit losses is a valuation account that is deducted from a financial asset’s amortized cost to present the net amount we expect to collect from such asset. We estimate allowances for credit losses using relevant available information from both internal and external sources. We monitor the estimated credit losses associated with our trade accounts receivable and unbilled accounts receivable based primarily on our collection history and the delinquency status of amounts owed to us, which we determine based on the aging of such receivables. Such methods and estimates are adjusted, as appropriate, for relevant past events, current conditions, such as the COVID-19 pandemic and related containment measures, and reasonable and supportable forecasts. We recognize write-offs within the allowance for credit losses when cash receipts associated with our financial assets are deemed uncollectible. See our assessment of the impacts of adopting Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (as amended by ASU No. 2018-19) in Standards adopted.

As of December 31, 2020 we did not have a balance in allowance for credit losses. As of December 31, 2019 we wrote off the entire balance of a note receivable received in 2019. See Note 8 for more details.

Property, Plant and Equipment.    We report our property, plant and equipment at cost, less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, required installation costs, interest capitalized during the construction period, and any expenditures that substantially add to the value of or substantially extend the useful life of the assets. We capitalize costs related to computer software obtained or developed for internal use, which generally includes enterprise-level business and finance software that we customize to meet our specific operational requirements. We expense repair and maintenance costs at the time we incur them.

We begin depreciation for our property, plant, and equipment when the assets are placed in service. We consider such assets to be placed in service when they are both in the location and condition for their intended use. We compute depreciation expense using the straight-line method over the estimated useful lives of assets, as presented in the table below. We depreciate leasehold improvements over the shorter of their estimated useful lives or the remaining term of the lease. The estimated useful life of an asset is reassessed whenever applicable facts and circumstances indicate a change in the estimated useful life of such asset has occurred.
Useful Lives in Years
Leasehold improvements	5
Computer equipment and software	2
Machinery, vehicles, and other equipment	5
Furniture and fixtures	2

Heliogen, Inc.
Notes to the Financial Statements

2.    Summary of Significant Accounting Policies (cont.)

Asset Impairments.    We assess long-lived assets classified as “held and used,” including our property, plant and equipment and operating lease assets, for impairment whenever events or changes in circumstances arise, including consideration of technological obsolescence, that may indicate that the carrying amount of such assets may not be recoverable. These events and changes in circumstances may include a significant decrease in the market price of a long-lived asset; a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; a significant adverse change in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; a current-period operating or cash flow loss combined with a history of such losses or a projection of future losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2020 and 2019, we recorded no impairment.

When impairment indicators are present, we compare undiscounted future cash flows, including the eventual disposition of the asset group at market value, to the asset group’s carrying value to determine if the asset group is recoverable. If the carrying value of the asset group exceeds the undiscounted future cash flows, we measure any impairment by comparing the fair value of the asset group to its carrying value. Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, (ii) third-party valuations, and/or (iii) information available regarding the current market value for such assets. If the fair value of an asset group is determined to be less than its carrying value, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment, and such projections may vary from the cash flows eventually realized.

We consider a long-lived asset to be abandoned after we have ceased use of the asset and we have no intent to use or repurpose it in the future. Abandoned long-lived assets are recorded at their salvage value, if any.

Variable Interest Entities (“VIE”).    We may enter into relationships with or make investments in other entities that may be VIEs. A VIE is consolidated in the Financial Statements if we have the power to direct activities that most significantly impact the economic performance of the VIE and have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE, as defined by Accounting Standards Codifications (“ASC”) 810, Consolidation. Point Load Power, Inc (“PLP”) is a VIE in which we have a variable interest in the form of less than 50% equity ownership. We have concluded that we are not most closely associated with PLP, and PLP’s other variable interest holders are not under our common control. Additionally, based on PLP’s purpose, design, and its contractual arrangements, substantially all of PLP’s business activities do not involve, nor are they substantially conducted on behalf of us. Accordingly, we are not PLP’s primary beneficiary, and therefore have not consolidated PLP within our Financial Statements as of and for the years ended December 31, 2020 and 2019.

Advertising Costs.    Advertising costs are expensed as incurred and totaled approximately $249.9 thousand and $157.2 thousand, for the years ended December 31, 2020 and 2019, respectively. Advertising costs are presented within selling, general, and administrative in the Statements of Operations.

Leases.    Upon commencement of a lease, we recognize a lease liability for the present value of the lease payments not yet paid, discounted using an interest rate that represents our ability to borrow on a collateralized basis over a period that approximates the lease term. We also recognize a lease asset, which represents our right to control the use of the underlying property, plant, or equipment, at an amount equal to the lease liability, adjusted for prepayments and initial direct costs.

We subsequently recognize the cost of operating leases on a straight-line basis over the lease term, and any variable lease costs, which represent amounts owed to the lessor that are not fixed per the terms of the contract, are recognized in the period in which they are incurred. Any costs included in our lease arrangements that are not directly

Heliogen, Inc.
Notes to the Financial Statements

2.    Summary of Significant Accounting Policies (cont.)

related to the leased assets, such as maintenance charges, are included as part of the lease costs. Leases with an initial term of one year or less are considered short-term leases and are not recognized as lease assets and liabilities. We also recognize the cost of such short-term leases on a straight-line basis over the term of the underlying agreement.

Many of our leases contain renewal options that are exercisable at our discretion. At the commencement date of a lease, we include in the lease term any periods covered by a renewal option, to the extent we are reasonably certain to exercise such options. In making this determination, we seek to align the lease term with the expected economic life of the underlying asset.

Deferred Revenue.    When we receive consideration, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a sales contract, we record deferred revenue, which represents a contract liability. Such deferred revenue typically results from billings in excess of costs incurred on long-term contracts and advance payments received. As a practical expedient, we do not adjust the consideration in a contract for the effects of a significant financing component when we expect, at contract inception, that the period between a customer’s advance payment and our transfer of a promised product or service to the customer will be one year or less. Additionally, we do not adjust the consideration in a contract for the effects of a significant financing component when the consideration is received as a form of performance security.

As of December 31, 2020 and 2019, we did not have a balance in deferred revenue.

Revenue Recognition — Engineering & Development (“E&D”).    We recognize revenue over time as work is performed using the incurred costs method, which we believe is the method that most accurately reflects our progress toward satisfaction of the performance obligation. Under this method, revenue arising from fixed-price contracts is recognized as work is performed based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations.

Incurred costs include all direct material, labor, and subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies, and tools. Project material costs are included in incurred costs when the project materials have been installed by being permanently attached or fitted. Cost-based input methods of revenue recognition require us to make estimates of net contract revenues and costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete the projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated.

Research and Development.    We incur research and development costs during the process of researching and developing new products and enhancing our existing products, technologies, and manufacturing processes. Our research and development costs consist primarily of employee compensation, materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial manufacturing.

Concentration of Credit Risk:    We are exposed to credit losses in the event of nonperformance by the counterparties to our financial instruments. Financial and instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Our investment policy requires cash and cash equivalents to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer.

We perform credit evaluations of our customers’ financial condition whenever deemed necessary. We maintain an allowance for credit losses based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness, current economic trends, and reasonable and supportable forecasts.

Heliogen, Inc.
Notes to the Financial Statements

2.    Summary of Significant Accounting Policies (cont.)

Customer Concentration Risk.    We currently have one customer for which all of our revenue was derived.

Share-Based Compensation.    We recognize share-based compensation expense for the estimated fair value of stock option awards issued as compensation to individuals over the requisite service period, which is generally four years. We account for forfeitures of stock option awards as such forfeitures occur. Accordingly, when an associate’s employment is terminated, all previously unvested options granted to such associate are forfeited, which results in a benefit to share-based compensation expense in the period of such employee’s termination equal to the cumulative expense recorded through the termination date for the unvested awards. We recognize share-based compensation expense for options with graded vesting schedules on a straight-line basis over the requisite service periods ensuring that cumulative recorded stock-based compensation expense equals the grant date fair value of vested awards at each period-end.

Income Taxes.    We use the asset and liability method to account for income taxes whereby we calculate deferred tax assets or liabilities using the enacted tax rates and tax law applicable to when any temporary differences are expected to reverse. We establish valuation allowances, when necessary, to reduce deferred tax assets to the extent it is more likely than not that such deferred tax assets will not be realized.

Income tax expense includes (i) deferred tax expense, which generally represents the net change in deferred tax assets or liabilities during the year plus any change in valuation allowances, and (ii) current tax expense, which represents the amount of tax currently payable to or receivable from taxing authorities. We only recognize tax benefits related to uncertain tax positions that are more likely than not of being sustained upon examination. For those positions that satisfy such recognition criteria, the amount of tax benefit that we recognize is the largest amount of tax benefit that is more likely than not of being sustained on ultimate settlement of the uncertain tax position. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision.

Related Party Transactions.    See Note 11 to our Financial Statements for information on these transactions.

Accounting standards

The following table provides a brief description of recent accounting standards updated (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that could have a material effect on our Financial Statements:

Standards adopted
Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (as amended by ASU No. 2018-19)

This standard amends current guidance on the impairment of financial instruments by adding an impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its life of asset estimate of expected credit losses at the time of recognition of the related asset.

January 2020

On January 1, 2020, we adopted ASU No. 2016-13 using the modified retrospective approach required by the ASU. We determined our credit losses by applying an expected loss rate to the outstanding balance of accounts receivable for each of our contracts. The adoption of ASU No. 2016-13 was immaterial to our Financial Statements for the year ended December 31, 2020.

Heliogen, Inc.
Notes to the Financial Statements

2.    Summary of Significant Accounting Policies (cont.)

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU No. 2016-02, Leases (Topic 842)

This standard introduces a lessee model that brings most leases on the balance sheet. This will increase a lessee’s reported assets and liabilities — in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP.

January 2019

We adopted ASU No. 2016-02 using the transition method outlined in ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, resulting in no cumulative adjustment to accumulated deficit as our lease portfolio consists solely of operating leases. Refer to Note 7 for further discussion.

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as clarified and amended by ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, and ASU 2016-20

This standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance.

January 2018

We applied the modified retrospective transition method to all contracts upon the adoption of ASU 2014-09. We provided the additional required disclosures, but the cumulative adjustment from our adoption was zero in our Financial Statements. See Note 3.

Standards not yet adopted
Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

The standard simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities.

January 2021

The adoption of ASU No. 2019-12 will result in changes to deferred tax liabilities and deferred income tax expense. We do not expect the adoption of ASU No. 2019-12 to have a material impact on our Financial Statements.

ASU No. 2020-06, Debt with Conversion and Other Options	This standard simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity	January 2022	We are currently evaluating ASU No. 2020-06 noting that we have not determined the full impact of adoption of ASU 2020-06 on our Financial Statements.

Heliogen, Inc.
Notes to the Financial Statements

3.    Revenue from Contracts with Customers

We operate our business under one operating segment through which we provide E&D services. We may provide any combination of individual products and services within such capabilities depending upon the customer and market opportunity.

We recognize revenue over time using the incurred costs method for our E&D services, in which significant judgment is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress toward contract completion. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known. For the year ended December 31, 2020, there were no cumulative effects of revisions to estimates related to net contract revenues or costs to complete contracts, as such, we did not recognize any impact to revenue during the periods presented.

Our contracts with customers may include multiple promised goods and services. In such cases, we identify performance obligations by evaluating whether the promised goods and services are capable of being distinct within the context of the contract at contract inception. Promised goods and services that are not distinct at contract inception are combined. Once we identify the performance obligations, we will determine a transaction price based on contractual amounts and an estimate of variable consideration. We allocate the transaction price to each performance obligation based the on relative stand-alone selling price (“SSP”) maximizing the use of observable inputs. Judgment is exercised to determine the SSP of each distinct performance obligation.

As of December 31, 2020, we had completed our obligations under our only contract in which $200.0 thousand of revenue was generated for the year ended December 31, 2020. We entered into a separate contract with the same counterparty for an aggregate transaction price of $6.0 million, of which no revenue was recognized in the year ended December 31, 2020, as performance on the contract had not commenced. We expect to recognize the $6.0 million as revenue in 2021. Services under both contracts were performed and scheduled to be performed for a non-governmental customer in Australia. We generally collect payment within 60 days of billing.

There were no significant changes in our contract assets or liabilities as of and for the years ended December 31, 2020 and 2019.

On January 1, 2019 our balance in accounts receivable trade, net was $293.9 thousand. We did not have an opening balance in either contract assets or contract liabilities.

Revenue recognized for the year ended December 31, 2020 relates solely to the performance obligation satisfied in 2020, with no revenue recognized from performance obligations satisfied in prior periods.

4.    Outstanding Shares

Preferred Stock

As of December 31, 2020, we had authorized 60,274,078 shares of undesignated convertible preferred stock, $0.001 par value, of which 58,554,536 and 50,588,630 shares were issued and outstanding as of December 31, 2020 and 2019, respectively. Our Board of Directors (the “Board”) and existing stock stockholders are authorized to determine the rights of each offering of preferred stock including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and its charter.

Heliogen, Inc.
Notes to the Financial Statements

4.    Outstanding Shares (cont.)

Our authorized convertible preferred stock consists of the following tranches as of December 31, 2020 and 2019:
	As of December 31,
	2020(1)	2019
Series Seed	4,000,000	4,000,000
Series Seed – 1	4,662,290	4,662,290
Series Seed – 2	8,484,214	8,484,214
Series Seed – 3	2,693,316	2,693,316
Series Seed – 4	941,868	941,868
Series A-1	18,610,884	18,610,884
Series A-2	20,881,506	20,881,506
Total authorized preferred stock	60,274,078	60,274,078

____________

(1)      See liquidation preference for the respective redemption rates.

Our outstanding convertible preferred shares and carrying values consist of the following tranches as of December 31, 2020 and 2019:
	As of December 31,
	2020(1)		2019(1)
	Outstanding	Carry Value	Outstanding	Carry Value
Series Seed	4,000,000	$100,000	4,000,000	$100,000
Series Seed – 1	4,662,290	2,686,199	4,662,290	2,686,199
Series Seed – 2	8,311,455	5,740,492	8,311,455	5,740,492
Series Seed – 3	2,693,316	1,921,543	2,693,316	1,921,543
Series Seed – 4	941,868	750,000	941,868	750,000
Series A – 1	18,610,884	9,887,284	18,610,884	9,891,936
Series A – 2	19,334,723	24,846,935	11,368,817	14,600,569
Total outstanding preferred stock	58,554,536	$45,932,453	50,588,630	$$35,690,739

____________

(1)      See liquidation preference for the respective redemption rates.

Conversion rights.    Each preferred share is convertible, at the holder’s option, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price, which is equal to the liquidation preference price described in the Liquidation preference paragraph below. The preferred shares will automatically convert into shares of Class A common stock at its then effective conversion rate immediately upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A common stock with gross proceeds to the Company of not less than $50.0 million at a per share price of not less than the price determined by dividing $150.0 million by the number of Class A common shares outstanding immediately prior to closing an IPO or upon the consent of a majority of each series of convertible preferred stock voting as a single class.

Liquidation preference.    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of, on a pari passu basis, Series Seed, Series Seed-1, Series Seed-2, Series Seed-3, Series Seed-4, Series A-1, and Series A-2 convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of the Special Stock (see below for a description of the terms of the Special Stock) and the common stock, $0.025, $0.57, $0.63, $0.69, $0.69, $0.53732, $1.29301 per share, respectively, plus any dividends declared but unpaid on such shares payable on a pari passu basis among the series. Thereafter, any remaining assets and funds of the Company will be (i) distributed ratably to the holders of Class A common stock and (ii) the holder of the Special Stock or Class B common stock shall be entitled to receive for each outstanding share of Special Stock or Class B common stock then held by it an amount equal to the par value

Heliogen, Inc.
Notes to the Financial Statements

4.    Outstanding Shares (cont.)

of such share (provided, however, that the right to receive the payment called for herein may be waived by the holder of the Special Stock or Class B common stock). A liquidation event is deemed to include the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another person or entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company’s voting power. The preferred stockholders can waive this “deemed” liquidation preference by a majority vote. Since the occurrence of a deemed liquidation event is outside the control of the Company, the preferred stock is not considered permanent equity and is classified as mezzanine equity and its carried at fair value, which is deemed to be the issuance proceeds received, less issuance costs, until such time as the occurrence of a deemed liquidation event or settlement of the preferred stock.

Voting rights.    The preferred stockholders are entitled to one vote for each share of Class A common stock into which such preferred stock can be converted. The preferred stock generally votes together with the Special Stock and the common stock and not as a separate class. The Company’s Amended and Restated Certificate of Incorporation include certain provisions which require a vote of at least a majority of preferred stockholders voting as a single class with respect to certain actions of the Board including: (1) effecting an amendment or waiver of any of the provisions of the Company’s certificate of incorporation or bylaws (including pursuant to a merger) if such action would adversely alter or change in any material respect the rights, preferences, privileges or restrictions of any outstanding series of preferred stock; (2) paying any dividends; (3) authorization, creation or issuance of any share of capital stock senior to, or on parity with such series of preferred stock with respect to any preferences, designations, privileges or powers; (4) increase the number of authorized shares of capital stock; (5) redeem, purchase or otherwise acquire any share or shares of preferred stock or Class A common stock (other than the repurchase of stock from employees, officers, directors or consultants of the Company in connection with the termination of their employment or services pursuant to agreements approved by the Board); (6) authorize any debt security in excess of $200.0 thousand; (7) effect a change in the size of the Board, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens, and (8) effect any action resulting in liquidation, dissolution winding up or any deemed liquidation as described above.

Dividends.    The holders of preferred stock are entitled to receive noncumulative dividends in an amount per share equal to 8% of the original issuance price per annum when, as, and if declared by the Board. No dividends will be paid to the Class A common stockholders until all dividends for such year have been paid to convertible preferred stockholders and if dividends are declared and paid to common stockholders they must also be declared and paid to preferred stockholders with at least the same terms.

Common Stock

As of December 31, 2020, we had 88,206,793 authorized shares of common stock, $0.001 par value, of which 4,053,489 and 3,867,136 shares were issued and outstanding as of December 31, 2020 and 2019, respectively.

Our authorized common stock consists of the following tranches as of December 31, 2020 and 2019:
	As of December 31,
	2020	2019
Class A	88,205,793	81,205,793
Class B	1,000	1,000
Total authorized common stock	88,206,793	81,206,793

Heliogen, Inc.
Notes to the Financial Statements

4.    Outstanding Shares (cont.)

Our outstanding common stock consist of the following tranches as of December 31, 2020 and 2019:
	As of December 31,
	2020	2019
Class A	4,053,489	3,867,136
Class B	—	—
Total outstanding common stock	4,053,489	3,867,136

We are authorized to issue Class A and Class B common stock and Special Stock. The Class A and Class B common stockholders are entitled to one vote for each share of Class A and Class B common stock held. The Class A and Class B common stock generally votes together with the Special Stock and the preferred stock and not as a separate class. The holder of the Special Stock is entitled to cast that number of votes equal to the greater of such holder’s actual votes or that number of votes equal to 80% of the voting power of all outstanding shares of capital stock of the Company in each vote of the stockholders of the Company or action by written consent of such stockholders held or taken for any purpose, including the election of directors.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and after payment to the holders of Preferred Stock of the amounts to which they are entitled prior and in preference to any distribution of any assets or surplus funds, any remaining assets and funds of the Company will be (i) distributed ratably among the holders of the Class A common stock; and (ii) the holder of the Special Stock or Class B common stock shall be entitled to receive for each outstanding share of Special Stock or Class B common stock then held by it an amount equal to the par value of such share (provided, however, that the right to receive the payment called for herein may be waived by the holder of the Special Stock or Class B common stock).

Since the inception of the Company, one share of Special Stock was held by Idealab Holdings, LLC; however, as of December 31, 2020, the one share of Special Stock is no longer outstanding as it was converted, pursuant to the elective conversion feature, into Class A common stock. Once converted, the share of Special Stock cannot be reissued. No dividend shall be paid on the Class A common stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the preferred stock, and no dividends on the Class A common stock shall be paid unless the amount of such dividend on the Class A common stock is also paid on the preferred stock on an as-converted to Class A common stock basis. No dividend shall be paid on the Class B common stock or Special Stock in any year. As of December 31, 2020, we did not have any authorized or outstanding shares of Special Stock, as the sole share was converted during 2020.

Warrant liability

For the years ended December 31, 2020 and 2019, the Company incurred a $7.5 thousand loss and a $21.4 thousand loss, respectively, on the warrant valuation reported within selling, general, and administrative expenses on the Statements of Operations. The warrants allow the holders to purchase 189,395 shares of Series-2 Preferred Stock at $0.69 per share, which expires on May 25, 2027.

Heliogen, Inc.
Notes to the Financial Statements

5.    Property, Plant and Equipment

The balance of property, plant and equipment, net is as follows:
	As of December 31,
	2020	2019
Property, plant, and equipment, gross
Leasehold improvements	$575,399	$493,723
Computer equipment	149,372	43,917
Machinery, vehicles, and other equipment	59,890	—
Furniture and fixtures	9,735	9,735
Total property, plant, and equipment, gross	794,396	547,375
Accumulated depreciation	(219,071)	(79,767)
Total property, plant, and equipment, net	$575,325	$467,608

Depreciation expense for property and equipment was $139.3 thousand and $46.1 thousand for the years ended December 31, 2020 and 2019, respectively.

6.    Debt

Our debt consists of the following:
	As of December 31,
	2020	2019
Debt obligations
Paycheck Protection Program(1)	$410,941	$—
Total debt(2)	$410,941	$—

____________

(1)      Bears interest at 1.0%, with recurring monthly interest payments commencing six months after execution of the loan, with the balance, unless otherwise forgiven, due on April 21, 2022. We believe the carrying value equals the fair value as of December 31, 2020. As of December 31, 2020, we had $2.9 thousand in accrued interest reported within accrued expenses and other payables on the Balance Sheet.

(2)      Of this amount, $323.5 thousand is reported within our current liabilities.

On April 21, 2020, we entered into an unsecured loan in the aggregate principal amount of $410.9 thousand (the “PPP Loan”) pursuant to the Paycheck Protection Program (the “PPP”), sponsored by the Small Business Administration (the “SBA”) as guarantor of loans under the PPP. The PPP is part of the CARES Act and provides for loans to qualifying businesses in a maximum amount equal to the lesser of $10.0 million and 2.5 times the average monthly payroll expenses of the qualifying business. The proceeds of the loan may only be used for payroll costs, rent, utilities, mortgage interests, and interest on other pre-existing indebtedness.

The application for these funds required us to, in good faith, certify that current economic uncertainty made the loan request necessary to support our ongoing operations. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on our future adherence to the forgiveness criteria. On October 7, 2020, the SBA released guidance clarifying the deferral period for PPP loan payments. The Paycheck Protection Flexibility Act of 2020 extended the deferral period for loan payments to either (1) the date that SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, ten months after the end of the borrower’s loan forgiveness covered period.

The PPP Loan was repaid in full on March 11, 2021.

Heliogen, Inc.
Notes to the Financial Statements

7.    Leases

On January 1, 2019, we adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), using the transition method outlined in ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. The adoption of ASU 2016-02 resulted in no cumulative adjustment to accumulated deficit as our lease portfolio consists solely of operating leases. On the date of adoption, January 1, 2019, we obtained a right-of-use assets in exchange for lease liabilities of $136.1 thousand, respectively, related to our portfolio of operating leases.

We elected the following practical expedients, as provided under the applicable transition guidance:

•        Package of practical expedients, which, among other things, allows us to carry forward our prior lease classifications under ASC 840, Leases;

•        Combine lease and nonlease components, which primarily relate to common area maintenance, for our office and manufacturing facilities, as a single lease component;

•        Use of hindsight in determining the lease term; and

•        Recognized lease payments on a straight-line basis over the lease term for all leases with a term of 12 months or less and were not classified on the balance sheet.

We enter into operating leases primarily for office and manufacturing facilities in California to support our customer development initiatives. Our leases, located in Pasadena, Alhambra and Lancaster, are leased under various agreements that extend for varying periods through 2023, with the option to extend our Lancaster lease through 2024. The extension option is reasonably certain to be exercised and included in the amounts recorded.

Our future minimum lease payments as of December 31, 2020 were as follows:
Operating Leases
Minimum future lease payments
2021	$235,882
2022	241,781
2023	183,056
2024	5,000
Total minimum future lease payments	665,719
Less: imputed interest	(53,668)
Total lease liability(1)	$612,051

____________

(1)      Includes the current and non-current lease liability, as reported in our Balance Sheet.

The following table presents the components of lease expense and supplemental cash flow information:
	Year Ended December31,
	2020	2019

Lease expense(1)	$230,242	$177,681
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows for operating leases	$133,608	$64,417

____________

(1)      Includes variable and short-term lease expenses, which are individually immaterial for disaggregation. Our lease expense is reported in selling, general, and administrative expense in the Statements of Operations.

Heliogen, Inc.
Notes to the Financial Statements

7.    Leases (cont.)

The following table presents other relevant information related to our leases as of December 31, 2020:
Operating Leases
Weighted-average remaining lease term	2.7 years
Weighted-average discount rate(1)	6.0%

____________

(1)      The discount rates applied to each operating lease reflects our estimated incremental borrowing rate which was determined based on lending rates specific to the type of leased real estate.

8.    Other Balance Sheet Items

Prepaid and other assets

The following summarizes the balances of prepaid and other assets as of December 31, 2020 and 2019:
	As of December 31,
	2020	2019
Vendor deposits	$46,649	$13,905
Prepaid expenses	174,906	63,598
Security deposit	19,281	13,000
Total prepaid and other assets	$240,836	$90,503

Note receivable

In 2019 we received a $2.1 million convertible note for the sale of assets for which we determined the convertible note was impaired in the same year for the full amount. The note was convertible into preferred shares, for which the conversion was exercised in 2020. As the note was fully impaired in 2019, we did not assign any value to the preferred shares upon conversion in 2020. As of and for the year ended December 31, 2020, we do not believe there is any future benefit nor value to assign to the investment.

Accrued expenses and other payables

The following summarizes the balances of accrued expenses and other payables as of December 31, 2020 and 2019:
	As of December 31,
	2020	2019
Payroll and related accruals	$154,936	$75,344
Accrued expenses	149,044	63,067
Other payables	12,543	13,606
Total accrued expenses and other payables	$316,523	$152,017

9.    Income Taxes

The CARES Act provided fast and direct economic assistance for American workers, families, small businesses, and industries. The CARES Act implemented a variety of programs to address issues related to the onset of the COVID-19 pandemic. The CARES Act was passed by Congress on March 25, 2020 and signed into law on March 27, 2020.

Of the CARES Act provisions, the most material income tax considerations to the Company are related to the amounts received under the PPP loans. The PPP loan was repaid in full on March 11, 2021, therefore, there are no tax considerations related to the principal amount received.

Heliogen, Inc.
Notes to the Financial Statements

9.    Income Taxes (cont.)

We believe that the remainder of the corporate income tax provisions of the CARES Act should not have a material impact on the Company after December 31, 2020. Due to the Company’s history of losses, there is no potential for the carryback of net operating losses (“NOL”). The temporary removal of the 80% income limitation on NOL usage has no impact as the Company has substantial NOLs generated in years prior to the enactment of the TCJA not subject to this 80% limitation. The Company also does not have any interest expense disallowed under Sec. 163(j) after consideration of the PPP loan adjustments discussed previously that would be impacted by the CARES Act.

The components of pre-tax income are as follows:
	Year Ended December 31,
	2020	2019
United States	$7,437,340	$7,329,896
Total loss before tax	$7,437,340	$7,329,896

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate:
	Year Ended December 31,
	2020	2019
U.S. federal statutory income tax rate	21.0%	21.0%
State and local income taxes, net of federal benefit	1.0%	0.9%
Non-Deductible Expenses	(0.5%)	(0.7%)
Valuation Allowance	(23.8%)	(21.3%)
Other	2.3%	0.1%
Total Deferred Tax Assets:	0.0%	0.0%

Significant components of the Company’s deferred tax assets are as follows:
	Year Ended December 31,
Deferred tax assets:	2020	2019
Net operating loss carryforwards	$5,605,200	$4,060,346
Accruals and Reserves	1,959	1,527
Stock Compensation	158,010	59,641
Operating Lease Liability	171,274	31,630
Other	603,678	462,195
Gross deferred tax assets	6,540,121	4,615,339
Less: Valuation Allowance	(6,257,691)	(4,487,748)
Net Deferred tax assets	282,430	127,591
Deferred tax liabilities:
Depreciation and Amortization	(111,156)	(95,961)
Right of Use Asset	(171,274)	(31,630)
Total Deferred Tax Assets:	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, projections of future taxable income and availability of taxable income in any carryback periods, the Company recorded a full valuation allowance against the Federal and state deferred tax assets of $6.3 million.

Heliogen, Inc.
Notes to the Financial Statements

9.    Income Taxes (cont.)

As of December 31, 2020, the Company has federal NOLs of $26.2 million and state NOLs of $2.3 million which will begin to expire starting in 2033. Of the aforementioned amounts, the amount of the Company’s federal NOL carryforwards subject to Section 382 of the federal tax code are $0.2 million and its California NOLs subject to a Section 382 limitation are $0.4 million. As of December 31, 2019, the Company has federal NOLs of $19.1 million and state NOLs of $1.5 million which will begin to expire starting in 2033. Of the aforementioned amounts, the amount of the Company’s federal NOLs subject to a Section 382 limitation are $0.2 million and its California NOLs subject to a 382 limitation are $0.4 million.

As of December 31, 2020, the Company had federal and state research tax credit carryforwards of $56.6 thousand.

As of December 31, 2020 and 2019, the Company recorded $56.6 thousand and $56.6 thousand, respectively, of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2020 and 2019, the Company recognized no interest and penalties related to uncertain tax positions.

The following table summarizes the activity related to the Company’s unrecognized tax benefits during the year ended December 31, 2019 and 2020:
Balance as of December 31, 2018	$—
Increases related to prior year tax positions	56,604
Decreases related to prior year tax positions	—
Balance as of December 31, 2019	$56,604
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Balance as of December 31, 2020	$56,604

The total amount of unrecognized tax benefits that, if recognized, would not affect the effective tax rate as of December 31, 2019 and December 31, 2020, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.

The tax years ended December 31, 2017 through December 31, 2020 remain open to examination by the Internal Revenue Service and December 31, 2016 through December 31, 2020 remain open to examination by California Franchise Tax Board. In addition, the utilization of net loss carryforwards are subject to Federal and State review for the periods in which those net losses were incurred. The Company is not currently under audit by any taxing jurisdictions.

10.    Share-based Compensation

The Company is authorized to issue up to 20,632,878 shares of its Class A common stock pursuant to the 2013 Stock Option Plan (the “2013 Plan”). As of December 31, 2020, 4,487,142 options are available for grant under the 2013 Plan. The purpose of the 2013 Plan is to incentivize employees, directors and consultants who render services to the Company by providing opportunities to purchase stock in the Company.

The Board administers the 2013 Plan, approves the individuals to whom options will be granted, determines the number of options to be granted and the term and exercise price of each option and the vesting pattern. Options granted pursuant to the terms of the 2013 Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying stock on the date of grant or 110% for incentive stock options issued to a ten percent or more stockholder of the Company. The term of the options granted under the 2013 Plan cannot be greater than ten years; five years for incentive stock options granted to a ten percent or more stockholder of the Company. Options granted generally vest twenty-five percent on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent three years. On December 20, 2019 and December 21, 2020, the 2013 Plan was amended to increase the number of authorized shares to 13,632,878 shares and 20,632,878 shares, respectively.

Heliogen, Inc.
Notes to the Financial Statements

10.    Share-based Compensation (cont.)

ASC 718, Compensation — Stock Compensation, requires that the cost of equity-based service awards be measured based on the grant date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. We recognize stock-based compensation expense ratably over the vesting periods of options. We value our options using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. We use a simplified method to determine the life of the options. The expected volatility of the options granted was estimated using the historical volatility of the comparable publicly traded companies over the expected term of the options as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market.

The fair value of the stock option awards was estimated using a Black-Scholes option pricing model. The table below summarizes the key inputs used in the valuation:
	2020	2019
Expected term	5.97	5.90
Expected volatility	40.9%	51.4%
Risk-free interest rate	0.5%	1.9%
Dividend yield	—	—

A summary of our stock option awards from January 1, 2019 to December 31, 2020 is as follows:
	Number of Options	Weighted-Average Grant-Date Fair Value ($)	Weighted-Average Exercise Price ($)	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($)
Outstanding balance as of December 31, 2018	8,330,955	0.10	0.18	9.42
Granted	1,555,000	0.10	0.16	9.36
Exercised	(502,494)	0.09	0.18	8.93	—(1)
Forfeited	(866,566)	0.09	0.23	—
Expired	(489,541)	0.17	0.24	—
Outstanding balance as of December 31, 2019	8,027,354	0.10	0.17	8.53
Granted	7,397,285	0.16	0.35	9.87
Exercised	(56,250)	0.09	0.18	0.08	11,813
Forfeited	(93,750)	0.09	0.18	—
Outstanding balance as of December 31, 2020	15,274,639	0.13	0.26	8.65	2,061,436
Exercisable as of December 31, 2020	6,642,867	0.10	0.19		1,359,628
Vested as of December 31, 2020	5,926,304	0.10

____________

(1)      The market price equaled the grant price when the options were exercised; therefore, the intrinsic value is zero.

As of December 31, 2020, the unrecognized compensation cost related to stock option awards was $1.3 million and is expected to be recognized over a weighted-average period of 1.63 years. For the years ended December 31, 2020 and 2019, we recognized $278.2 thousand and $269.9 thousand, respectively, of share-based compensation expense. For the year ended December 31, 2020, $131.1 thousand and $147.1 thousand were presented within research and development and selling, general, and administrative, respectively, in the Statements of Operations. For the year ended December 31, 2019, $111.4 thousand and $158.5 thousand were presented within research and development and selling, general, and administrative, respectively, in the Statements of Operations.

Heliogen, Inc.
Notes to the Financial Statements

11.    Losses Per Share

Basic and diluted losses per share (“EPS”) were as follows:
	Year Ended December 31,
	2020	2019
Numerator
Net loss	$(7,437,340)	$(7,329,896)
Denominator
Denominator for basic EPS – weighted-average shares	3,962,932	3,727,064
Effect of dilutive securities	—	—
Denominator for diluted EPS – weighted-average shares	3,962,932	3,727,064

EPS – Basic	$(1.88)	$(1.97)
EPS – Diluted	$(1.88)	$(1.97)

As of December 31, 2020 and 2019, 15,274,639 and 8,027,354 outstanding stock options, respectively, were excluded from the calculation of EPS, as their impact would be anti-dilutive.

As of December 31, 2020 and 2019, 189,395 outstanding warrants were excluded from the calculation of EPS, as their impact would be anti-dilutive.

As of December 31, 2020 and 2019, 58,554,536 and 50,588,630 outstanding convertible preferred shares, respectively, were excluded from the calculation of EPS, as their impact would be anti-dilutive.

12.    Related Party Transactions

Idealab

The Chairman of Idealab also serves as the Chief Executive Officer of our Company.

Idealab, a minority owner of Heliogen’s outstanding voting stock through its wholly owned subsidiary, Idealab Holdings, LLC, provides various services through a service agreement which includes leasing office space, accounting, human resources, legal, information technology, marketing, public relations, and certain other executive services

We are charged a fee for the specific services provided and these fees totaled $536.5 thousand and $553.9 thousand for the years ended December 31, 2020 and 2019, respectively. Related fees are reported within selling, general, and administrative in the Statements of Operations.

On occasion, Idealab may pay for certain expenses on our behalf, or which we reimburse Idealab. These expenses, include parking, postage, tax return preparation fees, patent fees, corporate filing fees, press release cost and are not considered related party. These fees totaled $280.7 thousand and $280.6 thousand for the years ended December 31, 2020 and 2019, respectively and are reported within selling, general, and administrative in the Statements of Operations.

NeoTribe Ventures I, LP, Nant Capital, LLC, and Prime Movers Lab Fund 1, LP

As of December 31, 2020, each entity has an ownership percentage greater than 10% and representation through a position on the Board. Other than compensation for services provided on the Board through stock option grants, there are no other material transactions.

Heliogen, Inc.
Notes to the Financial Statements

13.    Commitments and Contingencies

Litigation, claims and assessments

We are involved in various claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims, and other miscellaneous claims. We recognize a liability when we believe the loss is probable and reasonably estimable. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material effect on our Financial Statements.

As of December 31, 2020 and 2019, there were no loss contingencies outstanding.

14.    Subsequent Events

In preparing the Financial Statements, we have evaluated subsequent events occurring after December 31, 2020 through the date the Financial Statements were issued or are available to be issued.

SAFE Transaction:    In the first five months of 2021, we executed SAFE financing transactions with the following key terms, in exchange for approximately $83.4 million in gross proceeds:

•        When either a Special Purpose Acquisition Company (“SPAC”) transaction or Initial Public Offering (“IPO) occurs, investor(s) convert(s) at $750 million pre-money valuation;

•        If a SPAC, IPO, change of control, or other financing does not occur by December 31, 2021, the note converts into a new Series B with the same terms as our existing Series A-2 at a $750 million pre-money valuation;

•        If there is a change of control, the investor(s) will receive proceeds equal to the greater of the purchase amount or what they would receive assuming they are converting at $750 million pre-money valuation; and

•        If there is an equity financing before December 31, 2021, the investor(s) convert(s) at round price if it is lower than a $750 million valuation, with a cap of $750 million.

Heliogen, Inc.
($ in thousands, except share data)
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$40,126	$18,334
Investments, available-for-sale (amortized cost of $36,876)	36,869	—
Interest receivable	158	—
Receivables	94	—
Prepaid and other current assets	1,127	241
Total current assets	78,374	18,575
Operating lease right-of-use assets	16,709	612
Property, plant, and equipment, net	1,825	575
Goodwill	4,270	—
Restricted cash	1,500	—
Other long-term assets	3,983	—
Total assets	$106,661	$19,762
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Trade payables	$2,025	$307
Contract liabilities	1,660	—
Debt, current portion	40	324
Accrued expenses and other current liabilities	4,742	525
Total current liabilities	8,467	1,156
Debt, net of current portion	—	87
SAFE instruments	146,405	—
Operating lease liabilities, net of current portion	14,767	403
Warrant liability	2,650	46
Other long-term liabilities	2,597	—
Total liabilities	174,886	1,692
Commitments and contingencies (see Note 12)
Convertible preferred stock – Preferred shares, $0.001 par value; 60,274,078 shares authorized and 58,554,536 shares outstanding as of September 30, 2021 and December 31, 2020 (see Note 4)	45,932	45,932
Shareholders’ deficit
Common stock, $0.001 par value; 88,206,793 shares authorized and 5,953,658 shares issued and outstanding as of September 30, 2021; 88,206,793 shares authorized and 4,053,489 shares issued and outstanding as of December 31, 2020 (see Note 4)	6	4
Additional paid-in capital	3,738	1,306
Accumulated other comprehensive loss	(64)	—
Accumulated deficit	(117,837)	(29,172)
Total shareholders’ deficit	(114,157)	(27,862)
Total liabilities, convertible preferred stock, and shareholders’ deficit	$106,661	$19,762

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

Heliogen, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
($ in thousands, except per share and share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$2,202	$108	$3,563	$200
Cost of sales	1,375	325	2,736	417
Gross profit	827	(217)	827	(217)

Operating expenses:
Selling, general, and administrative	8,687	770	15,099	2,107
Research and development	4,618	682	8,891	2,140
Total operating expenses	13,305	1,452	23,990	4,247
Operating loss	(12,478)	(1,669)	(23,163)	(4,464)

Interest expense	—	(1)	(1)	(2)
SAFE instruments remeasurement	(15,533)	—	(62,993)	—
Warrant remeasurement	(322)	—	(2,604)	(1)
Other income, net	57	3	96	80
Net loss before taxes	(28,276)	(1,667)	(88,665)	(4,387)
Provision for income taxes	—	—	—	—
Net loss	(28,276)	(1,667)	(88,665)	(4,387)
Other comprehensive loss, net of taxes
Unrealized losses on available-for-sale securities	7	—	(7)	—
Cumulative translation adjustment	(57)	—	(57)	—
Total comprehensive loss	$(28,326)	$(1,667)	$(88,729)	$(4,387)

Losses per share
Losses per share – Basic	$(4.93)	$(0.42)	$(16.76)	$(1.11)
Losses per share – Diluted	$(4.93)	$(0.42)	$(16.76)	$(1.11)
Weighted average number of shares outstanding – Basic	5,734,865	3,997,238	5,290,676	3,949,360
Weighted average number of shares outstanding – Diluted	5,734,865	3,997,238	5,290,676	3,949,360

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

Heliogen, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock and Shareholders’ Deficit
($ in thousands, except share data)
(unaudited)

	Convertible Preferred Stock		Shareholders’ Deficit
			Special Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	50,588,630	$35,691	1	$—	3,867,136	$4	$996	$(21,735)	$(20,735)
Net loss	—	—	—	—	—	—	—	(1,273)	(1,273)
Issuance of preferred shares, net of issuance costs of $18.5 thousand	7,192,517	9,281	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	76	—	76
Shares issued for stock options exercised	—	—	—	—	65,051	—	11	—	11
Balance as of March 31, 2020	57,781,147	$44,972	1	$—	3,932,187	$4	$1,083	$(23,008)	$(21,921)
Net loss	—	$—	—	$—	—	$—	$—	$(1,447)	$(1,447)
Issuance of preferred shares, net of issuance costs of $40.8 thousand	773,389	960	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	75	—	75
Shares issued for stock options exercised	—	—	—	—	65,051	—	11	—	11
Balance as of June 30, 2020	58,554,536	$45,932	1	$—	3,997,238	$4	$1,169	$(24,455)	$(23,282)
Net loss	—	$—	—	$—	—	$—	$—	$(1,667)	$(1,667)
Share-based compensation	—	—	—	—	—	—	57	—	57
Balance as of September 30, 2020	58,554,536	$45,932	1	$—	3,997,238	$4	$1,226	$(26,122)	$(24,892)
	Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	58,554,536	$45,932	4,053,489	$4	$1,306	$—	$(29,172)	$(27,862)
Net loss	—	—	—	—	—	—	(4,056)	(4,056)
Other comprehensive loss	—	—	—	—	—	(12)	—	(12)
Share-based compensation	—	—	—	—	211	—	—	211
Shares issued for stock options exercised	—	—	1,079,591	1	213	—	—	214
Shares issued for stock warrants exercised	—	—	99,000	—	30	—	—	30
Balance as of March 31, 2021	58,554,536	$45,932	5,232,080	$5	1,760	$(12)	$(33,228)	$(31,475)
Net loss	—	$—	—	$—	$—	$—	$(56,333)	$(56,333)
Other comprehensive loss	—	—	—	—	—	(2)	—	(2)
Share-based compensation	—	—	—	—	353	—	—	353
Shares issued for stock options exercised	—	—	74,847	—	17	—	—	17
Balance as of June 30, 2021	58,554,536	$45,932	5,306,927	$5	2,130	$(14)	$(89,561)	$(87,440)
Net loss	—	$—	—	$—	—	$—	$(28,276)	$(28,276)
Other comprehensive loss	—	—	—	—	—	(50)	—	(50)
Share-based compensation	—	—	—	—	1,485	—	—	1,485
Shares issued for stock options exercised	—	—	646,731	1	123	—	—	124
Balance as of September 30, 2021	58,554,536	$45,932	5,953,658	$6	3,738	$(64)	$(117,837)	$(114,157)

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

Heliogen, Inc.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(88,665)	$(4,387)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	272	98
Share-based compensation	2,049	208
SAFE instrument remeasurement	62,993	—
Warrant remeasurement	2,604	1
Other non-cash operating activities	947	70
Changes in assets and liabilities:
Receivables	(94)	(40)
Interest receivable	(46)	—
Prepaid and other current assets	1,170	(47)
Other long-term assets	(3,864)	—
Trade payables	1,347	(130)
Accrued expenses and other current liabilities	1,921	66
Contract liabilities	1,660	—
Operating lease liabilities	(510)	—
Other long-term liabilities	69	(70)
Net cash used in operating activities	(18,147)	(4,231)
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(1,428)	(214)
Purchases of available-for-sale investments	(41,647)	—
Maturities of available-for-sale investments	4,300	—
Acquisition of HelioHeat, net of cash acquired	(1,684)	—
Net cash used in investing activities	(40,459)	(214)
FINANCING ACTIVITIES:
Proceeds from preferred shares, net of issuance costs of $59.3 thousand	—	10,242
Proceeds from SAFE instruments, net of issuance costs of $30.1 thousand	83,411	—
Proceeds from Paycheck Protection Program loan	—	411
Repayments on Paycheck Protection Program loan	(411)	—
Proceeds from exercise of stock options	355	22
Proceeds from exercise of common stock warrants	30	—
Other financing costs	(1,487)	—
Net cash provided by financing activities	81,898	10,675
INCREASE IN CASH AND CASH EQUIVALENTS	23,292	6,230
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	18,334	14,945
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF THE PERIOD	$41,626	$21,175

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

1. Organization and Operations

Background

Heliogen, Inc. and its subsidiaries (collectively, “Heliogen” or the “Company”), is a clean energy technology company focused on eliminating the need for fossil fuels. Unless otherwise indicated or the context requires otherwise, references in our Condensed Consolidated Financial Statements (“Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Heliogen.

Our activities are subject to significant risks and uncertainties, including failing to secure additional funding or contracts to operationalize our developing technology. We experienced net losses of $28.3 million and $1.7 million for the three months ended September 30, 2021 and 2020, respectively, and $88.7 million and $4.4 million for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, the Company had $40.1 million in cash and cash equivalents, and $36.9 million in highly liquid short-term investments, immaterial debt and an accumulated deficit of $117.8 million.

The Company believes that its available cash and available-for-sale investments as of September 30, 2021, including the proceeds obtained under the 2021 Simple Agreement for Future Equity (“SAFE”) transactions (the “SAFE Instruments”) received during the first half of 2021 will provide sufficient liquidity to fund research and development (“R&D”) and selling, general and administrative costs along with capital expenditure requirements for at least the next 12 months from the date of issuance of these Financial Statements.

COVID-19 Impact and Related Government Measures

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. During 2020 and into 2021, the Company’s operations were impacted by the stay-at-home orders imposed by various government agencies. Certain governmental measures continue to be in place, however, to date, we have not experienced significant disruptions to our activities. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, Consolidated Appropriations Act (“CAA”), and American Rescue Plan of 2021 (“ARP”)

On March 27, 2020, President Trump signed into law the CARES Act which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

The CARES Act also appropriated funds for the SBA Paycheck Protection Program (“PPP”) loans that are forgivable, in certain situations, to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. During 2020, we obtained a loan under this program of $0.4 million. We repaid the loan in its entirety on March 11, 2021, including accrued interest of $3 thousand.

We continue to examine the impact that the CARES Act may have on our business. However, as of the date of these Financial Statements, we do not expect the CARES Act will have a material impact on our financial condition, results of operations, or liquidity.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

1. Organization and Operations (cont.)

On December 29, 2020 the CAA was enacted in the United States providing numerous tax provisions, including changes to the tax treatment of expenses paid for with a PPP loan from non-deductible to deductible and introduced several additional potential credits and benefits for employers to consider including, but not limited to, the ability for employers who have previously obtained a PPP Loan to potentially also qualify for Employee Retention Credits (“ERC”), initially created as part of the CARES Act. In March 2021, the ARP was enacted to, amongst other things, extend and expand ERC benefits through December 31, 2021. We have evaluated the provisions of the CAA and ARP and, as of the date of these Financial Statement, do not expect the provisions of either will have a material impact on our financial condition, results of operations or liquidity.

2. Summary of Significant Accounting Policies

Basis of presentation

Basis of Presentation.    These Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in these interim financial statements. Accordingly, these Financial Statements should be read in conjunction with our annual financial statements as of and for the year ended December 31, 2020.

In our opinion, the Financial Statements have been prepared on the same basis as the annual financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation. Certain immaterial prior period amounts, specifically warrant remeasurement, has been reclassified to conform to current period presentation. The results of operations for the three and nine months ended September 30, 2021, are not necessarily indicative of the results of operations to be expected for the full year ended December 31, 2021. All dollar amounts (other than per share amounts) in the following disclosures are in thousands of United States dollars, unless otherwise indicated.

Investments in Available-for-Sale Securities

Management classifies investments in fixed maturity securities at the acquisition date and reevaluates the classification at each balance sheet date. Held-to-maturity investments are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity. Trading investments are securities acquired with the intent to sell in the near term and are carried at fair value with changes in fair value reported in earnings. All other fixed maturity securities are classified as available-for-sale and are carried at fair value with net unrealized gains or losses related to non-credit factors reported as a component of accumulated other comprehensive loss. As of September 30, 2021, all investments in fixed maturities were classified as available-for-sale. The difference between the original cost and maturity value of a fixed maturity security is amortized to earnings using the interest method.

The Company reviews its available-for-sale securities portfolio for impairment and determines if impairment is related to credit loss or non-credit loss. In making the assessment of whether a loss is from credit or other factors, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

basis, a credit loss exists and an allowance is created, limited by the amount that the fair value is less than the amortized cost basis. Subsequent activity related to the credit loss component (e.g. write-offs, recoveries) is recognized as part of the allowance for credit losses on available-for-sale securities.

For the nine months ended September 30, 2021, no credit losses were recognized on available-for-sale securities.

Investment in Point Load Power, Inc. (“PLP”)

PLP is a variable interest entity in which we have a variable interest in the form of less than 50% equity ownership and has been winding down its operations since late 2020. We have concluded that we are not closely associated with PLP, and PLP’s other variable interest holders are not under our common control. Additionally, based on PLP’s purpose, design, and its contractual arrangements, substantially all PLP’s business activities do not involve, nor are they substantially conducted on behalf of us. Accordingly, we are not PLP’s primary beneficiary, and therefore have not consolidated PLP within our Condensed Financial Statements. The carrying value of our investment in PLP was zero as of September 30, 2021 and December 31, 2020 and we have no obligations to fund any of PLP’s remaining operations.

Correction of immaterial errors

Subsequent to issuing the Condensed Consolidated Financial Statements as of June 30, 2021 and March 31, 2021, management identified immaterial errors related to accrued payroll and revenue recognized for our Engineering & Design (“E&D”) services contract. These errors resulted in the overstatement of net losses reported for the three and six months ended June 30, 2021 and the three months ended March 31, 2021.

In our accrual of payroll at June 30, 2021 and March 31, 2021, we incorrectly over accrued payroll costs due to a miscalculation of days to be accrued resulting in an overstatement of accrued payroll and selling, general and administrative expense.

Additionally, in our analysis of costs incurred for our E&D services contract and determination of revenue to be recognized, we identified errors for the three and six months ended June 30, 2021, and three months ended March 31, 2021 due to incorrect identification and classification of costs. These errors resulted in an overstatement of contract liabilities with an understatement of revenues in addition to an understatement of cost of sales and overstatement of research and development expense.

We previously revised revenue recognition for the three months ended March 31, 2021 resulting in a reduction of revenue and cost of sales of $0.2 million with increases to contract liabilities and research and development expense. This amount is included in the revisions summarized below.

Based on evaluation of the errors, management has concluded that the prior period errors were immaterial to the previously issued financial statements. As such, management has elected to correct the identified, immaterial errors in the prior periods. In doing so, balances in these Condensed Consolidated Financial Statements have been adjusted to reflect the correction in the proper periods. Future financial statements that include prior periods will be corrected, as needed, when issued.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

The effects of correcting the immaterial errors in our previously filed Condensed Consolidated Financial Statements are as follows:

Condensed Consolidated Balance Sheets (amounts in thousands)
	As of June 30, 2021			As of March 31, 2021
	As Initially Reported	Adjustments	As Revised	As Initially Reported	Adjustments	As Revised
Total assets	$101,838	$—	$101,838	$92,229	$—	$92,229
Contract liabilities	1,944	(275)	1,669	2,439	75	2,514
Accrued expenses and other current liabilities(1)	2,663	(271)	2,392	997	(191)	806
Total current liabilities	6,466	(546)	5,920	4,019	(116)	3,903
Accumulated deficit	(90,107)	546	(89,561)	(33,344)	116	(33,228)
Total shareholders’ deficit	(87,986)	546	(87,440)	(31,591)	116	(31,475)
Total liabilities, convertible preferred stock, and shareholders’ deficit	$101,838	$—	$101,838	$92,229	$—	$92,229

____________

(1)     At June 30, 2021, accrued expenses and other payables and operating lease liabilities were combined and presented as accrued expenses and other current liabilities. Balances at March 31, 2021 have been conformed to the updated presentation.

Condensed Consolidated Statements of Operations and Comprehensive Loss (amounts in thousands, except per share amounts)
	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	As Initially Reported	Adjustments	As Revised	As Initially Reported	Adjustments	As Revised
Revenue	$687	$158	$845	$1,086	$275	$1,361
Cost of sales	687	158	845	1,086	275	$1,361
Gross profit	—	—	—	—	—	—

Selling, general and administrative	4,340	(80)	4,260	6,683	(271)	6,412
Research and development	2,823	(158)	2,665	4,548	(275)	4,273
Total operating expenses	7,163	(238)	6,925	11,231	(546)	10,685
Operating loss	$(7,163)	$238	$(6,925)	$(11,231)	$546	$(10,685)

Net loss	$(56,571)	$238	$(56,333)	$(60,935)	$546	$(60,389)
Total comprehensive loss	$(56,573)	$238	$(56,335)	$(60,949)	$546	$(60,403)

Loss per share – Basic	$(10.72)	$0.04	$(10.68)	$(12.03)	$0.11	$(11.92)
Loss per share – Diluted	$(10.72)	$0.04	$(10.68)	$(12.03)	$0.11	$(11.92)

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

	Three Months Ended March 31, 2021
	As Initially Reported	Adjustments	As Revised
Revenue	$591	$(75)	$516
Cost of sales	591	(75)	516
Gross profit	—	—	—

Selling, general and administrative	2,343	(191)	2,152
Research and development	1,533	75	1,608
Total operating expenses	3,876	(116)	3,760
Operating loss	$(3,876)	$116	$(3,760)

Net loss	$(4,172)	$116	$(4,056)
Total comprehensive loss	$(4,184)	$116	$(4,068)

Loss per share – Basic	$(0.86)	$0.02	$(0.84)
Loss per share – Diluted	$(0.86)	$0.02	$(0.84)

The adjustments summarized above and below reduced the increases to Accumulated Deficit and Total Shareholders’ Deficit presented in the Condensed Consolidated Statements of Convertible Preferred Stock and Shareholders’ Deficit for the three months ended June 30, 2021 and March 31, 2021 by $0.2 million and $0.1 million, respectively.

Condensed Consolidated Statements of Cash Flows (amounts in thousands)
	Six Months Ended June 30, 2021			Three Months Ended March 31, 2021
	As Initially Reported	Adjustments	As Revised	As Initially Reported	Adjustments	As Revised
Net loss	$(60,935)	$546	$(60,389)	$(4,172)	$116	$(4,056)
Changes in asset and liabilities:
Accrued expenses and other current liabilities(1)	1,384	(271)	1,113	418	(191)	227
Contract liabilities	1,944	(275)	1,669	2,439	75	2,514
Net cash used in operating activities	$(8,502)	$—	$(8,502)	$(625)	$—	$(625)

____________

(1)     At June 30, 2021, accrued expenses and other payables and operating lease liabilities were combined and presented as accrued expenses and other current liabilities. Balances at March 31, 2021 have been conformed to the updated presentation.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

Accounting standards

The following table provides a brief description of recent accounting standards updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that could have a material effect on our Financial Statements:

Standards adopted
Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

The standard simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities.

		January 2021	The adoption of ASU No. 2019-12 did not have a material impact on our Financial Statements.

Standards not yet adopted
Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
ASU No. 2020-06, Debt with Conversion and Other Options	This standard simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity	January 2022	We are currently evaluating ASU No. 2020-06 noting that we have not determined the full impact of adoption of ASU 2020-06 on our Financial Statements.
ASU No. 2021-04, Modification of equity-classified written call options

This standard requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant.

		January 2022	We are currently evaluating ASU No. 2021-04 noting that we have not determined the full impact of adoption of ASU 2021-04 on our Financial Statements.

3. Revenue from Contracts with Customers

Currently, we provide Engineering and Design (“E&D”) services under three contracts, including two contracts we assumed as part of the HelioHeat Acquisition. We may provide any combination of individual products and services within such capabilities depending upon the customer and market opportunity.

We recognize revenue over time using the incurred costs method for our E&D services, in which significant judgment is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress toward contract completion. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and estimable. For the nine months ending September 30, 2021, there were no cumulative effects of revisions to estimates related to net contract revenues or costs to complete contracts, as such, we did not recognize any impact to revenue during the periods presented.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

3. Revenue from Contracts with Customers (cont.)

Our contracts with customers may include multiple promised goods and services. In such cases, we identify performance obligations by evaluating whether the promised goods and services are capable of being distinct within the context of the contract at contract inception. Promised goods and services that are not distinct at contract inception are combined. Once we identify the performance obligations, we determine a transaction price based on contractual amounts and an estimate of variable consideration. We allocate the transaction price to each performance obligation based on the relative stand-alone selling price (“SSP”) maximizing the use of observable inputs. Judgment is exercised to determine the SSP of each distinct performance obligation.

Revenue recognized for the three and nine months ended September 30, 2021 was $2.2 million and $3.6 million, respectively, relating to E&D services contracts with non-governmental and government customers in Australia and Europe, including two contracts assumed as part of the HelioHeat Acquisition in the third quarter of 2021. Payment for services, which are generally collected within 30 days of billing, are denominated in U.S. dollars or Euros. Revenue recognized under the contracts relates solely to the performance obligations satisfied in 2021 with no revenue recognized from performance obligations satisfied in prior periods. We expect to recognize revenue on the remaining work under our contracts of approximately $3.9 million, including $2.5 million of revenue to be recognized by the end of 2021 and $1.4 million of revenue to be recognized through 2024 as part of the two contracts assumed as part of the HelioHeat Acquisition. We had a contract liability balance of $1.7 million as of September 30, 2021. Additionally, we had $0.1 million of unbilled receivables related to the contracts assumed as part of the HelioHeat Acquisition.

4. Convertible Instruments and Equity

Preferred Stock

As of September 30, 2021, we had authorized 60,274,078 shares of undesignated convertible preferred stock, $0.001 par value, of which 58,554,536 shares were issued and outstanding as of September 30, 2021 and December 31, 2020. Our Board of Directors (the “Board”) and existing common and preferred stockholders are authorized to determine the rights of each offering of preferred stock including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and the Company charter.

Our authorized and outstanding convertible preferred stock consists of the following tranches and carrying values as of September 30, 2021 and December 31, 2020 (amounts in thousands, except share amounts):
	Authorized Shares	Outstanding Shares	Carry Value
Series Seed	4,000,000	4,000,000	$100
Series Seed – 1	4,662,290	4,662,290	2,686
Series Seed – 2	8,484,214	8,311,455	5,740
Series Seed – 3	2,693,316	2,693,316	1,922
Series Seed – 4	941,868	941,868	750
Series A-1	18,610,884	18,610,884	9,887
Series A-2	20,881,506	19,334,723	24,847
Total outstanding preferred stock	60,274,078	58,554,536	$45,932

Conversion rights.    Each preferred share is convertible, at the holder’s option, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price, which is equal to the liquidation preference price described in the Liquidation preference paragraph below. The preferred shares will automatically convert into shares of Class A common stock at its then effective conversion rate immediately upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A common stock with gross proceeds to the Company of not less than $50.0 million at a per share price of not less than the price determined

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

4. Convertible Instruments and Equity (cont.)

by dividing $150.0 million by the number of Class A common shares outstanding immediately prior to closing an initial public offering (“IPO”) or upon the consent of a majority of each series of convertible preferred stock voting as a single class.

Liquidation preference.    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of, on a pari passu basis, Series Seed, Series Seed-1, Series Seed-2, Series Seed-3, Series Seed-4, Series A-1, and Series A-2 convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of the Special Stock (see below for a description of the terms of the Special Stock) and the common stock, $0.025, $0.57, $0.63, $0.69, $0.69, $0.53732, $1.29301 per share, respectively, plus any dividends declared but unpaid on such shares payable on a pari passu basis among the series. Thereafter, any remaining assets and funds of the Company will be (i) distributed ratably to the holders of Class A common stock and (ii) the holder of the Special Stock or Class B common stock shall be entitled to receive for each outstanding share of Special Stock or Class B common stock then held by it an amount equal to the par value of such share (provided, however, that the right to receive the payment called for herein may be waived by the holder of the Special Stock or Class B common stock). A liquidation event is deemed to include the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another person or entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company’s voting power. The preferred stockholders can waive this “deemed” liquidation preference by a majority vote. Since the occurrence of a deemed liquidation event is outside the control of the Company, the preferred stock is not considered permanent equity and is classified as mezzanine equity and carried at fair value, which is deemed to be the issuance proceeds received, less issuance costs, until such time as the occurrence of a deemed liquidation event or settlement of the preferred stock.

Voting rights.    The preferred stockholders are entitled to one vote for each share of Class A common stock into which such preferred stock can be converted. The preferred stock generally votes together with the Special Stock and the common stock and not as a separate class. The Company’s Amended and Restated Certificate of Incorporation include certain provisions which require a vote of at least a majority of preferred stockholders voting as a single class with respect to certain actions of the Board including: (1) effecting an amendment or waiver of any of the provisions of the Company’s certificate of incorporation or bylaws (including pursuant to a merger) if such action would adversely alter or change in any material respect the rights, preferences, privileges or restrictions of any outstanding series of preferred stock; (2) paying any dividends; (3) authorization, creation or issuance of any share of capital stock senior to, or on parity with such series of preferred stock with respect to any preferences, designations, privileges or powers; (4) increase the number of authorized shares of capital stock; (5) redeem, purchase or otherwise acquire any share or shares of preferred stock or Class A common stock (other than the repurchase of stock from employees, officers, directors or consultants of the Company in connection with the termination of their employment or services pursuant to agreements approved by the Board); (6) authorize any debt security in excess of $200.0 thousand; (7) effect a change in the size of the Board, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens, and (8) effect any action resulting in liquidation, dissolution winding up or any deemed liquidation as described above.

Dividends.    The holders of preferred stock are entitled to receive noncumulative dividends in an amount per share equal to 8% of the original issuance price per annum when, as, and if declared by the Board. No dividends will be paid to the Class A common stockholders until all dividends for such year have been paid to convertible preferred stockholders and if dividends are declared and paid to common stockholders they must also be declared and paid to preferred stockholders with at least the same terms.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

4. Convertible Instruments and Equity (cont.)

Common Stock

As of September 30, 2021 and December 31, 2020, we had 88,205,793 authorized shares of Class A common stock, $0.001 par value, of which 5,953,658 and 4,053,489 shares were issued and outstanding, respectively. Additionally, as of September 30, 2021 and December 31, 2020, we had 1,000 authorized shares of Class B common stock, of which no shares were outstanding.

We are authorized to issue Class A and Class B common stock and Special Stock. The Class A and Class B common stockholders are entitled to one vote for each share of Class A and Class B common stock held. The Class A and Class B common stock generally votes together with the Special Stock and the preferred stock and not as a separate class. The holder of the Special Stock is entitled to cast that number of votes equal to the greater of such holder’s actual votes or that number of votes equal to 80% of the voting power of all outstanding shares of capital stock of the Company in each vote of the stockholders of the Company or action by written consent of such stockholders held or taken for any purpose, including the election of directors.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and after payment to the holders of Preferred Stock of the amounts to which they are entitled prior and in preference to any distribution of any assets or surplus funds, any remaining assets and funds of the Company will be (i) distributed ratably among the holders of the Class A common stock; and (ii) the holder of the Special Stock or Class B common stock shall be entitled to receive for each outstanding share of Special Stock or Class B common stock then held by it an amount equal to the par value of such share (provided, however, that the right to receive the payment called for herein may be waived by the holder of the Special Stock or Class B common stock).

Since the inception of the Company, one share of Special Stock was held by Idealab Holdings, LLC (“Idealab Holdings”); however, as of December 31, 2020, the one share of Special Stock is no longer outstanding as it was converted, pursuant to the elective conversion feature, into Class A common stock. Once converted, the share of Special Stock cannot be reissued. No dividend shall be paid on the Class A common stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the preferred stock, and no dividends on the Class A common stock shall be paid unless the amount of such dividend on the Class A common stock is also paid on the preferred stock on an as-converted to Class A common stock basis. No dividend shall be paid on the Class B common stock or Special Stock in any year.

Warrants

We have warrants pursuant to which certain holders of Series-2 Preferred Stock have the ability to purchase an additional 172,759 shares of Series-2 Preferred Stock at $0.69 per share. Upon the closing of an IPO, these warrants convert to 189,395 shares of Class A common stock. The Company determined that the warrants are not legal form debt (i.e., no creditors’ rights) and allow for redemption based upon certain events that are outside of the control of the Company. Therefore, the warrants are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. As a result, the warrants are measured at fair value at each reporting period, with changes in fair value recorded within the Consolidated Statements of Operations and Comprehensive Loss.

As of September 30, 2021 and December 31, 2020, we had recorded a liability of $2.7 million and $46 thousand, respectively. The Company incurred losses on the warrant valuation of $0.3 million and $2.6 million for the three and nine months ended September 30, 2021, respectively. The losses are reported separately on the Condensed Consolidated Statements of Operations and Comprehensive Loss. The incurred losses on the warrant valuation for the three and nine months ended September 30, 2020 were immaterial.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

4. Convertible Instruments and Equity (cont.)

SAFE Instruments

In the first half of 2021, we entered into financing transactions with third-party investors in connection with a private round of funding to provide investors an opportunity to convert into common or preferred stock, upon defined triggering events. We received approximately $83.4 million in gross proceeds during the nine months ended September 30, 2021 from these transactions. The terms of the financing are reflected in an agreement referred to as a SAFE Instrument (or collectively, SAFE Instruments). The SAFE Instruments bear no interest and have no maturity date but do contain an automatic conversion date.

Conversion upon Equity Financing.    If there is an equity financing before the termination of the SAFE Instruments, which the agreements define as any transaction or series of transactions in which the Company issues preferred stock at a fixed valuation, with the purpose of raising capital, the SAFE Instruments will automatically convert into the greater of: (1) the number of shares of preferred stock equal to the purchase amount associated with the equity financing divided by the lowest price per share of the preferred stock issued as part of the equity financing; or (2) the number of shares of preferred stock issued upon conversion of the SAFE Instruments (“Series B Preferred Stock”) equal to the purchase amount associated with the equity financing divided by the price per share equal to the valuation cap of $750,000,000 divided by the fully diluted capitalization of the Company.

Conversion on Public Liquidity Event.    If there is a public liquidity event before the termination of the SAFE Instruments, which the agreements define as either a direct listing, an initial public offering, or a transaction with a Special Purpose Acquisition Company, the investors will automatically receive from the Company the number of shares of common stock equal to the SAFE purchase amount divided by a price per share calculated based on a valuation cap of the Company of $750,000,000 immediately prior to the public liquidity event.

Redemption/Conversion upon Change of Control.    If there is a change of control before the termination of the SAFE Instruments, subject to the liquidation priority below, the Company would pay the investors a portion of proceeds, defined in the agreements as cash and other assets (including without limitation stock consideration), immediately before or concurrent with the consummation of such change of control, equal to the greater of:

•        The purchase amount for the SAFE (the “Cash-Out Amount”); or

•        The amount payable on the number of shares of Common Stock equal to the SAFE purchase amount divided by the price per share calculated based on a valuation of the Company of $750,000,000 and the outstanding capitalization of the Company immediately prior to the change of control (the “Conversion Amount”).

Automatic Conversion.    Each SAFE Instrument shall be converted into Series B Preferred Stock at a conversion price equal to a valuation of $750,000,000 for the Company (the “Automatic Conversion Price”) on December 31, 2021, if no other conversion type is triggered prior thereto.

The Series B Preferred Stock will rank pari passu with the Company’s Series A-2 Preferred Stock and have the same rights, preferences, privileges and restrictions as the Series A-2 Preferred Stock; provided, however, that any rights, preferences, privileges or restrictions that are determined with reference to the purchase price of any series of equity securities of the Company then existing (for example, dividend rights, liquidation preferences, conversion prices and redemption prices) will be determined with reference to the Automatic Conversion Price. The number of shares of Series B Preferred Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing the purchase amount by the Automatic Conversion Price as described above.

Redemption upon Dissolution Event.    In the event of a dissolution, subject to the liquidation priority below, the Company would pay the investors a portion of proceeds equal to the Cash-Out Amount immediately before or concurrent with the dissolution process.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

4. Convertible Instruments and Equity (cont.)

Liquidation Priority.    In a change of control or dissolution, the SAFE Instruments are intended to operate like standard non-participating preferred stock. The investor’s right to receive its Cash-Out Amount is:

(i)     Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into capital stock);

(ii)    On par with payments for other SAFE Instruments and/or Preferred Stock, and if the applicable proceeds are insufficient to permit full payments to the investor and such other SAFE Instruments and/or Preferred Stock, the applicable proceeds will be distributed pro rata to the investor and such other SAFE Instruments and/or Preferred Stock in proportion to the full payments that would otherwise be due; and

(iii)   Senior to payments for Common Stock. The investor’s right to receive its Conversion Amount is (A) on par with payments for Common Stock and other SAFE Instruments and/or preferred stock who are also receiving Conversion Amounts or proceeds on a similar as-converted to common stock basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

The Company determined that the SAFE Instruments are not legal form debt (i.e., no creditors’ rights) and allow for redemption based upon certain events that are outside of the control of the Company. Therefore, the SAFE Instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. As a result, the SAFE Instruments are measured at fair value at each reporting period, with changes in fair value recorded within the Consolidated Statements of Operations and Comprehensive Loss. Increases to the liability and corresponding losses of $15.5 million and $63.0 million were recognized on remeasurement as of and for the three and nine months ended September 30, 2021, respectively.

5. Mergers and Acquisitions

Athena Merger and Business Combination

On July 6, 2021, Heliogen entered into a Business Combination Agreement (“BCA”) with Athena Technology Acquisition Corp. (“Athena”), a Special Purpose Acquisition Company (“SPAC”) and Athena’s wholly-owned subsidiary, HelioMax Merger Sub, Inc. (“HelioMax Merger Sub”), pursuant to which Heliogen will merge with HelioMax Merger Sub, with Heliogen being the surviving entity (the “Merger”). Immediately prior to the Merger, all shares of Heliogen’s Preferred Stock and outstanding warrants and SAFE Instruments will convert into Class A common stock of Heliogen and then be cancelled in exchange for Athena’s Class A common stock. After giving effect to the Merger and subsequent transactions outlined in the BCA (the “Business Combination), Athena will own, directly or indirectly, all of the issued and outstanding equity interests of Heliogen and its subsidiaries, and Athena will be renamed Heliogen (“New Heliogen”). Existing Heliogen equity holders will hold a majority of the common stock of New Heliogen following the Business Combination. Additionally following the Business Combination, Heliogen management will continue to serve in current roles and Heliogen will appoint six members of the seven-person post-Business Combination board of directors.

Pursuant to the Merger, the consideration to be received by Heliogen equity holders, including holders of Heliogen’s common stock on a fully-diluted and as-converted basis, including the number of shares of Heliogen’s common stock issuable upon conversion of Heliogen’s Preferred Stock, warrants and SAFE Instruments along with the number of shares of common stock subject to outstanding options or restricted shares, is $1.85 billion subject to adjustments outlined in the BCA whereby total consideration could be above or below $1.85 billion.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

5. Mergers and Acquisitions (cont.)

For the three and nine months ended September 30, 2021, $0.7 million and $1.9 million of direct and incremental transaction costs have been incurred, respectively, and reflected as other long-term assets with $369 thousand remaining unpaid. The Business Combination is a reverse acquisition where net cash proceeds received are viewed as a capital transaction for Heliogen. Upon consummation of the Business Combination, these costs will be reflected as a reduction to additional paid-in capital.

The closing of the Merger and completion of the Business Combination, and timing thereof, is subject to certain customary conditions, including the approval by Athena’s shareholders, and the effectiveness of Athena’s registration statement on Form S-4.

HelioHeat Acquisition

In August 2021, Heliogen entered into an agreement to acquire 100% of the equity interests of HelioHeat GmbH (“HelioHeat”), a private limited liability company in Germany, pursuant to a share purchase and transfer agreement (the “HelioHeat Agreement”) that closed on September 1, 2021 (the “HelioHeat Acquisition”). HelioHeat is engaged in the development, planning and construction of renewable energy systems and components, including a novel solar receiver. Heliogen acquired HelioHeat in order to own and use HelioHeat’s particle receiver technology in future commercial-scale facilities for our customers. Pursuant to the HelioHeat Agreement, at closing, cash consideration of approximately $1.0 million was paid to HelioHeat’s shareholders, $0.5 million was deposited in an escrow account that becomes payable to HelioHeat’s shareholders to the extent the funds are not used by Heliogen to offset certain future costs on HelioHeat’s active customer projects, and $0.2 million was used to repay certain of HelioHeat’s outstanding indebtedness. Additionally, pursuant to the HelioHeat Agreement, $3.0 million is payable to HelioHeat’s shareholders in future periods, of which $0.5 million is payable upon service conditions being met over a three-year period for retained employees and $2.5 million subject to earn-out provisions is payable if Heliogen uses and sells HelioHeat’s solar receiver technology in a commercial product, fully operational and tested, within five years of closing. As of September 30, 2021, HelioHeat did not meet the criteria under ASC 280 to be disclosed as a reportable segment.

The components of the preliminary fair value of consideration transferred are as follows:
Cash paid at closing(1)	$1,714
Contingent consideration	2,009
Settlement of pre-existing relationship	45
Total fair value of consideration transferred	$3,768

____________

(1)      Includes $0.5 million of cash paid to an escrow that becomes payable to the selling shareholders of HelioHeat to the extent the funds are not used to offset certain costs incurred for the assumed customer projects. The amount is being treated as consideration transferred as the release of the funds is likely to occur.

We accounted for the HelioHeat Acquisition using the acquisition method of accounting, which requires, among other things, that assets acquired at their fair values and liabilities assumed be recognized on the balance sheet as of the acquisition date. The purchase price allocation for the HelioHeat Acquisition is preliminary and has been allocated based on estimated fair values of the assets acquired and liabilities assumed at the acquisition date, pending the completion of our valuation procedures. We expect that, as we complete our valuation procedures, the preliminary purchase price allocation disclosed below may change. Further, we expect that intangible assets related to the acquired particle receiver technology will be recognized once fair value is determined.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

5. Mergers and Acquisitions (cont.)

The following table summarizes the preliminary purchase price allocation as of the acquisition date ($ in thousands):
Cash and cash equivalents	$30
Prepaid and other current assets	33
Property, plant and equipment, net	8
Goodwill	4,342
Total assets acquired	4,413
Trade payables	4
Accrued expenses and other current liabilities	73
Debt	41
Other liabilities(1)	527
Total liabilities assumed	645
Net assets acquired	$3,768

____________

(1)      Represents the fair value estimate for the assumed customer contracts calculated using the discounted net cash flows estimated to be incurred to satisfy the remaining performance obligation under each of the assumed customer contracts.

The preliminary purchase consideration allocation resulted in the recognition of $4.3 million in goodwill, of which none is expected to be tax deductible. Goodwill represents the value expected to be received from the synergies of integrating Helioheat’s operations with Heliogen operations to expand commercial opportunities.

The fair value of contingent consideration is approximately $2.0 million. We believe the payment of this consideration to be probable and have estimated its fair value as of the acquisition date using a probability-weighted discounted cash flow model utilizing estimated timing for the commissioning and required operational period of a commercial facility using the acquired particle receiver technology.

During the three months ended September 30, 2021, we incurred approximately $0.1 million of acquisition costs that were expensed as incurred.

During the three months ended September 30, 2021, we recognized revenues of $0.1 million and a net loss of $17 thousand related to HelioHeat’s operations. Pro forma financial information for HelioHeat has not been provided as it has been deemed impracticable to do so at this time. Management has not been able to, through the date of these financial statements, access sufficient prior year financial information for HelioHeat to perform requisite diligence needed to present such information.

6. Property, Plant and Equipment

The balance of property, plant and equipment, net is as follows ($ in thousands):
	September 30, 2021	December 31, 2020
Property, plant, and equipment, gross
Leasehold improvements	$667	$575
Computer equipment	553	149
Machinery, vehicles, and other equipment	824	60
Furniture and fixtures	211	10
Construction in progress	58	—
Total property, plant, and equipment, gross	2,313	794
Accumulated depreciation	(488)	(219)
Total property, plant, and equipment, net	$1,825	$575

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

7. Accrued expenses and other current liabilities

The following summarizes the balances of accrued expenses and other current liabilities ($ in thousands):
	September 30, 2021	December 31, 2020
Payroll and other employee benefits	$370	$155
Professional fees	1,181	108
Research and development costs	664	—
Operating lease liabilities, current portion	2,175	209
Other accrued expenses	352	53
Total accrued expenses and other current liabilities	$4,742	$525

8. Income Taxes

We calculate our quarterly tax provision pursuant to the guidelines in ASC 740 Income Taxes. ASC 740 requires companies to estimate the annual effective tax rate for current year ordinary income. In calculating the effective tax rate, permanent differences between financial reporting and taxable income are factored into the calculation, and temporary differences are not. The estimated annual effective tax rate represents the Company’s estimate of the tax provision in relation to the best estimate of pre-tax ordinary income or loss. The estimated annual effective tax rate is then applied to year-to-date ordinary income or loss to calculate the year-to-date interim tax provision.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, we recorded a full valuation allowance against the federal and state deferred tax assets for the nine months ended September 30, 2021 and the year ending December 31, 2020.

We recorded zero income tax expense (benefit) for the nine months ended September 30, 2021 and 2020, as there was a full valuation allowance on the deferred tax assets.

As of December 31, 2020, we had estimated federal NOL carryforwards of approximately $26.0 million, which begin to expire in 2033. As of December 31, 2020, we had estimated state NOL carryforwards of approximately $1.9 million, which begin to expire in 2033. Our ability to utilize our estimated NOLs and research tax credit carryforwards are subject to, among other things, our ability to generate future taxable income and an annual limitation based on changes in ownership, as defined by Section 382 and 383 of the Internal Revenue Code of 1986, as amended.

As of September 30, 2021, and December 31, 2020, we had unrecognized tax benefits for uncertain tax positions of $56 thousand. We do not anticipate that total unrecognized tax benefits will significantly change due to any settlements of audits or expirations of statutes of limitations over the next 12 months. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of September 30, 2021, and December 31, 2020 is zero, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

9. Share-based Compensation

Pursuant to the Heliogen, Inc. 2013 Stock Incentive Plan (the “2013 Plan”), the Company aims to incentivize employees, directors and consultants who render services to the Company by providing opportunities to purchase stock in the Company.

The Board administers the 2013 Plan, approves the individuals to whom options will be granted, determines the number of options to be granted and the term and exercise price of each option and the vesting pattern. Options granted pursuant to the terms of the 2013 Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying stock on the date of grant or 110% for incentive stock options issued to a ten percent or more stockholder of the Company. The term of the options granted under the 2013 Plan cannot be greater than ten years; five years for incentive stock options granted to a ten percent or more stockholder of the Company. Options granted generally vest twenty-five percent on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent three years. On December 21, 2020, the 2013 Plan was amended to increase the number of authorized shares to approximately 20.6 million shares.

ASC 718, Compensation — Stock Compensation, requires that the cost of equity-based service awards be measured based on the grant date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. We recognize stock-based compensation expense ratably over the vesting periods of options. We value our options using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. We use a simplified method to determine the life of the options. The expected volatility of the options granted was estimated using the historical volatility of the comparable publicly traded companies over the expected term of the options as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market.

Our total share-based compensation, including location within our Condensed Consolidated Statements of Operations and Comprehensive Loss, are as follows ($ in thousands):
	Three months ended September 30,		Nine months ended September 30,
Operating expense classification	2021	2020	2021	2020
Selling, general, and administrative	$1,346	$31	$1,729	$112
R&D	139	26	320	96
Total share-based compensation expense	$1,485	$57	$2,049	$208

During the three and nine months ended September 30, 2021, we granted, net of forfeitures, approximately 3 thousand and 3.5 million stock options with weighted average exercise prices of $22.00 and $1.22, respectively. Additionally, in November 2021, the Board approved the issuance of 5.0 million in common stock options to our Chief Executive Officer with an exercise price of $18.11 and the issuance of 2.2 million in restricted stock units to certain employees (collectively, the “November 2021 Awards”). The vesting for each of the November 2021 Awards begins upon consummation of the Athena Business Combination. As such, we have determined that a grant date has yet to occur.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

10. Losses Per Share

Basic and diluted losses per share (“EPS”) were as follows ($ in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator
Net loss	$(28,276)	$(1,667)	$(88,665)	$(4,387)
Denominator
Denominator for basic EPS – weighted-average shares	5,734,865	3,997,238	5,290,676	3,949,360
Effect of dilutive securities	—	—	—	—
Denominator for diluted EPS – weighted-average shares	5,734,865	3,997,238	5,290,676	3,949,360

EPS – Basic	$(4.93)	$(0.42)	$(16.76)	$(1.11)
EPS – Diluted	$(4.93)	$(0.42)	$(16.76)	$(1.11)

As of September 30, 2021 and 2020, 15,642,133 and 9,057,354 outstanding stock options, respectively, were excluded from the calculation of EPS, as their impact would be anti-dilutive. Additionally, as of September 30, 2021, 664,938 unvested options were exercised early and considered restricted stock, pursuant to early exercise agreements if applicable, which have been excluded from the calculation of EPS as their impact would be anti-dilutive.

As of September 30, 2021 and 2020, 172,759 outstanding preferred stock warrants were excluded from the calculation of EPS, as their impact, which would be equivalent to 189,395 shares of common stock, on an “as converted” basis, would be anti-dilutive. As of September 30, 2021 and September 30, 2020, 114,162 and 213,162, respectively, outstanding common stock warrants were excluded from the calculation of EPS, as their impact would be anti-dilutive.

As of September 30, 2021 and 2020, 60,121,015 outstanding convertible preferred shares were excluded from the calculation of EPS, as their impact, on an “as converted” basis, would be anti-dilutive.

11. Related Party Transactions

Idealab

The Chief Executive Officer of our Company also serves as the Chairman of Idealab.

Idealab, a minority owner of Heliogen’s outstanding voting stock through its wholly owned subsidiary, Idealab Holdings provides various services through service agreements which include leasing office space, accounting, human resources, legal, information technology, marketing, public relations, and certain other executive services. On occasion, Idealab may pay for certain expenses on our behalf, for which we reimburse Idealab. These expenses, include parking, postage, tax return preparation fees, patent fees, corporate filing fees, press release cost and are not considered related party. No such expenses were paid on our behalf nor reimbursements made for the three and nine months ended September 30, 2021. All expenses or amounts paid to Idealab pursuant to these agreements are reported within selling, general, and administrative in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

11. Related Party Transactions (cont.)

The amounts charged to us or reimbursed by us under these agreements were as follows ($ in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Administrative services provided by Idealab	$314	$141	$1,066	$403
Reimbursement to Idealab for expenses incurred	—	86	—	233
Total Idealab transactions	$314	$227	$1,066	$636

In May 2021, Heliogen sub-leased a portion of its office space in Pasadena, CA to Idealab for a term of seven years. Refer to Note 12– Commitments and Contingencies for further discussion of our new Pasadena, CA office space lease. The sub-lease has an initial annual base rent of approximately $150,000 and contains a 3% per annum escalation clause. The sub-lease is subject to termination by either party upon six months prior written notice. Concurrently with the parties’ entering into the sub-lease agreement, Idealab and Heliogen also entered into certain property management and shared facilities staffing agreements, which provide that Heliogen pays Idealab approximately $3,000 per month for building management services and approximately $13,000 per month for shared facilities staff and services (with proportional reimbursement of salaries). Such agreements are subject to termination right by either party with 90 days’ prior written notice. For the three and nine months ended September 30, 2021 we recognized $45 thousand and $60 thousand, respectively, in rental revenue reported within other income (expense), net in our Condensed Consolidated Statements of Operations and Comprehensive Loss.

NeoTribe Ventures I, LP, Nant Capital, LLC, and Prime Movers Lab Fund 1, LP

As of September 30, 2021 each entity has an ownership percentage greater than 10% and representation through positions on the Board. Other than compensation for services provided on the Board through stock option grants, there are no other material transactions with any of these entities.

12. Commitments and Contingencies

Commitments

Pasadena, CA Lease.    On May 23, 2021, we executed a seven-year lease for office space in Pasadena, California (the “Pasadena Office Lease”) and includes a termination option under which the Company can terminate the lease for any reason and at no cost, with proper notice, at any time effective on or after May 31, 2026. The lease is classified as an operating lease and resulted in the recognition of $4.6 million of right-of-use assets and $4.7 million of operating lease liabilities in our Condensed Consolidated Balance Sheet. As of September 30, 2021, our future minimum lease payments for the Pasadena Office Lease were $0.2 million for the remainder of 2021; $0.9 million for 2022; $0.9 million for 2023; $0.9 million for 2024; $1.0 million for 2025; and $2.4 million thereafter with imputed interest of approximately $1.9 million based on a discount rate of 6.5%. The remaining lease term is approximately 6.7 years.

A portion of the office space subject to the Pasadena Office Lease is being subleased to Idealab. Refer to Note 11 — Related Party Transactions for further discussion of the Idealab sublease.

Long Beach Lease.    Effective July 27, 2021, we executed a five-year lease for manufacturing space in Long Beach, California (the “Long Beach Lease”) and includes an option for the Company to renew for an additional five years, which we anticipate utilizing. The lease will be classified as an operating lease and is expected to result in the recognition of approximately $12.1 million of right-of-use assets and $12.1 million of operating lease liabilities in our Condensed Consolidated Balance Sheet. In connection with the execution of the Long Beach Lease, the Company issued an unconditional and irrevocable $1.5 million letter of credit payable to the lessor, which may be reduced after three years to $1.0 million if certain conditions are met. As of September 30, 2021, our future minimum lease

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

12. Commitments and Contingencies (cont.)

payments for the Long Beach Office Lease were $0.4 million for the remainder of 2021; $1.6 million for 2022; $1.6 million for 2023; $1.7 million for 2024; $1.8 million for 2025; and $10.3 million thereafter with imputed interest of approximately $5.3 million based on a discount rate of 7.0%. The remaining lease term is approximately 10.0 years.

As security for Heliogen’s faithful performance of its obligations under the Long Beach Lease noted above, a commercial bank issued an unconditional and irrevocable standby letter of credit on behalf of the Company for $1.5 million. The standby letter of credit is valid until cancelled or matured. The terms of the letter of credit are automatically extended for a term of one year at a time unless 60 days prior to the then current expiration date, the commercial bank sends the Company a notice that the letter of credit will not be extended. The Company intends to renew the standby letter of credit through the initial lease term at which point this standby letter of credit will not be extended beyond November 30, 2026. No amounts have been drawn under the standby letter of credit.

Contingencies

We are involved in various claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims, and other miscellaneous claims. We recognize a liability when we believe the loss is probable and reasonably estimable. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material effect on our Financial Statements as of and for the nine months ended September 30, 2021. As of September 30, 2021, there were no accruals recorded in the Financial Statements for loss contingencies.

In August 2021, the Company reached settlement with a former employee related to certain matters. The settlement included a cash payment of $0.1 million and a modification, as defined under U.S. GAAP, to the former employee’s stock options resulting in additional stock-based compensation expense of $1.1 million.

13. Fair Value Instruments

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories:

Level 1 — Fair value is based on quoted prices for identical instruments in active markets

Level 2 — Fair value is based on quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

Level 3 — Fair value is based on valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

The Company’s assets and liabilities measured at fair value are summarized in the following table by fair value measurement level ($ in thousands):
Description	Level	September 30, 2021
Assets:
Investments	1	$36,869
Liabilities:
SAFE Instruments	3	$146,405
Warrants(1)	3	$2,650

____________

(1)      As of December 31, 2020, we had recognized a liability of $46 thousand for warrants.

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

13. Fair Value Instruments (cont.)

The following table summarizes the reconciliation of our level 3 fair value measurements ($ in millions):
Instrument(1)	January 1, 2021	Issuances(2)	Losses	September 30, 2021
SAFE Instruments	$—	$83.4	$63.0	$146.4

____________

(1)      The Company did not issue, sell, or otherwise transfer any warrants during the nine months ended September 30, 2021.

(2)      Net of issuance costs.

The fair value of the SAFE Instruments and warrants were estimated using a Black-Scholes option pricing model. For the purposes of estimating the fair value of the SAFE Instruments and warrants at September 30, 2021, management evaluated two potential outcomes: a SPAC Exit scenario (“SPAC Scenario”) and stay private scenario (“Private Scenario”). Our consideration of these options considered the advanced state of discussions with Athena as of September 30, 2021. The table below summarizes key inputs used in the valuation for the SAFE Instruments as of September 30, 2021:
	SPAC Scenario	Private Scenario
Scenario probability weighting	85%	15%
Expected term (in years)	0.6	2.1
Expected volatility	55.0%	20.0%
Risk-free interest rate	0.1%	0.3%
Dividend yield	—	—

The table below summarizes key inputs used in the valuation for the warrants as of September 30, 2021:
	SPAC Scenario	Private Scenario
Scenario probability weighting	85%	15%
Expected term (in years)	0.6	2.1
Expected volatility	55.0%	102.5%
Risk-free interest rate	0.1%	0.3%
Dividend yield	—	—

The losses recognized for the changes in the fair value of the SAFE Instruments and warrants and reported separately in our Condensed Consolidated Statements of Operations and Comprehensive Loss are as follows ($ in thousands):
	Three months ended September 30, 2021	Nine months ended September 30, 2021
SAFE Instruments	$(15,533)	$(62,993)
Warrants	(322)	(2,604)
Total losses on remeasurement	$(15,855)	$(65,597)

Heliogen, Inc.
Notes to the Condensed Consolidated Financial Statements
(unaudited)

14. Investments

Investments in fixed maturity securities as of September 30, 2021 are classified as available-for-sale, with original maturities of ninety-one to 365 days, and are shown below ($ in thousands):
Investment type	Amortized Cost	Unrealized (Losses) Gains	Fair Value
Corporate bonds(1)	$31,577	$(8)	$31,569
Commercial paper	5,299	1	5,300
Total	$36,876	$(7)	$36,869

____________

(1)     Classified as available-for-sale with original maturities of ninety-one to 365 days on the Balance Sheets as of September 30, 2021.

There were no credit losses recognized for the three or nine month period ended September 30, 2021 and no allowance for credit losses as of September 30, 2021. There were no realized gains or losses on investments during the three or nine month period ended September 30, 2021.

15. Supplemental Cash Flow Information

Cash flows related to interest, leases, additional paid-in capital and capital expenditures included in property, plant and equipment were as follows ($ in thousands):
	Nine Months Ended September 30,
	2021	2020
Supplemental disclosures:
Cash paid for interest	$3	$—
Cash paid for amounts included in the measurement of operating lease liabilities	$483	$26
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$16,685	$601
Other financing costs incurred but not yet paid	$369	$—
Capitalization of property, plant and equipment incurred but not yet paid	$231	$14

Reconciliation of Cash, Cash Equivalents and Restricted Cash were as follows ($ in thousands):
	Nine Months Ended September 30,
	2021	2020
Supplemental disclosures:
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$40,126	$18,334
Restricted cash	1,500	—
Total cash, cash equivalents and restricted cash	$41,626	$18,334

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$45,727
Accounting fees and expenses	160,000
Legal fees and expenses	175,000
Miscellaneous	40,000
Total	$420,727

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain Athena IPO costs in consideration for 9,816,667 shares of Athena Class B common stock, par value $0.0001 (the “Founder Shares”). Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On May 3, 2021, the underwriters’ over-allotment option expired, not having been exercised, and accordingly, the 1,250,000 Founder Shares were forfeited. In connection with the Business Combination, the remaining 8,566,667 Founder Shares converted automatically, on a one-for-one basis, into a share of our Common Stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of Athena, Sponsor purchased an aggregate of 700,000 Private Placement Units at a price of $10.00 per Private Placement Units, for an aggregate purchase price of $7,000,000, in a private placement. Each Private Placement Unit consists of one share of Common Stock and one-third of one warrant (“Private Placement Warrants”). The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Subscription Agreements

Pursuant to the Subscription Agreements, we issued and sold to the PIPE Investors (substantially concurrently with the consummation of the Merger) an aggregate of 16,500,000 shares of Common Stock, for an aggregate purchase price of $165.0 million. The sale of the PIPE Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Schedule/ Form	File No.	Exhibit	Filing Date
2.1†	Business Combination Agreement, dated as of July 6, 2021, by and among Athena Technology Acquisition Corp., HelioMax Merger Sub, Inc. and Heliogen, Inc.	8-K	001-40209	2.1	July 7, 2021
3.1	Second Amended and Restated Certificate of Incorporation of Heliogen, Inc.	8-K	001-40209	3.1	January 6, 2022
3.2	Amended and Restated Bylaws of Heliogen, Inc.	8-K	001-40209	3.2	January 6, 2022
4.1	Specimen Common Stock Certificate of Heliogen, Inc.	8-K	001-40209	4.1	January 6, 2022
4.2*	Form of Warrant Certificate of Heliogen, Inc.
4.3	Warrant Agreement, dated March 16, 2021, by and between Athena Technology Acquisition Corp. and Continental Stock Transfer & Trust Company.	8-K	001-40209	4.1	March 22, 2021
5.1*	Opinion of Cooley LLP
10.1	Form of Subscription Agreement.	8-K	001-40209	10.3	July 7, 2021
10.2	Amended and Restated Securities Subscription Agreement, dated December 28, 2020, by and between Athena Technology Acquisition Corp. and Athena Technology Sponsor LLC.	S-1	333-252812	10.7	February 5, 2021
10.3	Sponsor Support Agreement, dated July 6, 2021, by and among Athena Technology Acquisition Corp., Heliogen, Inc. and Athena Technology Sponsor LLC.	8-K	001-40209	10.1	July 7, 2021
10.4	Stockholder Support Agreement, dated July 6, 2021, by and among Athena Technology Acquisition Corp. and certain stockholders of Heliogen, Inc.	8-K	001-40209	10.2	July 7, 2021
10.5	Registration Rights and Lock-Up Agreement.	8-K	001-40209	10.5	January 6, 2022
10.6#	Form of Indemnification Agreement of Heliogen, Inc.	8-K	001-40209	10.6	January 6, 2022
10.7#	2013 Equity Incentive Plan.	S-4	333-258606	99.2	August 9, 2021
10.8#	2021 Equity Incentive Plan.	8-K	001-40209	10.8	January 6, 2022
10.9	2021 Employee Stock Purchase Plan.	8-K	001-40209	10.9	January 6, 2022
10.10#	Form of Stock Option Grant Package under 2021 Equity Incentive Plan.	8-K	001-40209	10.10	January 6, 2022
10.11#	Form of RSU Grant Package under 2021 Equity Incentive Plan.	8-K	001-40209	10.11	January 6, 2022
10.12	Letter Agreement, dated March 16, 2021, by and among Athena Technology Acquisition Corp., Athena Technology Sponsor LLC and its officers and directors.	8-K	001-40209	10.1	March 22, 2021
10.13*	Amendment to the letter Agreement, dated March 16, 2021, by and among Athena Technology Acquisition Corp., Athena Technology Sponsor LLC and its officers and directors.
10.14	Investment Management Trust Agreement, dated March 16, 2021, by and between Athena Technology Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee.	8-K	001-40209	10.2	March 22, 2021

Exhibit Number	Description	Incorporated by Reference
		Schedule/ Form	File No.	Exhibit	Filing Date
10.15	Registration Rights Agreement, dated March 16, 2021, by and among Athena Technology Acquisition Corp. and Athena Technology Sponsor LLC.	8-K	001-40209	10.3	March 22, 2021
10.16	Amendment to Registration Rights Agreement, dated March 16, 2021, by and among Athena Technology Acquisition Corp. and Athena Technology Sponsor LLC.	8-K	001-40209	10.15	January 6, 2022
10.17	Private Placement Units Purchase Agreement, dated March 16, 2021, by and among Athena Technology Acquisition Corp. and Athena Technology Sponsor LLC.	8-K	001-40209	10.5	March 22, 2021
10.18	Offer Letter, dated January 13, 2021, by and between Heliogen, Inc. and Tom Doyle.	8-K	001-40209	10.17	January 6, 2022
10.19	Promissory Note issued to Athena Technology Sponsor LLC, dated December 8, 2020, from Athena Technology Acquisition Corp.	S-1	333-252812	10.6	February 5, 2021
10.20	Administrative Support Agreement, dated March 16, 2021, by and between Athena Technology Acquisition Corp. and Athena Technology Sponsor LLC.	8-K	001-40209	10.4	March 22, 2021
16.1	Letter from Marcum LLP.	8-K	001-40209	4.2	January 6, 2022
21.1	List of Subsidiaries.	8-K	001-40209	4.2	January 6, 2022
23.1*	Consent of Marcum LLP, independent registered public accounting firm.
23.2*	Consent of BDO USA, LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on signature page).
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

*        Filed herewith.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#        Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on January 24, 2022.

HELIOGEN, INC.
/s/ Bill Gross
Name:	Bill Gross
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bill Gross and Christiana Obiaya, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Bill Gross	Chief Executive Officer, Chairman	January 24, 2022
Bill Gross	(Principal Executive Officer)
/s/ Christiana Obiaya	Chief Financial Officer	January 24, 2022
Christiana Obiaya	(Principal Financial and Accounting Officer)
/s/ Phyllis W. Newhouse	Director	January 24, 2022
Phyllis W. Newhouse
/s/ Robert Kavner	Director	January 24, 2022
Robert Kavner
/s/ Julie M. Kane	Director	January 24, 2022
Julie M. Kane
/s/ David Crane	Director	January 24, 2022
David Crane
/s/ Stacey Abrams	Director	January 24, 2022
Stacey Abrams
/s/ Suntharesan Padmanathan	Director	January 24, 2022
Suntharesan Padmanathan